Form 10-K405, Exhibit 13
period 1996-12-31
TRICORD SYSTEMS INC /DE/
filed 1997-03-31
CIK 837166

HISTORICAL FINANCIAL SUMMARY

SELECTED FINANCIAL DATA:
The following table presents information regarding the financial condition and results of operations of the Company for the past five years. The data as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996 should be read in conjunction with the consolidated financial statements and notes included elsewhere in this annual report.

                                              FOR THE YEARS ENDED DECEMBER 31,
SUMMARY OF OPERATIONS:                   --------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)  1996(a)   1995(b)  1994    1993    1992
-------------------------------------------------------------------------------

Revenues                               $51,269   60,181  81,121  80,024  33,435
Cost of goods sold                      35,416   60,483  50,862  50,405  21,898
                                       -------   ------  ------  ------  ------
                                        15,853     (302) 30,259  29,619  11,537
                                       -------   ------  ------  ------  ------
Research and development                 7,264    8,621   7,291   5,031   3,551
Sales and marketing                     18,395   21,897  18,456  13,194   7,446
General and administrative               5,578    6,333   3,692   2,360   2,960
Other (income) expense, net               (180)      --  (1,017)   (463)    873
                                       -------   ------  ------  ------  ------
                                        31,057   36,851  28,422  20,122  14,830
                                       -------   ------  ------  ------  ------
Income (loss) before income taxes      (15,204) (37,153)  1,837   9,497  (3,293)
Provision for income taxes                 --       --     (125)   (498)    --
                                       -------   ------  ------  ------  ------
Net income (loss)                     $(15,204) (37,153)  1,712   8,999  (3,293)
                                       -------   ------  ------  ------  ------
                                       -------   ------  ------  ------  ------
Net income (loss) per share           $  (1.14)   (2.81)   0.13    0.71   (2.64)
                                       -------   ------  ------  ------  ------
                                       -------   ------  ------  ------  ------

(a) Includes credits of $1,848, or $.14 per share, for the final adjustments to the charges established in 1995 related to the disposal and write-down of obsolete and excess inventory, an increase in the allowance for doubtful accounts and severance. Also includes a charge of $1,700, or $.13 per share, for an increase in the allowance for doubtful accounts relating to the Chapter 11 bankruptcy filing by a large reseller.

(b) Includes charges totaling $18,696, or $1.42 per share, for the disposal and write-down of obsolete inventory primarily due to changes in the Company's business outlook and strategy, an increase in the allowance for doubtful accounts and severance.


                                                       DECEMBER 31,
                                       ----------------------------------------
FINANCIAL POSITION (IN THOUSANDS):     1996    1995     1994      1993   1992
-------------------------------------------------------------------------------
Working capital                       $8,140  20,020   51,872    56,556   7,815
Total assets                          21,938  40,167   77,144    81,393  29,921
Long-term debt                            --      --       --        51   2,646
Mandatory redeemable convertible
  preferred stock                         --      --       --       --   29,489
Stockholders' equity (deficiency)    $14,175  28,754    64,454   63,840 (21,488)

                                                     DECEMBER 31,
                                     ------------------------------------------
GENERAL DATA AND RATIOS:                            1996     1995      1994
-------------------------------------------------------------------------------
Current ratio                                       2.0:1    2.8:1      5.7:1
Common shares outstanding (in thousands)           13,407   13,273     13,005
Book value per share                                 1.06     2.17       5.07
Number of employees                                   156      211        261
Average revenue per employee (in thousands)       $   291      290        336
Average sales price per system (in thousands)     $    58       53         51

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

The Company has historically been engaged in the business of designing, manufacturing, marketing and supporting high-performance enterprise servers for use in mission critical applications principally running on Microsoft Windows NT and Novell NetWare. The Company's enterprise servers are characterized by an open system design emphasizing system management, high availability, high performance and scalability.

In the second quarter of 1995, the Company engaged in an extensive analysis and evaluation of the Company's business, including its marketing, operations, assets and product lines, with emphasis on performance, strategies and focus.
As a result of this analysis, the Company decided to discontinue its low-end DS1700 and DS2700 product lines and to focus on the enterprise server market.
As a result of this decision to focus on the enterprise server market and the change in production methodology from build to inventory to build to order, the Company took a charge of $18,066,000, or $1.37 per share, in the second quarter of 1995. Of this charge, $14,488,000 was associated with the disposal and write-down of obsolete and excess inventory primarily due to the changes in the Company's business outlook for 1995, the discontinuance of the low-end DS1700 and DS2700 product lines and a reduction in the number of network operating systems the Company would support within the enterprise server product lines. The remaining components of the second quarter charge included: $1,925,000, consisting primarily of the write-off of assets relating to the development of the DS1700 and DS2700 product lines and loaners and demonstration equipment used to support operating systems other than Novell NetWare and Microsoft Windows NT; $750,000, consisting of severance costs resulting from a reduction in work force; and $903,000, consisting of an increase in the allowance for doubtful accounts, primarily due to problems with a receivable balance from a reseller in Mexico. The breakdown of the $18,066,000 charge by line item in the statement of operations for 1995 was as follows: cost of sales - $14,761,000; research and development - $857,000; sales and marketing - $1,420,000; and general and administrative - $1,028,000. An additional $630,000 charge for salary and benefits was also taken in the second quarter of 1995 related to the employment separation of the Company's former President and Chief Executive Officer. In 1995 and 1996, the Company disposed of approximately $6,917,000 and $2,486,000, respectively, of excess and obsolete inventory related to the second quarter 1995 charge.

In the third quarter of 1996, the Company took a charge of $1,700,000, or $0.13 cents per share, by increasing its allowance for doubtful accounts due to the October 1996 Chapter 11 bankruptcy filing of Memorex Telex Corporation ("Memorex Telex"), one of its major OEM customers. This charge represented the entire outstanding balance due from Memorex Telex as of September 30, 1996. The Company determined that the full amount of the outstanding balance should be charged to operations because of the significant obligations owed by Memorex Telex to secured creditors and the fact that the Company was an unsecured creditor. In addition, payments made by a Chapter 11 filer to a creditor such as the Company during a certain period prior to such filing may be required to be returned if such payments are determined to be a "preference." The Company has been informed that the trustee in bankruptcy for Memorex
Telex may take action to seek return of payments totaling up to approximately $1,300,000. Although the Company intends to contest any such action, the Company does not know what effect, if any, the possible return of certain payments made to the Company by Memorex Telex will have on the Company's future operations, cash flows and financial condition. Given the early stage of this matter and considering that no claim has been made, no provision has been made for this matter as of December 31, 1996.

In the fourth quarter of 1996, the Company completed its analysis of the remaining reserves related to the second quarter 1995 charge. As a result of this analysis, the Company reversed reserves totaling $1,848,000, or $0.14 per share, consisting of $1,173,000 related to inventory reserves, $366,000 related to the accounts receivable allowance and $309,000 related to severance and purchase orders. The breakdown of the $1,848,000 credit by line item in the statement of operations for 1996 is as follows: cost of sales - $(1,360,000); research and development - $10,000; sales and marketing - $(130,000); and general and administrative - $(368,000). The Company has approximately $1,245,000 of remaining inventory reserves at December 31, 1996 related to the second quarter 1995 charge, principally related to inventory at the Company's Japanese subsidiary and inventory of its discontinued low-end DS product. The Company estimates any recovery on the remaining inventory reserves related to the second quarter 1995 charge will not be significant. As of December 31, 1996, the Company has approximately $7,330,000 of total inventory reserves, which it believes adequately provides for excess and obsolete inventory, loaner inventory, spares and consigned spares inventory and warranty returns inventory.

In February 1997, the Company announced that its effort to explore strategic alternatives, including the possibility of finding a strategic partner, to strengthen the Company's probability of success in the server market was not successful. The Company also announced that it would therefore not bring its next generation server to market because the costs associated with bringing future server products through final development to market exceeded the available resources of the Company. Instead, the Company will focus its resources on developing and marketing distributed data access and management products for the Windows NT environment that will incorporate the Company's distributed file system software technology and related input/output ("I/O") technology. I/O technology is a core competency of the Company and was one of the key differentiators of its enterprise server product line. Accordingly, specialization in distributed data access and management products represents a natural evolution for the Company and combines the Company's expertise in I/O technology with the distributed file system technology that the Company has been developing since its acquisition from Reliable Distributed Information Corporation ("RDI") in August 1996. This evolution in the Company's strategy necessitated a reduction in the Company's workforce, affecting approximately 90 employees. The Company intends to manufacture and sell its Pentium-based enterprise server product line through 1997, and will honor its warranty, service and support agreements. The Company does not expect any significant charges in 1997 as a result of this action.

RESULTS OF OPERATIONS

The following table sets forth the percentage increase (decrease) and the percentage of revenues represented by certain line items in the Consolidated Statements of Operations for the periods indicated:

INCREASE (DECREASE)
-------------------
 1996       1995                                        PERCENTAGE OF REVENUES
  to        to                                          ----------------------
 1995      1994                                         1996     1995    1994
--------------------                                    ----------------------
(14.8)%    (25.8) Revenues..............................100.0%   100.0   100.0
(41.4)      18.9  Cost of goods sold.................... 69.1    100.5    62.7
                                                        -----------------------
                    Gross margin........................ 30.9     (0.5)   37.3
                                                        -----------------------
                  Operating expenses:
(15.7)      18.2    Research and development............ 14.1     14.3     9.0
(16.0)      18.6    Sales and marketing................. 35.9     36.4    22.7
(11.9)      71.5    General and administrative.......... 10.9     10.5     4.6
                                                        -----------------------
                                                         60.9     61.2    36.3
                                                        -----------------------
                    Operating income (loss).............(30.0)   (61.7)    1.0
                  Other income, net.....................  0.3     --       1.3
                                                        -----------------------
                  Income (loss) before income taxes.....(29.7)   (61.7)    2.3
                  Provision for income taxes............  --      --       (.2)
                                                        -----------------------
                    Net income (loss)...................(29.7)%  (61.7)    2.1
                                                        -----------------------
                                                        -----------------------
REVENUES

During the last three years, the Company derived revenues primarily from the sale of enterprise servers and associated software products, disk drives, memory, expansion products and warranty service contracts. Revenues for 1996 decreased approximately 15% from 1995 compared to a decrease of 26% from 1994 to 1995. The decrease in product revenues from 1995 to 1996 related primarily to lower revenues from the Company's low-end product lines, the DS series and Model series servers. The DS series product line was discontinued in 1995 and the Model series servers were at the end of their life cycle in 1995. Revenues from the Company's high-end enterprise servers decreased approximately 1% in 1996 compared to 1995 and were $28,217,000 and $28,603,000 for 1996 and 1995, respectively. Revenues from associated spares, expansion products and service decreased approximately 5% in 1996 compared to 1995 from $20,938,000 for 1995 to $19,820,000 for 1996. The decrease in revenues with respect to channels of distribution occurred primarily in the OEM channel, specifically Memorex Telex. Revenues from Memorex Telex were negatively impacted by the Chapter 11 bankruptcy filing by Memorex Telex in October 1996.

The decrease in product revenues from 1994 to 1995 related primarily to lower revenues from low-end product lines, the delay in bringing the ES8000 to market, the Company's decision to focus on the enterprise server market and the change in production methodology from build to inventory to build to order. Also, in the fourth quarter of 1995, the Company experienced delays in the receipt of components and lower-than-expected production yields on assemblies used in the Company's new enterprise server product line, which resulted in delayed shipments into the first quarter of 1996. Backlog at the end of 1995 was $9,341,000 compared to $663,000 at the end of 1994, the increase resulted in large part from the change in production methodology and fourth quarter delays in parts receipts and production yields. The decrease in revenues from 1994 to 1995 with respect to channels of distribution occurred primarily in the international reseller channels, with the greatest impact in Japan. OEM sales to each of Memorex Telex and Sequent Computer Systems, Inc. ("Sequent") also declined significantly, but sales to Toshiba Corporation ("Toshiba") partially offset this decline.

Sales to Toshiba, which began purchasing the Company's products in 1995, were 14.9% of revenues in 1996 compared to 12.9% of revenues in 1995. Sales to Memorex Telex were 14.5% of revenues in 1996 compared to 15.7% of revenues in 1995 and 15.8% of revenues in 1994. Sequent accounted for 2.2% of the Company's revenues in 1996 compared to 3.4% of 1995 and 12.7% in 1994. Sales to Sequent were lower in 1996 and 1995 due to the termination of Sequent's OEM agreement at the end of 1994.

The Company currently anticipates that revenues will decrease significantly in 1997 as the Company shifts its strategy from sales of its enterprise servers and instead focuses its resources on developing its distributed data access and management products. The Company intends to manufacture its enterprise server product line through 1997 as long as there is sufficient customer demand and materials are available. In addition, the Company will sell spares and expansion products as long as materials are available. The Company does not anticipate any significant revenues in 1997 from the sale or license of its distributed data access and management products, which have yet to be fully developed. Actual 1997 revenues could materially differ from those expressed in the foregoing forward-looking statements, depending on a number of factors, including whether anticipated demand in 1997 for the Company's enterprise server products differs from the Company's expectations and the ability of the Company to purchase components to satisfy customer demand.


GROSS MARGIN

As a percent of revenues, gross margin increased to 30.9% in 1996 compared to (0.5)% of revenue in 1995 and 37.3% of revenue in 1994. The increase in gross margin percent from 1995 to 1996 and the decrease in gross margin from 1994 to 1995 was due primarily to the second quarter 1995 charge of $14,761,000 to cost of sales associated with the disposal and write-down of obsolete and excess inventory and severance costs relating to the reduction in workforce as described above. In addition, gross margin was favorably impacted in 1996 by the fourth quarter credit of $1,360,000 to cost of goods sold resulting from the adjustment of the remaining reserves from the second quarter 1995 charge. Gross margin, as a percent of revenue, increased to 28.3% in 1996, excluding the $1,360,000 fourth quarter credit, from 24.0% in 1995, excluding the $14,761,000 second quarter 1995 charge. This gross margin improvement from 1995 to 1996 was primarily due to a greater portion of sales of higher margin ES products sold in 1996 compared to

1995, which had significantly more sales of the Company's lower margin DS and Model series products. Excluding the second quarter 1995 charge, gross margin, as a percent of revenue, decreased to 24.0% for 1995 compared to 37.3% for 1994. The gross margin in 1995 also decreased as a result of the $1,200,000 product obsolescence reserve taken in the first quarter of 1995 for certain older product lines of the Company. Gross margins were also negatively impacted during 1995 and 1996 by decreased revenues, which lowered the amount over which fixed costs could be allocated.

Production planning for 1997 has been set at levels which the Company believes it can attain and recover remaining assets. The Company currently anticipates that gross margin will decline significantly in 1997 both in dollars and as a percent of revenue because of the significant anticipated decrease in revenues in 1997 (as discussed above) and the price reductions on the Company's enterprise server products announced by the Company in the first quarter of 1997. Actual 1997 gross margin results could materially differ from those expressed in the foregoing forward-looking statement, depending on a number of factors, including the achievement of the Company's 1997 anticipated revenue level and the ability of the Company to purchase quality components in order to satisfy customer demand.

RESEARCH AND DEVELOPMENT

During the last three years, expenses for research and development consisted primarily of personnel costs and depreciation on capital equipment used in the research and development process. Research and development expenses decreased to $7,264,000 in 1996 from $8,621,000 in 1995 and from $7,291,000 in 1994. The decrease from 1995 to 1996 was primarily due to the second quarter 1995 charge of $857,000 for the write-off of assets relating to the development of the low-end product lines, loaner equipment and severance. Excluding the second quarter 1995 charge, research and development expenses decreased 6.4% from 1995 to 1996 due to lower staffing levels and lower depreciation on research and development equipment, which was partially offset by higher consulting costs and research project expenses related to the development of the Company's next generation enterprise server.

The increase from 1994 to 1995 was due to increased spending for personnel costs and increased depreciation on capital equipment associated with the development of new products and enhancement of existing products. In addition, the 1995 increase in research and development expenses also included the second quarter 1995 charge of $857,000. Excluding the second quarter 1995 charge, research and development expenses increased 6.5% from 1994 to 1995.

In August 1996, the Company entered into an agreement to purchase certain assets of RDI for $385,000 and entered into non-compete agreements totaling $100,000 with two of the principals of RDI. The asset purchase price of $385,000 included payment of $185,000 at closing, payment of $50,000 in January 1997 and a contingent payment of $150,000 based on sales of product and continued employment with the Company of one of the principals of RDI. The non-compete agreements were paid in two installments, $50,000 at closing and $50,000 in January 1997. In addition, the Company issued 24,000 shares of unregistered and restricted stock. The restrictions with respect to these shares will not lapse until and unless both of the following occur:
the Company ships 150 units of product which incorporate the code based on the software acquired from RDI and two years elapse from the closing of the agreement. Given the unproven status of this technology at the acquisition date, the Company has included a $335,000 charge to research and development expense for 1996 for the non-contingent portions of the asset purchase and non-compete agreements. The technology purchased from RDI will be a significant part of the development of the Company's distributed data access and management products, which will be the focus of the Company's research and development efforts in 1997.

The Company currently anticipates that research and development costs will be a key expense during 1997 as the Company changes its focus from the development of a next generation enterprise server to the development of distributed data access and management products. The Company does not, however, anticipate that research and development costs in 1997 will reach historical levels. Actual 1997 research and development expenses could materially differ from those expressed in the foregoing forward-looking statements, depending on a number of factors, including the ability of the Company to achieve its business plan and obtain and commit the required resources to research and development and the ability to hire and train quality research and development team members as well as retain current research and development team members.

SALES AND MARKETING

During the last three years, sales and marketing expenses included compensation, sales commissions, travel, trade shows and marketing materials, and facility costs associated with domestic and international sales offices. Sales and marketing expenses decreased to $18,395,000 in 1996 from $21,897,000 in 1995 and from $18,456,000 in 1994. The decrease from 1995 to 1996 was partially due to the second quarter 1995 charge of $1,420,000 for the write-off of assets and severance costs, which was partially offset by costs related to the closing of several foreign subsidiaries, principally in Japan and Europe. In the third quarter of 1996, the Company decided to close its subsidiaries in Japan and Mexico and to consolidate its European sales offices. The Company included estimated costs of $658,000 for these actions in its results of operations for 1996. The Company is still in the process of closing and consolidating foreign subsidiaries, and it is possible that expenses in excess of amounts currently estimated may be incurred to complete this process.

The increase from 1994 to 1995 was due to the establishment of international distribution channels, increases in market research and promotion activities, regional sales offices and sales and agent commissions from direct sales. The increase in sales and marketing also included the second quarter 1995 charge of $1,420,000.

Sales and marketing expenses also decreased as a percentage of revenues to 35.9% in 1996 from 36.4% in 1995 and increased in 1995 from 22.7% in 1994. Excluding the second quarter charge of $1,420,000, sales and marketing expenses decreased 10.2% from 1995 to 1996, in line with the related revenue decrease.

The Company currently anticipates that sales and marketing expenses will decrease significantly in 1997 as the Company changes its focus from the sale of its enterprise servers to the development of distributed data access and management products. Actual 1997 sales and marketing expenses could materially differ from those expressed in the foregoing forward-looking statement, depending on a number of factors, including the ability of the Company to complete development and release commercially its distributed data access and management products in accordance with its currently anticipated timetable.

GENERAL AND ADMINISTRATIVE

General and administrative expenses decreased to $5,578,000 in 1996 from $6,333,000 in 1995. General and administrative expenses increased to $6,333,000 in 1995 from $3,692,000 in 1994. The decrease from 1995 to 1996 was due to the fourth quarter 1996 credit of $368,000 related to the final accounting of the second quarter 1995 charge of $1,028,000 and a $630,000 charge in 1995 for salary and benefits related to the employment separation of the former President and Chief Executive Officer of the Company. Offsetting these items was an increase to the allowance for doubtful accounts taken in the third quarter of 1996 related to the Chapter 11 bankruptcy filing of Memorex Telex.

The increase from 1994 to 1995 was primarily related to the second quarter 1995 charges of $1,028,000 and $630,000, as discussed above. In addition, a $250,000 charge was taken in the fourth quarter of 1995 related to anticipated costs associated with the eventual resolution or settlement of an outstanding securities class action matter (see Note 9 to the consolidated financial statements). Excluding these charges, general and administrative expenses increased 19.9% in 1995. The remaining increase from 1994 to 1995 was primarily due to increases in legal fees associated with the class action lawsuit and relocation expenses.

The Company currently anticipates that general and administrative expenses will decrease significantly in 1997 due to the February 1997 workforce reduction and the related support necessary for fewer team members.

INCOME TAXES

At December 31, 1996, for federal income tax purposes, the Company has domestic net operating loss carryforwards of approximately $42,000,000. The Company did not incur tax liabilities in 1996 and 1995 due to its net losses. The effective tax rate of 6.8% for 1994 reflects the utilization of tax loss carryforwards to offset domestic earnings.

LIQUIDITY AND CAPITAL RESOURCES

Since its formation, the Company has primarily financed its operations and capital equipment acquisitions through external sources of capital, including public and private sales of equity and debt securities, leasing arrangements and bank lines of credit. Cash used in operating activities was $4,774,000 in 1996. Cash was primarily used in 1996 to fund the Company's net loss, and was offset by a decrease in accounts receivable due to lower sales, stricter adherence to the Company's credit policies and additional resources applied to collection efforts, and a decrease in inventory due to lower sales and increased forecasting accuracy related to procurement. Cash used in operating activities was $58,000 in 1995. Cash was primarily used in 1995 to fund the Company's net loss, and was offset by a decrease in accounts receivable due to lower sales, stricter adherence to the Company's credit policies and additional resources applied to collection efforts, as well as the primarily non-cash nature of certain of the second quarter 1995 charges. Cash used in operating activities in 1994 was $1,354,000, primarily for a reduction in payables and an increase in inventory due to lower than planned revenues and the need to support the Company's expanding product lines at that time.

Cash used in investing activities in 1996 was $1,346,000 and in 1995 was $1,611,000, principally due to capital expenditures, which was partially offset by proceeds from the maturity of investments. Cash provided by investing activities in 1994 was $6,211,000, due to proceeds from the maturity of investments, which was partially offset by capital expenditures.

As of December 31, 1996, accounts receivable and inventory were $4,636,000 and $4,984,000, respectively, compared to $9,679,000 and $8,531,000, respectively, as of December 31, 1995. The average days sales outstanding ("DSO") at December 31, 1996 and 1995, were 32 and 47 days, respectively. The decrease in DSO at December 31, 1996 compared to 1995 was primarily due to continued strict adherence to the Company's credit policies and additional resources applied to collection efforts, and the inclusion of a full reserve for Memorex Telex as of December 31, 1996. The December 31, 1996 DSO, adjusted to include Memorex Telex, would have been 43 days. The Company turned inventory approximately 5.4 times in 1996 compared to 2.6 times in 1995, adjusted for the second quarter 1995 charge for the disposal and write-down of obsolete inventory.

Capital expenditures decreased slightly to $2,501,000 in 1996 from $2,819,000 in 1995. The Company currently anticipates capital expenditures of approximately $500,000 in 1997, which will be used primarily for research and development.
The Company has no significant commitments for the purchase of capital equipment.

As of December 31, 1996, the Company had approximately $5,711,000 in cash and cash equivalents. Because of the Company's announcement in February 1997 that it was discontinuing development of its next generation enterprise server and would sell its current line of enterprise servers only through 1997, the Company is currently evaluating its cash requirement needs. The revolving credit facility, as described in Note 10 to the consolidated financial statements, is based on eligible accounts receivable balances and therefore is not estimated to be available to the Company as 1997 progresses. If the Company's operations progress as currently anticipated, of which there can be no assurance, the Company believes that its existing cash and cash equivalents will be sufficient to fund its operations for the next twelve months. Actual cash requirements could materially differ from those expressed in the foregoing forward-looking statement, depending on a number of factors, including the ability of the Company to develop, test and release distributed data access and management products in accordance with its currently anticipated timetable, the development of the attached-storage market for Windows NT computing environments in the manner anticipated by the Company, the ability of the Company to achieve anticipated revenue levels from the continued sale of enterprise servers and related components through the end of 1997, and the ability of the Company to maintain its cost structure in accordance with its operating plan. Actual cash requirements could also be affected materially and adversely to the extent that the Company is required to return payments made by Memorex Telex to the Company prior to the Chapter
11 bankruptcy filing of Memorex Telex. The company will adjust its plans as necessary if it determines that additional cash will be required during 1997

The Company has also begun the process of seeking additional capital through a number of different sources, including sales of assets and technology and OEM or other strategic investments or alliances. There can be no assurance, however, that additional capital will be available on acceptable terms or at all.

NEW ACCOUNTING STANDARD

The Company plans to adopt the requirements of Statement of Financial Accounting Standards No. 128, "Earnings Per Share", in the fourth quarter of 1997. The Company does not believe that the adoption of this new accounting standard will have a significant impact on its financial statements.

REPORT OF MANAGEMENT



To the Stockholders and
Board of Directors of
Tricord Systems, Inc.:

The management of Tricord Systems, Inc. is responsible for the preparation, integrity and objectivity of the financial statements and all other financial information included in this annual report. Management believes that the financial statements have been prepared in accordance with generally accepted accounting principles, and that any amounts included herein which are based on estimates of the expected effects of events and transactions have been made with sound judgment and approved by qualified personnel.

Tricord maintains a system of internal controls to provide reasonable assurance that assets are safeguarded and that transactions and events are recorded properly. The system of internal controls is regularly reviewed, evaluated, and revised as necessary by management.

The financial statements in this report have been audited by the independent accounting firm of Coopers & Lybrand L.L.P. Their audits were conducted in accordance with generally accepted auditing standards and included an evaluation of our internal control system, as they considered necessary, to determine the extent of tests and audit procedures required for expressing an opinion on the Company's financial statements.

The Audit Committee of the Board of Directors is composed of Mr. Donald L. Lucas, Chairman, and Mr. Jeffrey O. Henley. The Audit Committee meets periodically with the independent auditors and management to review accounting, auditing, internal control and financial reporting matters. The external auditors have full and free access to the Audit Committee and its individual members at any time.





John J. Mitcham                      Gregory T. Barnum
President and Chief                  Sr. Vice President of Finance
Executive Officer                    and Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholders and
Board of Directors of
Tricord Systems, Inc.:

We have audited the accompanying consolidated balance sheets of Tricord Systems, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tricord Systems, Inc. as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in February 1997, the Company announced a change in its future business focus.




COOPERS & LYBRAND L.L.P
Minneapolis, Minnesota
February 18, 1997

                        TRICORD SYSTEMS, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS






                                        Year Ended December 31
                                        ---------------------------
(in thousands, except per share data)    1996       1995      1994
                                        --------  -------    ------
Revenues                                $ 51,269   60,181    81,121
Cost of goods sold                        35,416   60,483    50,862
                                        --------  -------    ------
         Gross margin                     15,853     (302)   30,259
                                        --------  -------    ------
Operating expenses:
      Research and development             7,264    8,621     7,291
      Sales and marketing                 18,395   21,897    18,456
      General and administrative           5,578    6,333     3,692
                                        --------  -------    ------
                                          31,237   36,851    29,439
                                        --------  -------    ------
         Operating income (loss)         (15,384) (37,153)      820
                                        --------  -------    ------
Other income (expense):
      Interest income                        387      654       794
      Interest expense                        (2)     (11)      (61)
      Other, net                            (205)    (643)      284
                                        --------  -------    ------
                                             180      --      1,017
                                        --------  -------    ------
Income (loss) before provision for
  income taxes                           (15,204) (37,153)    1,837
Provision for income taxes                  --       --        (125)
                                        --------  -------    ------
        Net income (loss)               $(15,204) (37,153)    1,712
                                        --------  -------    ------
                                        --------  -------    ------
        Net income (loss) per share     $  (1.14)   (2.81)     0.13
                                        --------  -------    ------
                                        --------  -------    ------
        Weighted average common and
          common equivalent shares
          outstanding                     13,357   13,212    13,593
                                        --------  -------    ------
                                        --------  -------    ------


The accompanying notes are an integral part of the consolidated financial statements.

                                TRICORD SYSTEMS, INC.
                              CONSOLIDATED  BALANCE SHEETS


                                                     At December 31,
                                                  ----------------------
(In thousands, except per share data)               1996          1995
                                                  ----------  ----------
ASSETS
Current assets:
    Cash and cash equivalents                      $  5,711    11,456
    Short-term investments                              --      1,000
    Accounts receivable, net                          4,636     9,679
    Inventories, net                                  4,984     8,531
    Other current assets                                572       767
                                                  ----------  ----------
       Total current assets                          15,903    31,433

Equipment and improvements, net                       5,717     8,054

Other assets                                            318       680
                                                  ----------  ----------
       Total Assets                                $ 21,938    40,167
                                                  ----------  ----------
                                                  ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                               $  2,897     6,126
    Accrued payroll, benefits and related taxes       1,275     1,486
    Deferred revenue                                  1,045     1,203
    Other accrued expenses                            2,546     2,598
                                                  ----------  ----------
       Total current liabilities                      7,763    11,413

Commitments and contingencies

Stockholders' equity:
    Common stock ,$.01 par value; 27,000 shares
      authorized, 13,407 and 13,273 shares
      outstanding                                       134       133
    Additional paid-in capital                       77,522    76,830
    Cumulative translation adjustments                 (256)     (188)
    Accumulated deficit                             (63,225)  (48,021)
                                                  ----------  ----------
         Total stockholders' equity                  14,175    28,754
                                                  ----------  ----------
         Total Liabilities and Stockholders'
           Equity                                   $21,938    40,167
                                                  ----------  ----------
                                                  ----------  ----------

The accompanying notes are an integral part of the consolidated financial statements.

                            TRICORD SYSTEMS, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)                                        Year Ended December 31,
                                                    --------------------------
                                                     1996       1995      1994
                                                    --------   -------    -----
Cash flows from operating activities:
     Net income (loss)                              $(15,204) (37,153)    1,712
     Adjustments to reconcile net income (loss) to
      net cash used in operating activities:
       Restructure and related charges (credits)      (1,848)   18,066      --
       Depreciation and amortization                   4,485     4,942    4,572
       Amortization of premium on investments            --         20      185
       Loss on disposal of equipment                     353       296      --
       Provision for losses on accounts receivable     2,028       618      382
       Provision for losses on inventories               994     1,454      677
       Other                                             250        27     (217)
       Changes in operating assets and liabilities:
         Accounts receivable                           3,381    13,098      617
         Inventories                                   3,726      (925)  (3,439)
         Other current assets                            195       101       68
         Accounts payable                             (3,229)     (597)  (6,870)
         Accrued payroll, benefits and related taxes     (68)     (703)     148
         Other accrued expenses                          163       698      811
                                                    --------   -------    -----
           Net cash used in operating activities      (4,774)      (58)  (1,354)
                                                    --------   -------    -----
Cash flows from investing activities:
     Purchase of short-term investments                  --          --  (3,983)
     Proceeds from maturity of investments             1,000      1,000  22,360
     Purchase of long-term investments                   --          --  (1,000)
     Capital expenditures                             (2,501)    (2,819)(11,188)
     Change in other assets                              155        201     (43)
     Other                                               --           7      65
                                                    --------    -------   -----
           Net cash provided by (used in)
             investing activities                     (1,346)    (1,611)  6,211
                                                    --------    -------   -----
Cash flows from financing activities:
     Proceeds from borrowings under revolving
       credit agreement                                  --         --    1,500
     Principal payments on notes payable                 --         --     (921)
     Principal payments on revolving credit agreement    --         --   (1,500)
     Principal payments on capital lease obligations     --        (50)     (94)
     Settlement of put warrants                          --       (656)      --
     Stock option transactions                           443       535      468
                                                    --------   -------    -----
           Net cash provided by (used in) financing
             activities                                  443      (171)    (547)
                                                    --------   -------    -----
Effect of exchange rate changes on cash                  (68)       55     (163)
                                                    --------   -------    -----
Net increase (decrease) in cash and cash equivalents  (5,745)   (1,785)   4,147
Cash and cash equivalents at beginning of year        11,456    13,241    9,094
                                                    --------   -------    -----
Cash and cash equivalents at end of year            $  5,711    11,456   13,241
                                                    --------   -------    -----
                                                    --------   -------    -----
The accompanying notes are an integral part of the consolidated financial statements.

                                  TRICORD SYSTEMS, INC.
                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



(In thousands, except shares)                            Common Stock
                                              ----------------------------------
                                                                      Additional      Cummulative                    Total
                                                              Par      Paid-In        Translation    Accumulated   Stockholders'
                                                Shares       Value     Capital        Adjustments      Deficit       Equity
                                              ----------     ------   -----------     -----------    -----------   -------------
Balances, December 31, 1993                   12,678,938     $  127        76,489           (196)       (12,580)      63,840

Stock options and warrants                       326,161          3           395             --             --          398
Issuance of put warrants                         --            --          (1,519)            --             --       (1,519)
Tax benefits associated with stock options       --            --              70             --             --           70
Foreign currency translation adjustments         --            --            --              (47)            --          (47)
Net income for the year                          --            --            --               --          1,712        1,712
                                              ----------     ------   -----------     -----------    -----------   -------------
Balances, December 31, 1994                   13,005,099        130       75,435            (243)        (10,868)     64,454

Stock options and employee
  stock purchase plan                            267,461          3          532              --             --          535
Settlement of put warrants                       --            --            863              --             --          863
Foreign currency translation adjustments         --            --            --               55             --           55
Net loss for the year                            --            --            --               --         (37,153)    (37,153)
                                              ----------     ------   -----------     -----------    -----------   -------------
Balances, December 31, 1995                   13,272,560        133       76,830            (188)        (48,021)     28,754

Stock options and employee
  stock purchase plan                            134,570          1          442              --             --          443
Warrant issued in settlement of class action
  matter                                         --            --            250               --            --          250
Foreign currency translation adjustments         --            --            --              (68)            --          (68)
Net loss for the year                            --            --            --               --         (15,204)    (15,204)
                                              ----------     ------   -----------     -----------    -----------   -------------
Balances, December 31, 1996                   13,407,130     $  134       77,522            (256)        (63,225)     14,175
                                              ----------     ------   -----------     -----------    -----------   -------------
                                              ----------     ------   -----------     -----------    -----------   -------------


The accompanying notes are an integral part of the consolidated financial statements.

                               TRICORD SYSTEMS, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS DESCRIPTION

Tricord Systems, Inc. (the "Company") has been engaged in the business of designing, manufacturing, marketing and supporting high-performance enterprise servers running on industry standard network systems, principally Microsoft Windows NT and Novell NetWare, for use in mission-critical applications. The Company's enterprise servers are sold, under the PowerFrame trade name, primarily to value added resellers and system integrators, original equipment manufacturers and international distributors in the computer industry. As discussed in Note 2, the Company has changed its business focus for 1997.


PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

The Company considers investments with original maturities of three months or less to be cash equivalents. Investments with original maturities in excess of three months are classified as investments and are carried at amortized cost as they are held to maturity. Cash and cash equivalents at December 31, 1996 are concentrated in money market accounts and in commercial paper.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using standard costs, which approximate costs determined using the first-in, first-out method. Appropriate consideration is given to deterioration, obsolescence and other factors in the evaluation of net realizable value.

EQUIPMENT AND IMPROVEMENTS

Equipment and improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful asset lives or lease terms of generally two to ten years. Expenditures for maintenance and repairs that do not improve or extend the life of the respective assets are expensed. The cost and related accumulated depreciation or amortization of assets sold or disposed of are removed from the accounts and the resulting gain or loss is included in the results of operations.

REVENUE RECOGNITION

Revenue on product sales is recognized upon shipment. The Company provides for estimated warranty costs in the period sales are recognized. Revenue under warranty service contracts is deferred and recognized on a straight-line basis over the contract period.

RESEARCH AND DEVELOPMENT

Expenditures for research and development are charged to expense as incurred. Software development costs are expensed as incurred. Such software development costs are required to be expensed until the point that technological feasibility and proven marketability of the product are established. Costs otherwise capitalizable after such point also are expensed because they are insignificant.

INCOME TAXES

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recorded based on differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. A valuation allowance is provided to reduce deferred tax assets to the amount expected to be realized.

NET INCOME (LOSS) PER SHARE

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding during each period. Common equivalent shares relate to common stock options and warrants unless their effect is antidilutive.

USE OF ESTIMATES

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant areas which require the use of management estimates relate to the determination of the allowances for obsolete inventories, uncollectible accounts receivables, accrued warranty costs and the assessment of any impairment of long-lived assets.


2. CHANGE IN BUSINESS FOCUS

In February 1997, the Company announced that its effort to find strategic alternatives, including the possibility of finding a strategic partner, to strengthen the Company's probability of success in the server market was not successful. The Company also announced that it would not bring its next generation server to market because the costs associated with bringing future server products through final development to market exceeded the available resources of the Company. Instead, the Company will focus its resources on developing and marketing distributed data access and management products for the Windows NT environment that will incorporate the Company's distributed file system software technology and related input/output ("I/O") technology. Specialization in distributed data access and management products represents a natural evolution for the Company and combines the Company's expertise in I/O technology with the distributed file system technology that the Company has been developing since its acquisition from Reliable Distributed Information Corporation in August 1996. See Note 11 to the consolidated financial statements. This evolution in the Company's strategy necessitated a reduction in the Company's workforce, affecting approximately 90 employees. The Company intends to manufacture and sell its Pentium-based enterprise server product line through 1997, and to honor its warranty, service and support agreements. The Company does not expect any significant charges in 1997 as a result of this action.

The Company estimates that research and development expenses for developing distributed data access and management products were approximately $1,500 in 1996. The Company does not anticipate any significant revenues from the development of products related to the distributed data access and management products in 1997. The Company estimates that its general and administrative overhead expenses are approximately $2,000 annually.

Because of the Company's announcement in February 1997 that it was discontinuing development of its next generation enterprise server and would sell its current line of enterprise servers only through 1997, the Company is currently evaluating its cash requirement needs. If the Company's operations progress as currently anticipated, of which there can be no assurance, the Company believes that its existing cash and cash equivalents will be sufficient to fund its operations for the next twelve months. The Company has also begun the process of seeking additional capital through a number of different sources, including sales of assets and technology and OEM or other strategic investments or alliances.

3. MEMOREX TELEX CORPORATION

In the third quarter of 1996, the Company took a charge of $1,700, or $0.13 cents per share, by increasing its allowance for doubtful accounts due to the October 1996 Chapter 11 bankruptcy filing of Memorex Telex Corporation ("Memorex Telex"), one of its major OEM customers. This charge represented the entire outstanding balance due from Memorex Telex as of September 30, 1996. The Company determined that the full amount of the outstanding balance should be charged to operations because of the significant obligations owed by Memorex Telex to secured creditors and the fact that the Company was an unsecured creditor. In addition, payments made by a Chapter 11 filer to a creditor such as the Company during a certain period prior to such filing may be required to be returned if such payments are determined to be a "preference." The Company has been informed that the trustee in bankruptcy for Memorex Telex may take action to seek return of payments totaling up to approximately $1,300. Although the Company intends to contest any such action, the Company does not know what effect, if any, the possible return of certain payments made to the Company by Memorex Telex will have on the Company's future operations, cash flows and financial condition. Given the early stage of this matter and considering that no claim has been made, no provision has been made for this matter as of December 31, 1996.


4. SELECTED FINANCIAL STATEMENT INFORMATION

SUPPLEMENTAL BALANCE SHEET INFORMATION
                                                      DECEMBER 31,
                                                 --------------------------
                                                    1996            1995
                                                 ------------    ----------
   Accounts receivable:
     Accounts receivable                            $   7,480        11,255
     Less allowance for doubtful accounts              (2,844)       (1,576)
                                                 ------------    ----------
                                                    $   4,636         9,679
                                                 ------------    ----------
                                                 ------------    ----------
   Inventories:
     Raw materials                                  $   3,658         5,546
     Work-in-process                                    4,696         7,090
     Finished goods                                     3,194         4,637
     Evaluation units                                      11           172
     Spare parts                                          755           770
     Less inventory reserves                           (7,330)       (9,684)
                                                 ------------    ----------
                                                    $   4,984         8,531
                                                 ------------    ----------
                                                 ------------    ----------
   Equipment and improvements:
     Office equipment and leasehold improvements    $   4,614         4,715
     Engineering equipment                              9,525         8,927
     Production equipment                               1,796         1,690
                                                 ------------    ----------
                                                       15,935        15,332
     Less accumulated depreciation and amortization   (10,218)       (7,278)
                                                 ------------    ----------
                                                    $   5,717         8,054
                                                 ------------    ----------
                                                 ------------    ----------

   Accrued payroll, benefits and related taxes:
     Salaries, commissions and bonus                $     762           727
     Vacation                                             407           519
     Medical benefits                                     106           240
                                                 ------------    ----------
                                                    $   1,275         1,486
                                                 ------------    ----------
                                                 ------------    ----------
   Other accrued expenses:
     Warranty                                       $     626           341
     Other                                              1,920         2,257
                                                 ------------    ----------
                                                    $   2,546         2,598
                                                 ------------    ----------
                                                 ------------    ----------

SUPPLEMENTAL STATEMENT OF OPERATIONS INFORMATION

In November 1996, the Company completed its analysis of the remaining reserves related to the second quarter 1995 charge totaling $18,066 associated with the disposal and write-down of obsolete and excess inventory due primarily to changes in the Company's business outlook and strategy, an increase in the allowance for doubtful accounts and severance. As a result of this analysis, the Company reversed reserves totaling $1,848, or $0.14 per share, in the fourth quarter of 1996 to adjust the remaining estimates for each of the items above. The breakdown of the $1,848 credit by line item in the statement of operations is as follows: cost of sales - $(1,360); research and development - $10; sales and marketing - $(130); and general and administrative - $(368).

Other income includes foreign currency losses of approximately $202 and $183 in 1996 and 1995, respectively, and foreign currency gains of $218 in 1994.


SUPPLEMENTAL CASH FLOW INFORMATION

                                        1996      1995       1994
                                        ----      ----       ----
  Cash paid for interest                $  2         6         61
  Cash paid for income taxes              --        --        463


GEOGRAPHICAL DATA AND MAJOR CUSTOMERS

                                   UNITED STATES   INTERNATIONAL   CONSOLIDATED
                                   -------------   -------------   ------------
1996
Sales to unaffiliated customers     $     43,626          7,643         51,269
Operating income (loss)                  (15,866)           482        (15,384)
Identifiable assets                       19,758          2,180         21,938

1995
Sales to unaffiliated customers     $     53,754          6,427         60,181
Operating loss                           (33,316)        (3,837)       (37,153)
Identifiable assets                       35,267          4,900         40,167

1994
Sales to unaffiliated customers     $     75,228          5,893         81,121
Operating income (loss)                    2,217         (1,397)           820
Identifiable assets                       67,815          9,329         77,144


International activity principally relates to activities of the Company's Japanese subsidiary, Tricord K.K. The Company's other international subsidiaries are sales and marketing channels. The Company exports its products to unaffiliated customers located in these channels. Substantially all of the Company's international sales are denominated in U.S. dollars, except Japan, in which sales are negotiated, invoiced and paid in yen. The impact of foreign currency exchange rate changes and transactions is not significant for any of the periods presented.

United States sales to unaffiliated customers in 1996 includes export sales of $3,982 to Europe and $2,653 to other foreign countries. Sales to Toshiba Corporation ("Toshiba") and Memorex Telex accounted for 14.9% and 14.5%, respectively, of the Company's revenues during 1996. Substantially all sales of Tricord K.K. are sales to Toshiba. Connect Computer Systems, Inc. and STMS, Inc., two of the Company's domestic resellers, comprised 21.5% and 13.7%, respectively, of the Company's accounts receivable balance at December 31, 1996.

United States sales to unaffiliated customers in 1995 includes export sales of $5,340 to Europe and $4,576 to other foreign countries. Sales to Memorex Telex and Toshiba accounted for 15.7% and 12.9%, respectively, of the Company's
revenues during 1995.   Memorex Telex comprised 21.8% and Toshiba 12.3% of the
Company's accounts receivable balance at December 31, 1995. Tricord K.K. makes the sales to Toshiba.

United States sales to unaffiliated customers in 1994 includes export sales of $8,534 to Europe and $5,605 to other foreign countries. Sales to Memorex Telex accounted for 15.8% of revenues during 1994. Sales to Sequent Computer Systems, Inc. accounted for 12.7% of revenues during 1994.


5. STOCKHOLDERS' EQUITY

STOCK OPTION PLANS

The Company's stock option plans provide for grants of incentive and nonqualified stock options, stock appreciation rights, restricted stock awards, performance unit awards and stock bonus awards to officers, employees, non-employee consultants and independent contractors. The Company has reserved 2,000,000 shares of common stock for issuance, plus any unissued or shares that become cancelable under previous stock option plans, under the 1995 Stock Incentive Plan, which terminates in 2004. The Company had previous stock option plans under which a total of 3,360,000 shares of common stock have been reserved for issuance. These previous plans have been terminated; however, any options outstanding upon termination of these plans may continue to be exercised in accordance with their terms. Options may be granted to purchase shares of the Company's common stock at not less than the fair market value at the date of grant. Options generally become exercisable over periods of up to four years from date of grant and expire within five years from date of grant.

The Company's 1992 Non-Employee Director Stock Option Plan, as amended, provides for the granting to all non-employee directors certain options to purchase common stock at fair market value on the date of grant and generally become exercisable for periods of up to three years and expire within five years.
These options include a one-time grant of 25,000 shares, an annual grant of 10,000 shares and a one-time grant of 10,000 shares for non-employee directors serving on the Executive Committee of the Board of Directors. The number of shares reserved for issuance under the Plan is 350,000 shares. As of December 31, 1996, 250,000 shares had been issued under the 1992 Non-Employee Director Stock Option Plan, at exercise prices ranging from $3.00 to $25.00 per share.
At December 31, 1996, 149,152 of these options are exercisable, 18,070 have been exercised, 80,000 have been canceled and none have expired. In addition, each non-employee director is granted an annual stock award in lieu of any cash retainer for services as a Director and each director will receive the number of shares of common stock as equals the annual retainer divided by the fair market value of one share of common stock at the annual award date.


Stock option transactions were as follows:

Shares                         1996          1995           1994
----------------------------------------------------------------
Granted                      1,962,000    2,428,500    1,197,575
Exercised                      (64,691)    (218,584)    (306,285)
Canceled                    (1,564,219)    (866,721)    (491,827)
                             ---------    ---------    ---------
December 31:
Outstanding                  3,412,646    3,079,556    1,736,361
                             ---------    ---------    ---------
                             ---------    ---------    ---------

Exercisable                    894,810      580,916      488,710


Average exercise price
Per share                      1996          1995          1994
----------------------------------------------------------------
Granted                     $  3.05    $   4.06         $ 11.15
Exercised                      3.19        1.52            1.04
Canceled                       4.74        7.88           19.68

December 31:
Outstanding                    4.33        5.34            7.93

Exercisable                 $  6.08    $   8.22          $ 7.30


Stock options outstanding at December 31, 1996 had a range of exercise prices of $1.50 to $25.00 and an average contractual useful life of 3.7 years. Approximately 56% of the options outstanding had an exercise price of less than $4.00, of which approximately 10% of these options are exercisable. Approximately 44% of the options outstanding had an exercise price of $4.00 to $25.00, of which approximately 50% are exercisable. The weighted average contractual life for each of these groups of options was 4.3 years and 2.9 years, respectively.


NEW ACCOUNTING STANDARD

In 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, a new standard of accounting for stock-based compensation plans. The Company has continued to measure compensation cost for its stock incentive and option plans using the intrinsic-value-based method of accounting it has historically used and, therefore, the new standard has no effect on the Company's operating results.

Had the Company used the fair-value-based method of accounting for its stock option and incentive plans grants beginning in 1995 and charged the related compensation cost to operations, over the vesting period, net loss and net loss per share would have been increased to the following pro forma amounts:

                                                    1996             1995
-------------------------------------------------------------------------
Net loss
  As reported                                    $ (15,204)    $ (37,153)
  Pro forma                                        (16,845)      (37,813)

Net loss per common share
  As reported                                    $   (1.14)    $  (2.81)
  Pro forma                                      $   (1.26)       (2.86)

The pro forma information above only includes stock options granted in 1995 and 1996. Compensation expense under the fair-value-based method of accounting may increase over the next few years as additional stock option grants are considered.

The weighted average grant-date fair value of the options granted in 1996 and 1995 was $1.89 and $2.83 per share, respectively. The fair value was computed using the Black-Scholes option-pricing model. The assumptions used by the Company to compute the estimated fair value of options at grant date were as follows: the options were assumed to be exercised one year earlier than their term of five years at date of grant; no dividends will be paid by the Company during the term of the option granted; cumulative stock price volatility ranged from approximately 76% to 95%; and the weighted average risk-free interest rate was 6.67% for 1996 and 1995. In addition, average forfeitures were assumed to be 23% and 20% for 1996 and 1995, respectively.

EMPLOYEE STOCK PURCHASE PLAN

The Company's Employee Stock Purchase Plan (the "Purchase Plan") has reserved 250,000 shares of common stock for future issuance. Under the Purchase Plan, the Company's employees may purchase shares of the Company's common stock at a price equal to 85% of the fair market value of the stock as of the first or last day of the twelve month offering period, whichever is lower. The Company issued approximately 46,000 and 49,000 shares in 1996 and 1995, respectively. No shares were issued in 1994.

WARRANTS

During 1992, the Company issued warrants to purchase 760,000 shares of the Company's common stock to certain original equipment manufacturers at prices ranging from $1.50 to $10.00 per share. These warrants expire two to seven years after issuance. At December 31, 1996, 700,000 of these warrants are exercisable, 20,000 have been exercised, none have been canceled and 40,000 have expired. The Company has other warrants outstanding. See Note 9 to the consolidated financial statements.

SHAREHOLDERS' RIGHTS PLAN

In October 1994, the Company adopted a shareholder rights plan, pursuant to which the Company declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company's Common Stock. Each Right will entitle stockholders to purchase one one-thousandth of a share of the Company's Series A Junior Preferred Stock at an exercise price of $50.00, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated October 24, 1994, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent. The rights will expire in October 2004.


6. LEASES

The Company and its subsidiaries lease office and production facilities and certain equipment under cancelable and noncancelable operating leases expiring at various dates through 2004. The Company's primary facilities lease has a ten-year term with an additional five-year term renewable at the Company's option and includes a provision that the Company pay a pro rata share of the lessor's operating costs. Under the equipment leases, the Company has the option under a majority of the leases to extend the terms or has the option to purchase the equipment at the end of the lease terms at its fair value. Rent expense under all leases was $1,546, $1,881 and $1,117 for the years 1996, 1995 and 1994, respectively.

Future minimum lease payments, excluding operating costs, are as follows:


                1997 . . . . . . . . . . . . . . .          $  841
                1998 . . . . . . . . . . . . . . .             841
                1999 . . . . . . . . . . . . . . .             813
                2000 . . . . . . . . . . . . . . .             703
                2001 . . . . . . . . . . . . . . .             673
            Thereafter . . . . . . . . . . . . . .           1,855
                                                            ------
                                                            $5,726
                                                            ------
                                                            ------

In connection with the Company's change in business strategy for 1997, the Company is attempting to sublease a significant portion of its corporate office and production facility lease. The Company believes based on current market conditions that sublease income will exceed the rent payable.

7. INCOME TAXES

At December 31, 1996, the Company had generated domestic net operating loss carryforwards of approximately $42,000 for tax reporting purposes that may be offset against future taxable income through 2011. In addition, the Company also had generated approximately $1,726 of research and experimentation tax credit carryovers available to reduce future income taxes. These credits expire from 2002 through 2011. Due to uncertainty as to the realizability of the loss and tax credit carryforwards, full valuation allowances have been established for the benefit associated with these carryforwards and for net deductible temporary differences related primarily to accounts receivable and obsolete inventory allowances, and depreciation and deferred revenue.

Domestic and foreign components of loss before provision for income taxes for 1996 are $11,817 and $3,387, respectively. For 1995, domestic and foreign components of loss before provision for income taxes are $30,235 and $6,918, respectively, while for 1994, the domestic and foreign components of income
(loss) before provision for income taxes are $4,829 and $(2,992), respectively

In 1994, the Company utilized approximately $3,199 of net operating loss carryforwards. The Company's effective income tax rate in 1994 differs from the federal statutory tax rate primarily because of the utilization of these net operating loss carryforwards.


8. EMPLOYEE BENEFIT PLAN

The Company has a defined contribution profit sharing plan covering all employees, which qualifies under Section 401(k) of the Internal Revenue Code. Employee contributions are limited to 15% of their earnings, subject to yearly limitations. At the discretion of the Board of Directors, the Company may make profit sharing contributions, which are allocated to eligible employees based on their salary without regard to whether they have made any contributions to the plan, or matching contributions, which are allocated to eligible employees based upon the amount of contributions made to the plan during the year. The Company has proposed a matching contribution for 1996 of $114, subject to the Board of Directors' approval. The Board of Directors approved $143 and $173 of matching contributions for 1995 and 1994, respectively.


9. LEGAL PROCEEDINGS

In July 1994, the Company received notice that class action complaints had been filed against the Company and certain of its directors and officers in U. S. District Court in Minnesota. The complaints were filed following the Company's announcement that second quarter 1994 results would be below analysts' expectations. The complaints were consolidated into one class action lawsuit which alleged that the Company and the individual defendants violated federal securities statutes by fraudulently inflating the price of the Company's stock. The Company does maintain director and officer insurance coverage for claims of this nature. The Company included a $250, or $0.02 per share, charge in the fourth quarter of 1995 as the Company's estimate of its share of the cost for the eventual resolution or settlement of the outstanding class action matter.

In July 1996, one of the insurance carriers assumed complete defense of this matter for the Company and the individual defendants and agreed to hold all defendants harmless against any further liability with respect to the matter in exchange for the Company's deposit of $400 into an escrow account and making available warrants for settlement purposes to purchase 100,000 shares of the Company's common stock at an exercise price of $6.00 per share, exercisable for a period of five years from the date of the Defense and Indemnification Agreement, which is July 8, 1996. Included in the 1996 loss is a $400, or $0.03 per share, charge, consisting of the additional $150 charge and a $250 charge equal to the estimated fair value of the warrants.

10. REVOLVING CREDIT FACILITY

In August 1996, the Company obtained a revolving credit facility with a bank to finance 80% of eligible accounts receivable up to a maximum amount of $10,000. Terms of the revolving credit facility include interest at 1.5% to 2.75% over the prime rate, depending on the debt to tangible net worth ratio, a term of one year renewable annually and a financial covenant to maintain not less than $10,000 of tangible net worth. The revolving credit facility is collateralized by all inventory, equipment, receivables and general intangibles of the Company. The Company did not borrow under this arrangement in 1996.


11. ACQUISITION OF ASSETS OF RDI CORPORATION

In August 1996, the Company entered into an agreement to purchase certain assets of Reliable Distributed Information Corporation ("RDI Corporation") for $385 and entered into non-compete agreements totaling $100 with two of the principals of RDI Corporation. The asset purchase price of $385 included payment of $185 by closing of the agreement, payment of $50 in January 1997 and a contingent payment of $150 based on sales of product and continued employment with the Company of one of the principals of RDI Corporation. The non-compete agreements are to be paid in two installments, $50 at closing and $50 in January 1997. In addition, the Company issued 24,000 shares of unregistered and restricted stock. The restrictions with respect to these shares will not lapse until and unless both of the following occur: the Company ships 150 units of product which incorporate the code based on the software acquired from RDI Corporation and two years from the closing of the agreement. Given the unproven status of this technology at the acquisition date, the Company has included a $335 charge to research and development expense for the year ended December 31, 1996 for the non-contingent portions of the asset purchase agreement and non-compete agreements. The technology purchased from RDI Corporation will be a significant part of the development of the Company's distributed data access and management products, which will be the focus of the Company's research and development efforts in 1997.


12. PUT WARRANTS

On July 11, 1995 and August 23, 1995, the Company paid $408 and $248, respectively, to settle its put warrant obligations. The Company's additional paid-in capital has been increased by the difference between the put warrant cash settlement amount and the original repurchase obligation amount of $1,519. In private transactions in June and September 1994, the Company had sold put warrants that entitled the holder of each warrant to sell 100 shares of Common Stock to the Company. The put warrants expired on June 26 and August 7, 1995, and had an exercise price of $10.75 and $4.84 per share, respectively, subject to an exercise price adjustment under certain circumstances. The Company had the option to settle the transaction in cash, which it exercised as noted above. The Company, with the proceeds of the put warrants, had purchased corresponding call options. The call options expired on June 26 and August 7, 1995.

13. CONTINGENCIES

In addition to matters disclosed elsewhere in the notes to the consolidated financial statements, the Company is a defendant in various claims and disputes arising in the ordinary course of business. While the outcome of these matters cannot be predicted with certainty, management presently believes the disposition of these matters will not have a material effect on the results of operations, financial position or cash flows of the Company.


14. QUARTERLY FINANCIAL DATA (UNAUDITED)

                       First      Second       Third        Fourth
                      Quarter    Quarter(a)  Quarter(b)  Quarter(c)
                      --------   ----------   ----------  ---------
1996
Revenues              $18,450      12,012         10,571     10,236
Gross margin            5,842       2,760          3,028      4,223
Net loss               (1,923)     (5,358)        (6,316)    (1,607)
Net loss per share       (.14)       (.40)          (.47)      (.12)

1995
Revenues              $16,168       11,203        17,237     15,573
Gross margin            4,307      (12,681)        4,690      3,382
Net loss               (3,254)     (25,629)       (3,088)    (5,182)
Net loss per share       (.25)       (1.95)         (.23)      (.39)

(a) Includes charges totaling $18,696, or $1.42 per share, in the second quarter of 1995 for the disposal and write-down of obsolete inventory primarily due to changes in the Company's business outlook and strategy, an increase in the allowance for doubtful accounts and severance.

(b) Includes a charge of $1,700, or $0.13 per share, in the third quarter of 1996 for an increase in the allowance for doubtful accounts relating to the Chapter 11 bankruptcy filing by a large reseller.

(c) Includes credits of $1,848, or $0.14 per share, in the fourth quarter of 1996 for the final adjustments to the charges established in the second quarter of 1995 related to the disposal and write-down of obsolete and excess inventory, an increase in the allowance for doubtful accounts and severance.

Quarterly calculations of net loss per share are made discretely for each quarter during the fiscal year.

INVESTOR INFORMATION

NOTICE OF ANNUAL MEETING

The annual meeting of stockholders will be held at the Ramada Plaza Hotel in Minnetonka, Minnesota, beginning at 10:00 a.m. local time, on Wednesday May 21, 1997. A formal notice of the meeting, together with proxy statement and proxy, will be mailed on or about April 10, 1997 to stockholders of record on March 28, 1997.

STOCKHOLDERS' INQUIRIES

Communications concerning transfer requirements, change of address and lost certificates should be directed to the Transfer Agent.

To meet the general information needs of stockholders and investors, Tricord Systems, Inc. staffs an investor relations department at its corporate headquarters. Inquiries are welcome by letter or telephone to: Investor Relations Department, Tricord Systems, Inc., 2800 Northwest Boulevard, Plymouth, Minnesota 55441; telephone (612) 557-9005.

SECURITIES LISTINGS

The Company's common stock is listed and traded on the National Association of Securities Dealers Automated Quotation National Market System. The Nasdaq trading symbol is TRCD.

FORM 10-K

The Company will provide a copy of its most recent Form 10-K Annual Report to any shareholder requesting a copy. Inquiries should be directed to the Investor Relations Department at the address above.

TRANSFER AGENT AND REGISTRAR

Norwest Bank Minnesota, N.A.
161 North Concord Exchange
P.O. Box 738
South St. Paul, Minnesota  55075-0738

COMMON STOCK PRICES

The following table sets forth, for the periods indicated, the high and low closing sales prices per share for the Company's common stock as reported by the Nasdaq. These prices do not include adjustments for retail markups, mark-downs or commissions.

                               1996                1995
                         --------------      ---------------
                         HIGH      LOW        HIGH      LOW
                         -----   -----       ------   ------
First quarter            $4.63    2.50         6.38     4.88
Second quarter            7.25    3.63         5.12     3.50
Third quarter             4.50    2.50         5.12     3.38
Fourth quarter            2.69    1.36         4.25     2.56

On February 28, 1997, the closing price for the Company's common stock was $0.81.

On February 28, 1997, there were approximately 367 stockholders of record of the Company's common stock. The Company estimates that an additional 7,200 shareholders own stock held for their accounts at brokerage firms and financial institutions.

DIVIDENDS

The Company has not declared any cash dividends with respect to its common stock. The Company currently does not intend to declare or pay any cash dividends on the Company's common stock and there can be no assurance that the Company will ever declare or pay cash dividends on its common stock.


CORPORATE INFORMATION

DIRECTORS
Yuval Almog - President, CORAL Group, Inc.
Jeffrey O. Henley - Executive Vice President and CFO, Oracle Corporation Donald L. Lucas - Private Investor
John J. Mitcham - President and Chief Executive Officer, Tricord Systems, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

FINANCE AND AUDIT COMMITTEE
Donald L. Lucas, Chairman
Jeffrey O. Henley

COMPENSATION COMMITTEE
Yuval Almog, Chairman
Donald L. Lucas

EXECUTIVE COMMITTEE
Yuval Almog
Donald L. Lucas
John J. Mitcham

EXECUTIVE OFFICERS
John J. Mitcham - President and Chief Executive Officer
Gregory T. Barnum - Senior Vice President of Finance and Administration,
                    Chief Financial Officer and Secretary
Dr. Charles C. Devor - Vice President, General Manager, Server Unit David S. Huyink - Vice President, Chief Quality Officer
Joan M. Wrabetz - Vice President, General Manager, Storage Products

CORPORATE HEADQUARTERS
Plymouth, Minnesota

INDEPENDENT ACCOUNTANTS
Coopers & Lybrand L.L.P.
Minneapolis, Minnesota

CORPORATE COUNSEL
Oppenheimer Wolff & Donnelly
Minneapolis, Minnesota