Form 10-K405, Exhibit 13
period 1997-12-31
TRICORD SYSTEMS INC /DE/
filed 1998-03-31
CIK 837166

HISTORICAL FINANCIAL SUMMARY

SELECTED FINANCIAL DATA:
The following table presents information regarding the financial condition and results of operations of the Company for the past five years. The data as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997 should be read in conjunction with the consolidated financial statements and notes included elsewhere in this annual report.



SUMMARY OF OPERATIONS:                                              For the years ended December 31,
                                                 ------------------------------------------------------------------
(In thousands, except per share data)              1997           1996           1995           1994           1993
-------------------------------------------------------------------------------------------------------------------
Revenues                                       $ 12,660         51,269         60,181         81,121         80,024
Cost of goods sold                               12,525         35,416         60,483         50,862         50,405
                                                -------        -------        -------        -------        -------
Gross margin                                        135         15,853           (302)        30,259         29,619
                                                -------        -------        -------        -------        -------

Research and development                          3,981          7,264          8,621          7,291          5,031
Sales and marketing                               4,312         18,395         21,897         18,456         13,194
General and administrative                        1,697          5,578          6,333          3,692          2,360
Nonrecurring items, net                             864              -              -              -              -
Other (income), net                                 (12)          (180)             -         (1,017)          (463)
                                                -------        -------        -------        -------        -------
                                                 10,842         31,057         36,851         28,422         20,122
                                                -------        -------        -------        -------        -------

Income (loss) before income taxes               (10,707)       (15,204)       (37,153)         1,837          9,497
Provision for income taxes                         (224)             -              -           (125)          (498)
                                                -------        -------        -------        -------        -------

Net income (loss)                              $(10,931)       (15,204)       (37,153)         1,712          8,999
                                                -------        -------        -------        -------        -------
                                                -------        -------        -------        -------        -------

Net income (loss) per share - basic            $  (0.81)         (1.14)         (2.81)          0.13           0.96
                                                -------        -------        -------        -------        -------
                                                -------        -------        -------        -------        -------

Net income (loss) per share - diluted          $  (0.81)         (1.14)         (2.81)          0.13           0.71
                                                -------        -------        -------        -------        -------
                                                -------        -------        -------        -------        -------



See Note 3 to the consolidated financial statements for Supplemental Statement of Operations Information.



                                                                       December 31,
                                                 ------------------------------------------------------------------
FINANCIAL POSITION (IN THOUSANDS):                 1997           1996           1995           1994           1993
-------------------------------------------------------------------------------------------------------------------
Working capital                                $  2,977          8,140         20,020         51,872         56,556
Total assets                                      6,755         21,938         40,167         77,144         81,393
Stockholders' equity                           $  3,667         14,175         28,754         64,454         63,840



                                                              December 31,
                                                -------------------------------------
GENERAL DATA AND RATIOS:                           1997           1996           1995
-------------------------------------------------------------------------------------
Current ratio                                     2.0:1          2.0:1          2.8:1
Common shares outstanding (in thousands)         13,460         13,407         13,273
Book value per share                               0.27           1.06           2.17
Number of employees                                  38            156            211
Average revenue per employee (in thousands)     $   166            291            290


MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


GENERAL

The Company historically engaged in the business of designing, manufacturing, marketing and supporting high-performance enterprise servers for use in mission critical applications principally running on Microsoft Windows NT-Registered Trademark- and Novell-Registered Trademark- NetWare-Registered Trademark-. All revenues generated through December 31, 1997 related to the server line of business.

A combination of competitive pressures and a vision for a highly distributed and scalable storage systems architecture led the Company in February 1997 to redefine its corporate strategy to focus its development efforts exclusively on storage system management software. The architecture includes an entirely new generation of Distributed File System and File-Intelligent I/O technology known as Tricord Storage Management Software ("TSMS"). No revenues have been generated by TSMS through December 31, 1997. The Company does not anticipate significant revenues from the development of TSMS-based products in 1998.

During the second quarter of 1997, the strategic shift in the Company's business, as discussed above, necessitated a reduction in the Company's workforce affecting approximately 90 employees.


RESULTS OF OPERATIONS

REVENUES

Revenues for 1997 decreased 75% from 1996 compared to a decrease of approximately 15% from 1995 to 1996. The decrease in product revenues from 1996 to 1997 is primarily due to the Company's announcement, as previously discussed, that it would not bring its next generation enterprise server to market. As a result, product revenues for 1997 consisted primarily of the sale of spare parts, disk drives, memory and expansion products. The Company continued to sell new service contracts, with revenues from such contracts remaining at approximately $2,000,000 for each of the past three years.

The decrease in product revenues from 1995 to 1996 related primarily to lower revenues from the Company's low-end product lines, the DS series and Model series servers. The DS series product line was discontinued in 1995 and the Model series servers were at the end of their life cycle in 1995. The decrease in revenues with respect to channels of distribution occurred primarily in the OEM channel, specifically Memorex Telex Corporation ("Memorex Telex"). Revenues from Memorex Telex were negatively impacted by the Chapter 11 bankruptcy filing by Memorex Telex in October 1996.

Toshiba Corporation ("Toshiba") accounted for 7.0% of the Company's revenues in 1997 compared to 14.9% of revenues in 1996 and 12.9% of revenues in 1995. Sales to Memorex Telex were 3.3% of revenues in 1997 compared to 14.5% in 1996 and 15.7% of revenues in 1995. Memorex Telex revenues in 1997 were primarily from the European subsidiaries of Memorex Telex due to the bankruptcy filing of the Memorex Telex domestic operations.

The Company currently anticipates that revenues will decrease significantly in 1998 as the Company continues to focus its resources on developing TSMS.
The Company intends to sell its remaining enterprise server product inventory, consisting primarily of spare parts and expansion products, as long as there is sufficient customer demand and materials are available. The Company will honor its service agreements and enter into new agreements as long as there is sufficient demand. The Company does not anticipate significant revenues in 1998 from the sale or license of TSMS-based products, which have yet to be fully developed. Actual 1998 revenues could materially differ from those expressed in the foregoing forward-looking statements, depending on a number of factors, including whether anticipated demand in 1998 for the Company's enterprise server products differs from the Company's expectations, the ability of the Company to purchase components to satisfy customer demand and the ability of the Company to develop and license TSMS.


GROSS MARGIN

As a percent of revenues, gross margin decreased to 1.1% in 1997 compared to 30.9% of revenue in 1996 and (0.5)% of revenue in 1995. The decrease in gross margin from 1996 to 1997 was primarily due to the significant decrease in the Company's sales volume as discussed above. The gross margin was negatively impacted in 1997 by sales volume decreasing at a rate faster than costs were able to be decreased. In addition, the product mix of primarily sales of spare parts and expansion products in 1997 resulted in a lower gross margin. Finally, 1997 gross margin was negatively impacted by approximately 7% due to reserve adjustments, while reserve adjustments benefited 1996 gross margin by approximately 3%.

The increase in gross margin percent from 1995 to 1996 was due primarily to a 1995 charge of $14,761,000 to cost of sales associated with the disposal and write-down of obsolete and excess inventory and severance costs relating to a reduction in workforce. In addition, the 1996 gross margin was favorably impacted by a credit of $1,360,000 to cost of goods sold resulting from the adjustment of the remaining reserves from the 1995 charge. Gross margin, as a percent of revenue, increased to 28.3% in 1996, excluding the $1,360,000 credit, from 24.0% in 1995, excluding the $14,761,000 charge. This gross margin improvement from 1995 to 1996 was primarily due to a greater portion of sales of higher margin ES products sold in 1996 compared to 1995, which had significantly more sales of the Company's lower margin DS and Model series products. Gross margins were also negatively impacted during 1996 by decreased revenues, which lowered the amount over which fixed costs could be allocated.

The Company anticipates that its inventory purchases for 1998 will consist mainly of disk drives and memory based on customer demand. The Company currently anticipates that gross margin dollars will decline significantly in 1998 because of the anticipated decrease in revenues in 1998, but that its gross margin percent in 1998 will be higher than 1997. Actual 1998 gross margin results could materially differ from those expressed in the foregoing forward-looking statement, depending on a number of factors, including the achievement of the Company's 1998 anticipated revenue level and the ability of the Company to purchase disk drives, memory and other components in order to satisfy customer demand.

RESEARCH AND DEVELOPMENT

During the last three years, expenses for research and development consisted primarily of personnel costs and depreciation on capital equipment used in the research and development process. Research and development expenses decreased to $3,981,000 in 1997 from $7,264,000 in 1996 and from $8,621,000 in 1995. The decrease from 1996 to

1997 was due primarily to a decrease in salary and benefit costs associated with fewer team members as a result of the workforce reduction which took effect at the end of the second quarter of 1997, as well as a $335,000 charge to research and development expense in 1996 in connection with the acquisition of certain assets of Reliable Distributed Information Corporation.

The decrease from 1995 to 1996 was primarily due to the 1995 charge of $857,000 for the write-off of assets relating to the development of the low-end product lines, loaner equipment and severance. Excluding the 1995 charge, research and development expenses decreased 6.4% from 1995 to 1996 due to lower staffing levels and lower depreciation on research and development equipment, which was partially offset by higher consulting costs and research project expenses related to the development of the Company's next generation enterprise server.

The Company currently anticipates that research and development costs will be a key expense during 1998 as the Company focuses on the continued development of TSMS. The Company does not, however, anticipate that research and development costs in 1998 will reach the 1997 level. Actual 1998 research and development expenses could materially differ from those expressed in the foregoing forward-looking statements, depending on a number of factors, including the ability of the Company to achieve its business plan and obtain and commit the required resources to research and development and the ability to hire and train quality research and development team members as well as retain current research and development team members.

SALES AND MARKETING

During the last three years, sales and marketing expenses included compensation, sales commissions, travel, trade shows and marketing materials, and facility costs associated with domestic and international sales offices. Sales and marketing expenses decreased to $4,312,000 in 1997 from $18,395,000 in 1996 and from $21,897,000 in 1995. The decrease from 1996 to 1997 was primarily due to lower salaries and benefits due to fewer team members as a result of the workforce reduction which took place at the end of the second quarter of 1997, the reduction of commissions related to reduced revenues, the closing of the Company's domestic sales offices and the consolidation and closing of the Company's international sales offices.

The decrease from 1995 to 1996 was partially due to the 1995 charge of $1,420,000 for the write-off of assets and severance costs, which was partially offset by costs related to the closing of several international subsidiaries.
In the third quarter of 1996, the Company decided to close its subsidiaries in Japan and Mexico and to consolidate its European sales offices. The Company included estimated costs of $658,000 for these actions in its results of operations for 1996. The Company plans to liquidate its remaining international subsidiaries in 1998 and does not anticipate significant losses from these liquidations.

Sales and marketing expenses decreased as a percentage of revenues to 34.1% in 1997 from 35.9% in 1996 from 36.4% in 1995. Excluding the 1995 charge of $1,420,000, sales and marketing expenses decreased 10.2% from 1995 to 1996, in line with the related revenue decrease.

The Company currently anticipates that sales and marketing expenses will decrease significantly in 1998 as revenues are expected to decrease and as the Company continues to focus on the development of TSMS. Actual 1998 sales and marketing expenses could materially differ from those expressed in the foregoing forward-looking statement, depending on a number of factors, including the ability of the Company to complete development of TSMS, achieve its revenue plan and retain its current sales and marketing team members.

GENERAL AND ADMINISTRATIVE

General and administrative expenses decreased to $1,697,000 in 1997 from $5,578,000 in 1996 and $6,333,000 in 1995. The decrease from 1996 to 1997 was due to the 1996 increase in the allowance for doubtful accounts of $1,700,000 for Memorex Telex due to their bankruptcy filing and lower salaries and benefits associated with fewer team members.

General and administrative expenses decreased to $5,578,000 in 1996 from $6,333,000 in 1995. The decrease from 1995 to 1996 was due to the 1996 credit of $368,000 related to the final accounting for the 1995 charge of $1,028,000 and a $630,000 charge in 1995 for salary and benefits related to the employment separation of the former President and Chief Executive Officer of the Company. Offsetting these items was an increase to the allowance for doubtful accounts taken in 1996 related to the Chapter 11 bankruptcy filing of Memorex Telex.

The Company currently anticipates that general and administrative expenses for 1998 will be less than in 1997 due to the move in August 1997 to a smaller headquarters facility and the support necessary for fewer team members.


NONRECURRING ITEMS

Nonrecurring items for 1997 included the following items: a charge of $975,000 for the net value of leasehold improvements written off due to the termination of the Company's lease at its previous headquarters facility; a charge of $764,000 for the write-down of certain equipment based on an updated review of the equipment required to support the operations of the Company; a charge of $125,000 for the mutual settlement and release without admission of liability by either the Company or International Business Machines ("IBM") regarding IBM's assertion that certain of the Company's server systems and related products infringe on certain patents owned by IBM; and a credit of $1,000,000 for a one-time license fee paid to the Company by Toshiba for the world-wide, non-exclusive right and license to the Availability Management System ("AMS") Software. The AMS Software license related to the Company's server line of business.


INCOME TAXES

At December 31, 1997, for federal income tax purposes, the Company has domestic net operating loss carryforwards of approximately $57,000,000. The Company did not incur tax liabilities in 1997, 1996 and 1995 due to its net losses.

Included in 1997 is a charge of $224,000 to provision for income taxes for the establishment of a reserve for a deferred tax asset related to the Company's alternative minimum tax credit carryforwards.


LIQUIDITY AND CAPITAL RESOURCES

Cash used in operating activities was $2,060,000 in 1997. Cash was primarily used in 1997 to fund the Company's net loss, and was offset by a decrease in accounts receivable due to lower sales, stricter adherence to the Company's credit policies and additional resources applied to collection efforts, and the primarily non-cash nature of certain 1997 charges. Cash used in operating activities was $4,774,000 in 1996 and $58,000 in 1995. Cash was primarily used in 1996 and 1995 to fund the Company's net loss in each year and was offset by decreases in accounts receivable and the primarily non-cash nature of certain 1995 charges.

Cash used in investing activities in 1997, 1996 and 1995 was $361,000, $1,346,000, and $1,611,000, respectively, principally due to capital expenditures, which was partially offset in 1996 and 1995 by proceeds from the maturity of investments. The Company does not currently anticipate significant capital expenditures in 1998. The Company has no significant commitments for the purchase of capital equipment.

As of December 31, 1997, accounts receivable and inventory were $681,000 and $1,497,000, respectively, compared to $4,636,000 and $4,984,000, respectively, as of December 31, 1996. The average days sales outstanding ("DSO") at December 31, 1997 and 1996, were 24 and 32 days, respectively. The decrease in DSO at December 31, 1997 compared to 1996 was primarily due to continued strict adherence to the Company's credit policies and additional resources applied to collection efforts, and the inclusion of a full reserve for Memorex Telex as of December 31, 1996. The December 31, 1996 DSO, adjusted to include Memorex Telex, would have been 43 days. The Company turned inventory approximately 3.9 times in 1997 compared to 5.4 times in 1996.

As of December 31, 1997, the Company had $3,713,000 in cash and cash equivalents. If the Company's operations progress as currently anticipated, of which there can be no assurance, the Company believes that its existing cash and cash equivalents, together with the funds generated from the continued liquidation of its remaining enterprise server inventory, will be sufficient to fund its operations for the next twelve months. Actual cash requirements could materially differ from those expressed in the foregoing forward-looking statement, depending on a number of factors, including the ability of the Company to achieve anticipated revenue levels from the continued sale of the remaining enterprise server inventory, the ability of the Company to maintain its cost structure in accordance with its operating plan, the ability of the Company to develop, test and release TSMS in accordance with its currently anticipated timetable, the development of the attached-storage market for Windows NT computing environments in the manner anticipated by the Company and the Company's success in establishing one or more OEM or other strategic relationships. The Company will adjust its plans as necessary if it determines that additional cash will be required during 1998.

The Company is seeking additional capital through OEM or other strategic investments or alliances. There can be no assurance, however, that additional capital will be available on acceptable terms or at all, and the failure to obtain additional capital as needed may have an adverse effect on the Company.


YEAR 2000

The Company has begun the process of analyzing its business systems to determine if a significant Year 2000 issue exists. The Company has reviewed its main business system and has determined that a Year 2000 problem does not exist in that system. However, the Company has other smaller supporting business systems which it has not yet reviewed. The Company has also reviewed its software related to its server business and is in the process of completing a fix for the Year 2000 issue. The Company has not yet released any TSMS products, but it intends to review and correct any Year 2000 issues, if necessary, prior to release to market of these products. The Company does not currently anticipate significant costs to modify any internal use software. The Company also does not anticipate any significant costs to modify its server business software or software related to TSMS. However, the Company has not completed its review of the Year 2000 issue and additional cost may be incurred if significant future modifications are required.

NEW ACCOUNTING STANDARDS

In October 1997, the AICPA's Accounting Standards Executive Committee issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which must be adopted by the Company effective January 1, 1998. Management does not anticipate that the adoption of this SOP will have a significant impact on the Company's financial position or results of operations.

Effective at year-end 1998, the Company will adopt the Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosure About Segments of an Enterprise and Related Information," which requires disclosure of segment data in a manner consistent with that used by an enterprise for internal management reporting and decision making. The Company believes that it will continue to report its operations as being comprised of two business segments.

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

The Audit Committee of the Board of Directors is composed of Mr. Donald L. Lucas, Chairman, and Mr. Jeffrey O. Henley. The Audit Committee meets periodically with the independent auditors and management to review accounting, auditing, internal control and financial reporting matters. The independent accountants have full and free access to the Audit Committee and its individual members at any time.


John J. Mitcham                         Jeff A. Stewart
President and Chief                     Vice President and Controller
Executive Officer

REPORT OF INDEPENDENT ACCOUNTANTS





To the Stockholders and
Board of Directors of
Tricord Systems, Inc.:

We have audited the accompanying consolidated balance sheets of Tricord Systems, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tricord Systems, Inc. as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.






COOPERS & LYBRAND L.L.P.
Minneapolis, Minnesota
February 26, 1998

                               TRICORD SYSTEMS, INC.
                       CONSOLIDATED STATEMENTS OF OPERATIONS







                                                             Year Ended December 31,
                                                      ------------------------------------
(in thousands, except per share data)                  1997           1996           1995
                                                      ------         ------         ------
Revenues:
   Product sales                                   $  10,676         49,162         58,262
   Service contracts                                   1,984          2,107          1,919
                                                    --------       --------       --------
                                                      12,660         51,269         60,181
                                                    --------       --------       --------
Cost of goods sold:
   Product sales                                      11,966         35,008         60,132
   Service contracts                                     559            408            351
                                                    --------       --------       --------
                                                      12,525         35,416         60,483
                                                    --------       --------       --------
      Gross margin                                       135         15,853           (302)
                                                    --------       --------       --------

Operating expenses:
   Research and development                            3,981          7,264          8,621
   Sales and marketing                                 4,312         18,395         21,897
   General and administrative                          1,697          5,578          6,333
   Nonrecurring items, net                               864            -              -
                                                    --------       --------       --------
                                                      10,854         31,237         36,851
                                                    --------       --------       --------

      Operating loss                                 (10,719)       (15,384)       (37,153)
                                                    --------       --------       --------

Other income (expense):
   Interest, net                                         204            385            643
   Other, net                                           (192)          (205)          (643)
                                                    --------       --------       --------
                                                          12            180            -
                                                    --------       --------       --------

Loss before provision for income taxes               (10,707)       (15,204)       (37,153)
Provision for income taxes                               224              -            -
                                                    --------       --------       --------

      Net loss                                     $ (10,931)       (15,204)       (37,153)
                                                    --------       --------       --------
                                                    --------       --------       --------

      Net loss per share - basic and diluted       $   (0.81)         (1.14)         (2.81)
                                                    --------       --------       --------
                                                    --------       --------       --------

      Weighted average common shares outstanding      13,447         13,357         13,212
                                                    --------       --------       --------
                                                    --------       --------       --------




The accompanying notes are an integral part of the consolidated financial statements.

                               TRICORD SYSTEMS, INC.
                            CONSOLIDATED  BALANCE SHEETS



                                                                         At December 31,
                                                                    ----------------------
(In thousands, except per share data)                                 1997           1996
                                                                    -------        -------
ASSETS
Current assets:
   Cash and cash equivalents                                       $  3,713          5,711
   Accounts receivable, net                                             681          4,636
   Inventories, net                                                   1,497          4,984
   Other current assets                                                 174            572
                                                                    -------        -------
      Total current assets                                            6,065         15,903

Equipment and improvements, net                                         565          5,717

Other assets                                                            125            318
                                                                    -------        -------

      Total Assets                                                 $  6,755         21,938
                                                                    -------        -------
                                                                    -------        -------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                $    708          2,897
   Accrued payroll, benefits and related taxes                          509          1,275
   Deferred revenue                                                     946          1,045
   Other accrued expenses                                               925          2,546
                                                                    -------        -------
      Total current liabilities                                       3,088          7,763

Commitments and contingencies

Stockholders' equity:
   Common stock ,$.01 par value; 27,000 shares authorized,
      13,460 and 13,407 shares outstanding                              135            134
   Additional paid-in capital                                        77,606         77,522
   Cumulative translation adjustments                                    82           (256)
   Accumulated deficit                                              (74,156)       (63,225)
                                                                    -------        -------
      Total stockholders' equity                                      3,667         14,175
                                                                    -------        -------

      Total Liabilities and Stockholders' Equity                   $  6,755         21,938
                                                                    -------        -------
                                                                    -------        -------



The accompanying notes are an integral part of the consolidated financial statements.

                            TRICORD SYSTEMS, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS



(In thousands)                                                               Year Ended December 31,
                                                                  ---------------------------------------
                                                                     1997           1996           1995
                                                                  ---------      ---------      ---------
Cash flows from operating activities:
   Net loss                                                      $  (10,931)       (15,204)       (37,153)
   Adjustments to reconcile net loss to net
    cash used in operating activities:
      Restructure and related charges (credits)                           -         (1,848)        18,066
      Depreciation and amortization                                   2,598          4,485          4,942
      Amortization of premium on investments                              -              -             20
      Loss on disposal of equipment                                     643            353            296
      Provision for losses on accounts receivable                      (455)         2,028            618
      Provision for losses on inventories                             1,818            994          1,454
      Loss on termination of facilities lease                           975              -              -
      Provision for loss on equipment                                   764              -              -
      Deferred taxes                                                    224              -              -
      Other                                                             196            250             27
      Changes in operating assets and liabilities:
         Accounts receivable                                          4,410          3,381         13,098
         Inventories                                                  1,669          3,726           (925)
         Other current assets                                           704            195            101
         Accounts payable                                            (2,189)        (3,229)          (597)
         Accrued payroll, benefits and related taxes                   (766)           (68)          (703)
         Other current liabilities                                   (1,720)           163            698
                                                                  ---------      ---------      ---------
            Net cash used in operating activities                    (2,060)        (4,774)           (58)
                                                                  ---------      ---------      ---------
Cash flows from investing activities:
   Proceeds from maturity of investments                                  -          1,000          1,000
   Capital expenditures                                                (420)        (2,501)        (2,819)
   Change in other assets                                                59            155            201
   Other                                                                  -              -              7
                                                                  ---------      ---------      ---------
            Net cash used in investing activities                      (361)        (1,346)        (1,611)
                                                                  ---------      ---------      ---------
Cash flows from financing activities:
   Principal payments on capital lease obligations                        -              -            (50)
   Settlement of put warrants                                             -              -           (656)
   Stock transactions                                                    85            443            535
                                                                  ---------      ---------      ---------
            Net cash provided by (used in) financing activities          85            443           (171)
                                                                  ---------      ---------      ---------
Effect of exchange rate changes on cash                                 338            (68)            55
                                                                  ---------      ---------      ---------
Net decrease in cash and cash equivalents                            (1,998)        (5,745)        (1,785)
Cash and cash equivalents at beginning of year                        5,711         11,456         13,241
                                                                  ---------      ---------      ---------

Cash and cash equivalents at end of year                         $    3,713          5,711         11,456
                                                                  ---------      ---------      ---------
                                                                  ---------      ---------      ---------


The accompanying notes are an integral part of the consolidated financial statements.

                             TRICORD SYSTEMS, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



(In thousands, except shares)                               Common Stock
                                             ----------------------------------------
                                                                           Additional     Cumulative                     Total
                                                                  Par        Paid-In     Translation    Accumulated  Stockholders'
                                               Shares            Value       Capital     Adjustments      Deficit       Equity
                                             ----------         ------     ----------    -----------    -----------  -------------
Balances, December 31, 1994                  13,005,099         $  130         75,435           (243)       (10,868)        64,454

Stock options and employee
  stock purchase plan                           267,461              3            532              -              -            535
Settlement of put warrants                            -              -            863              -              -            863
Foreign currency translation adjustments              -              -              -             55              -             55
Net loss for the year                                 -              -              -              -        (37,153)       (37,153)
                                             ----------         ------     ----------    -----------    -----------  -------------

Balances, December 31, 1995                  13,272,560            133         76,830           (188)       (48,021)        28,754

Stock options and employee
  stock purchase plan                           134,570              1            442              -              -            443
Warrant issued related to class action
  matter                                              -              -            250              -              -            250
Foreign currency translation adjustments              -              -              -            (68)             -            (68)
Net loss for the year                                 -              -              -              -        (15,204)       (15,204)
                                             ----------         ------     ----------    -----------    -----------  -------------

Balances, December 31, 1996                  13,407,130            134         77,522           (256)       (63,225)        14,175

Stock options and employee
  stock purchase plan                            52,754              1             84              -              -             85
Foreign currency translation adjustments              -              -              -            338              -            338
Net loss for the year                                 -              -              -              -        (10,931)       (10,931)
                                             ----------         ------     ----------    -----------    -----------  -------------

Balances, December 31, 1997                  13,459,884         $  135         77,606             82        (74,156)         3,667
                                             ----------         ------     ----------    -----------    -----------  -------------
                                             ----------         ------     ----------    -----------    -----------  -------------


The accompanying notes are an integral part of the consolidated financial statements.

                               TRICORD SYSTEMS, INC.
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


1. BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS DESCRIPTION

Tricord Systems, Inc. (the "Company") is currently engaged in the business of developing and marketing storage system management software for the Windows NT market. Tricord Storage Management Software ("TSMS") facilitates the transparent sharing of data on network-attached storage devices, enabling organizations to centralize data storage functions and reduce the costs associated with data management and storage. No revenues have been generated by TSMS through December 31, 1997. The Company does not anticipate significant revenues in 1998 from the development of TSMS-based products, which have yet to be fully developed.

The Company historically has engaged in the business of designing, manufacturing, marketing and supporting high-performance enterprise servers running on industry standard network systems, principally Microsoft Windows NT and Novell NetWare. All revenues generated through December 31, 1997 related to the server line of business.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. As discussed in Note 3, the Company intends to liquidate its international subsidiaries in 1998.

CASH EQUIVALENTS
The Company considers investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents at December 31, 1997 are concentrated in money market accounts and in commercial paper.

INVENTORIES
Inventories are stated at the lower of cost or market. Cost is determined using standard costs, which approximate costs determined using the first-in, first-out method. Appropriate consideration is given to deterioration, obsolescence and other factors in the evaluation of net realizable value.

EQUIPMENT AND IMPROVEMENTS
Equipment and improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful asset lives of generally two to seven years. Expenditures for maintenance and repairs that do not improve or extend the life of the respective assets are expensed. The cost and related accumulated depreciation or amortization of assets sold or disposed of are removed from the accounts and the resulting gain or loss is included in the results of operations.

REVENUE RECOGNITION
Revenue on product sales is recognized upon shipment. The Company provides for estimated warranty costs in the period sales are recognized. Revenue under service contracts is deferred and recognized on a straight-line basis over the contract period.

In October 1997, the AICPA's Accounting Standards Executive Committee issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which must be adopted by the Company effective January 1, 1998. Management does not anticipate that the adoption of this SOP will change the Company's revenue recognition practices or otherwise impact the Company's financial position or results of operations.

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

NET LOSS PER SHARE
Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during each period. Potential dilutive common shares relate to common stock options and warrants. Potentially dilutive common shares are excluded from the calculation of net loss per share as their impact is antidilutive.

The Company adopted the requirements of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," in the fourth quarter of 1997. Net loss per share after adoption of this new accounting standard is the same as reported prior to adoption due to the Company's net loss position.

USE OF ESTIMATES
The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant areas which require the use of management estimates relate to the determination of the allowances for obsolete inventories, uncollectible accounts receivables and accrued warranty costs.


2. CHANGE IN BUSINESS FOCUS

A combination of competitive pressures and a vision for a highly distributed and scalable storage systems architecture led the Company in February 1997 to redefine its corporate strategy to focus its development efforts exclusively on storage system management software. The architecture includes an entirely new generation of Distributed File System and File-Intelligent I/O technology known as Tricord Storage Management Software ("TSMS"). No revenues have been generated by TSMS through December 31, 1997. The Company does not anticipate significant revenues from the development of TSMS-based products in 1998.

During the second quarter of 1997, the strategic shift in the Company's business, as discussed above, necessitated a reduction in the Company's workforce affecting approximately 90 employees.

The Company intends to sell its remaining enterprise server product inventory, consisting primarily of spare parts and expansion products, as long as there is sufficient customer demand and materials are available. The Company will honor its service agreements and enter into new agreements as long as there is sufficient demand. The Company's product sales during 1997 have consisted mainly of spare parts, disk drives, memory and expansion products. The Company expects that its 1998 revenues will decline significantly from the 1997 levels and will continue to consist mainly of spare parts, disk drives, memory and expansion products as well as new service contracts. The Company does not anticipate significant revenues in 1998 from the development of TSMS-based products, which have yet to be fully developed.

If the Company's operations progress as currently anticipated, of which there can be no assurance, the Company believes that its existing cash and cash equivalents will be sufficient to fund its operations for the next twelve months. The Company is continuing to seek additional capital through OEM or other strategic investments or alliances.


3. SELECTED FINANCIAL STATEMENT INFORMATION

SUPPLEMENTAL BALANCE SHEET INFORMATION



                                                                          December 31,
                                                                     ---------------------
                                                                      1997           1996
                                                                     ------         ------
     Accounts receivable:
       Accounts receivable . . . . . . . . . . . . . . . . .      $   1,894          7,480
       Less allowance for doubtful accounts. . . . . . . . .         (1,213)        (2,844)
                                                                   --------       --------
                                                                  $     681          4,636
                                                                   --------       --------
                                                                   --------       --------

     Inventories:
       Raw materials . . . . . . . . . . . . . . . . . . . .      $   1,125          3,658
       Work-in-process . . . . . . . . . . . . . . . . . . .          1,192          4,696
       Finished goods. . . . . . . . . . . . . . . . . . . .          1,877          3,205




       Spare parts and expansion products. . . . . . . . . .          3,321            755
       Less inventory reserves . . . . . . . . . . . . . . .         (6,018)        (7,330)
                                                                   --------       --------
                                                                  $   1,497          4,984
                                                                   --------       --------
                                                                   --------       --------

     Equipment and improvements:
       Office equipment and leasehold improvements . . . . .      $   1,369          4,614
       Engineering equipment . . . . . . . . . . . . . . . .            869          9,525
       Production equipment. . . . . . . . . . . . . . . . .            204          1,796
                                                                   --------       --------
                                                                      2,442         15,935
       Less accumulated depreciation and amortization. . . .         (1,877)       (10,218)
                                                                   --------       --------
                                                                  $     565          5,717
                                                                   --------       --------
                                                                   --------       --------

     Accrued payroll, benefits and related taxes:
       Salaries, commissions and bonus . . . . . . . . . . .      $     310            762
       Vacation. . . . . . . . . . . . . . . . . . . . . . .            134            407
       Medical benefits  . . . . . . . . . . . . . . . . . .             65            106
                                                                   --------       --------
                                                                  $     509          1,275
                                                                   --------       --------
                                                                   --------       --------

     Other accrued expenses:
       Warranty  . . . . . . . . . . . . . . . . . . . . . .      $     371            626
       Relocation  . . . . . . . . . . . . . . . . . . . . .            175            175
       Other . . . . . . . . . . . . . . . . . . . . . . . .            379          1,745
                                                                   --------       --------
                                                                  $     925          2,546
                                                                   --------       --------
                                                                   --------       --------



SUPPLEMENTAL STATEMENT OF OPERATIONS INFORMATION

1997:
During the fourth quarter of 1997, the Company recorded credits to cost of goods sold of $270 for a reduction to the Company's obsolete and excess inventory reserves and $226 for a reduction to the warranty accrual. Also during the fourth quarter of 1997, the Company took credits to general and administrative expense totaling $440 to reduce the allowance for doubtful accounts and to reduce a benefits accrual. These adjustments were made based on analyses the Company performed during the fourth quarter of 1997. These adjustments totaled $936, or $.07 per share.

In September 1997, the Company agreed to a $350, or $.03 per share, settlement of the Memorex Telex Corporation ("Memorex Telex") Chapter 11 bankruptcy preferential payment claim, which was accepted by the U.S. Bankruptcy Court in October 1997. The Company recorded the required payment as a charge to general and administrative expense in the third quarter of 1997. In June 1997, the Company had filed a response to the complaint filed against the Company regarding certain payments made by Memorex Telex to the Company within 90 days prior to Memorex Telex's October 15, 1996 Chapter 11 bankruptcy filing. The Complaint alleged that these payments were avoidable transfers under the Bankruptcy code and had sought return of approximately $1,300 from the Company, together with interest and attorney's fees.

Also included in the third quarter of 1997 is a charge of $224 to provision for income taxes for the establishment of a reserve for a deferred tax asset related to the Company's alternative minimum tax credit carryforwards.

During the second quarter of 1997, the Company completed an updated forecast of its anticipated usage of current on-hand inventories and determined that it had more inventory than was required through the end of 1998. Accordingly, the Company recorded a second quarter 1997 charge of $1,332, or $.10 per share, to cost of goods sold to adjust inventories to their net realizable value.

Also included in the second quarter of 1997 are nonrecurring items, net, for the following items: a charge of $975 for the net value of leasehold improvements written off due to the termination of the Company's lease at its previous headquarters facility; a charge of $764 for the write-down of certain equipment based on an updated review of the equipment required to support the operations of the Company; a charge of $125 for the mutual settlement and release without admission of liability by either the Company or International Business Machines ("IBM") regarding IBM's assertion that certain of the Company's server systems and related products infringe on certain patents owned by IBM; and a credit of $1,000 for a one-time license fee paid to the Company by Toshiba for the world-wide, non-exclusive right and license to the Availability Management System ("AMS") Software. The AMS Software license related to the Company's server line of business.

1996:
During the fourth quarter of 1996, the Company completed its analysis of the remaining reserves related to the second quarter 1995 charge totaling $18,066 associated with the disposal and write-down of obsolete and excess inventory due primarily to changes in the Company's business outlook and strategy, an increase in the allowance for doubtful accounts and severance. As a result of this analysis, the Company reversed reserves totaling $1,848, or $0.14 per share, in the fourth quarter of 1996 to adjust the remaining estimates for each of the items above. The breakdown of the $1,848 credit by line item in the statement of operations is as follows: cost of sales - $(1,360); research and development
- $10; sales and marketing - $(130); and general and administrative - $(368).

In the third quarter of 1996, the Company took a charge of $1,700, or $.13 per share, by increasing its allowance for doubtful accounts due to the October 1996 Chapter 11 bankruptcy filing of Memorex Telex. This charge represented the entire outstanding balance due from Memorex Telex as of September 30, 1996.

1995:
In the second quarter of 1995, the Company took charges totaling $18,696, or $1.42 per share, for the disposal and write-down of obsolete inventory primarily due to changes in the Company's business outlook and strategy, an increase in the allowance for doubtful accounts and severance.

Other Income:

Other income includes foreign currency losses of approximately $202 and $183 in 1996 and 1995, respectively.



SUPPLEMENTAL CASH FLOW INFORMATION

                                                                      1997           1996           1995
                                                                     ------         ------         ------
     Cash paid for interest. . . . . . . . . . . . . . . . .        $     3              2              6
     Cash paid for income taxes. . . . . . . . . . . . . . .              -              -              -



GEOGRAPHICAL DATA AND MAJOR CUSTOMERS


                                     United States  International  Consolidated
                                     -------------  -------------  ------------
1997
Sales to unaffiliated customers          $  12,660              -        12,660
Operating loss                             (10,676)           (43)      (10,719)
Identifiable assets                          6,748              7         6,755


1996
Sales to unaffiliated customers          $  43,626          7,643        51,269
Operating income (loss)                    (15,866)           482       (15,384)
Identifiable assets                         19,758          2,180        21,938

1995
Sales to unaffiliated customers          $  53,754          6,427        60,181
Operating loss                             (33,316)        (3,837)      (37,153)
Identifiable assets                         35,267          4,900        40,167



International activity historically related to activities of the Company's Japanese subsidiary, Tricord K.K. The Company's other international subsidiaries were sales and marketing channels. The Company exports its products to unaffiliated customers located in these channels. Substantially all of the Company's international sales are denominated in U.S. dollars, except Japan, in which sales were negotiated, invoiced and paid in yen. The impact of foreign currency exchange rate changes and transactions was not significant for any of the periods presented. The Company intends to liquidate its international subsidiaries in 1998. There was no significant activity in 1997 related to the international subsidiaries. The Company does not anticipate significant gains or losses related to the liquidation of its international subsidiaries in 1998.

United States sales to unaffiliated customers in 1997 includes export sales of $857 to Europe and $613 to other foreign countries. Toshiba Corporation ("Toshiba") and Actium Tools, Inc. comprised 17.0% and 10.3%, respectively, of the Company's accounts receivable balance at December 31, 1997.

United States sales to unaffiliated customers in 1996 includes export sales of $3,982 to Europe and $2,653 to other foreign countries. Sales to Toshiba Corporation ("Toshiba") and Memorex Telex accounted for 14.9% and 14.5%, respectively, of the Company's revenues during 1996. Substantially all sales of Tricord K.K. are sales to Toshiba. Connect Computer Systems, Inc. and STMS, Inc., two of the Company's domestic resellers, comprised 23.1% and 14.8%, respectively, of the Company's accounts receivable balance at December 31, 1996.

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


4. ACQUISITION OF ASSETS OF RDI CORPORATION

In August 1996, the Company entered into an agreement to purchase certain assets of Reliable Distributed Information Corporation ("RDI") for $385 and entered into non-compete agreements totaling $100 with two of the principals of RDI Corporation. The asset purchase price of $385 included payment of $185 by closing of the agreement, payment of $50 in January 1997 and a contingent payment of $150 based on sales of product and continued employment with the Company of one of the principals of RDI Corporation. The non-compete agreements are to be paid in two installments, $50 at closing and $50 in January 1997. In addition, the Company issued 24,000 shares of unregistered and restricted stock. The restrictions with respect to these shares will not lapse until and unless both of the following occur: the Company ships 150 units of product which incorporate the code based on the software acquired from RDI Corporation and two years from the closing of the agreement. Given the unproven status of this technology at the acquisition date, the Company included a $335 charge to research and development expense for the year ended December 31, 1996 for the non-contingent portions of the asset purchase agreement and non-compete agreements. The Company is currently negotiating with the principals of RDI regarding the contingent payment. No adjustment has been made for this contingent payment in 1997. The technology purchased from RDI Corporation remains a significant part of the development of TSMS.

5. LEASES

The Company leases office and warehouse facilities and certain equipment under cancelable and noncancelable operating leases expiring at various dates through 2001. In August 1997 the Company moved its corporate headquarters to a smaller leased facility to fit its current operating space requirements. The Company's new headquarters facility lease has a three-year term and includes a provision that the Company pay a pro rata share of the lessor's operating costs, including real estate taxes. Rent expense under all leases was $691, $1,546 and $1,881 for the years 1997, 1996 and 1995, respectively.

In the second quarter of 1997 the Company negotiated a termination agreement with the landlord of its previous headquarters facility. The termination agreement provides that the Company will continue to receive sublease rentals, net of related costs, through the sublease term and would also be paid an additional $300 if the landlord sells the building prior to the end of the sublease in January 2002.

Future minimum lease payments, excluding operating costs, are as follows:


     1998. . . . . . . . . . . . . . . . . . . . .       $    103
     1999. . . . . . . . . . . . . . . . . . . . .             91
     2000. . . . . . . . . . . . . . . . . . . . .             67
     2001. . . . . . . . . . . . . . . . . . . . .              6
                                                         --------
                                                         $    267
                                                         --------
                                                         --------



6. INCOME TAXES

At December 31, 1997, the Company had generated domestic net operating loss carryforwards of approximately $57,000 for tax reporting purposes that may be offset against future taxable income through 2012. In addition, the Company also had generated approximately $1,911 of research and experimentation tax credit carryovers available to reduce future income taxes. These credits expire from 2002 through 2012. Due to uncertainty as to the realizability of the loss and tax credit carryforwards, full valuation allowances have been established for the benefit associated with these carryforwards and for net deductible temporary differences related primarily to accounts receivable and obsolete inventory allowances, and depreciation and deferred revenue.

Domestic and foreign components of loss before provision for income taxes for 1997 are $10,631 and $76, respectively. For 1996, domestic and foreign components of loss before provision for income taxes are $11,817 and $3,387, respectively, while for 1995, the domestic and foreign components of loss before provision for income taxes are $30,235 and $6,918, respectively.


7. EMPLOYEE BENEFIT PLAN

The Company has a defined contribution profit sharing plan covering all employees, which is intended to qualify under Section 401(k) of the Internal Revenue Code. Employee contributions are limited to 20% of their earnings, subject to yearly limitations. At the discretion of the Board of Directors, the Company may make profit sharing contributions, which are allocated to eligible employees based on their salary without regard to whether they have made any contributions to the plan, or matching contributions, which are allocated to eligible employees based upon the amount of contributions made to the plan during the year. The Board of Directors approved $46, $114 and $143 of matching contributions for 1997, 1996 and 1995, respectively.

8. LEGAL PROCEEDINGS

In June 1997, a federal jury in St. Paul, Minnesota absolved the Company of any liability in a class action lawsuit alleging securities fraud. In July 1996, one of the insurance carriers had assumed complete defense of this matter for the Company and the individual defendants and agreed to hold all defendants harmless against any further liability with respect to the matter in exchange for the Company's deposit of $400 into an escrow account and making available warrants for settlement purposes to purchase 100,000 shares of the Company's common stock at an exercise price of $6.00 per share.

In October 1997, the plaintiffs for the class action appealed the jury decision to the U.S. Eighth District Court of Appeals. In December 1997, the insurance company reached an agreement with the attorneys for the plaintiffs to pay for a portion of the legal costs incurred by the attorneys for the class. This agreement was accepted by the federal court and the appeal by the plaintiffs was dismissed in February 1998. The Company believes that it will receive back some portion of the cash escrow payment, as discussed above, in the first or second quarter of 1998. The amount of this potential refund is unknown at this time. In addition, the Company will cancel the warrants as discussed above and record a gain of $250 in 1998. The resolution of these gain contingencies is dependent on a termination agreement successfully being executed between the Company and the insurance carriers.

There is currently a dispute between the Company and Novell, Inc. ("Novell") regarding alleged royalties owed to Novell with respect to Novell's software that the Company destroyed when such software could not be sold. The Company had entered into an OEM agreement with Novell, pursuant to which it purchased Novell's software that was to be installed on the Company's servers. The Company paid Novell $100 in advance royalties pursuant to the OEM agreement. The Company's sales of Novell's software did not result in royalties in excess of this advance royalty payment, and the Company disposed of the remaining Novell software. Novell has requested that the Company pay royalties on the destroyed software, which would total approximately $800. The Company has informed Novell that it does not owe royalties on the disposed software because the OEM agreement only provides for the payment of royalties on the sale of the software. The parties are currently attempting to resolve this dispute and the Company does not believe that this dispute will have a material adverse effect on the Company.


9. STOCKHOLDERS' EQUITY

STOCK OPTION PLANS
The Company's stock option plans provide for grants of incentive and nonqualified stock options, stock appreciation rights, restricted stock awards, performance unit awards and stock bonus awards to officers, employees, non-employee consultants and independent contractors. The Company has reserved 2,000,000 shares of common stock for issuance, plus any unissued shares from previous stock option plans, under the 1995 Stock

Incentive Plan, which terminates in 2004. The Company had previous stock option plans under which a total of 3,360,000 shares of common stock have been reserved for issuance. These previous plans have been terminated; however, any options outstanding upon termination of these plans may continue to be exercised in accordance with their terms. Options may be granted to purchase shares of the Company's common stock at not less than the fair market value at the date of grant. Options generally become exercisable over periods of up to four years from the date of grant and expire within ten years from date of grant. The Company intends to submit a new plan for shareholder approval at its annual meeting in May 1998.

On February 25, 1997 the Board of Directors of the Company approved the exchange of stock options then held ("old options") for new stock options ("new options") which were deemed granted on March 14, 1997. These new options have an exercise price of $.875 per share and have an initial vesting period of one year to March 14, 1998, at which time each new option would become exercisable with respect to the number of options that were then exercisable under the old option plus the number of shares that would have become exercisable under the old option between March 14, 1997 and March 14, 1998. After March 14, 1998 each new option would become exercisable with respect to any shares in accordance with the vesting schedule applicable to the old option for which the new option was exchanged. On February 13, 1998 the Company's Board of Directors approved the acceleration of the initial vesting period from March 14, 1998 to February 19, 1998. All other vesting for the new options remain the same as discussed above.

The Company's 1992 Non-Employee Director Stock Option Plan, as amended, provides for the granting to all non-employee directors certain options to purchase common stock at fair market value on the date of grant and generally become exercisable for periods of up to three years and expire within five years.
These options include a one-time grant of 25,000 shares, an annual grant of 10,000 shares and a one-time grant of 10,000 shares for non-employee directors serving on the Executive Committee of the Board of Directors. The number of shares reserved for issuance under the Plan is 350,000 shares. As of December 31, 1997, 280,000 shares had been issued under the 1992 Non-Employee Director Stock Option Plan, at exercise prices ranging from $1.88 to $25.00 per share.
At December 31, 1997, 150,000 of these options are exercisable, 18,070 have been exercised, 80,000 have been canceled and 31,930 have expired. In addition, each non-employee director is granted an annual stock award in lieu of any cash retainer for services as a Director and each director will receive the number of shares of common stock as equals the annual retainer divided by the fair market value of one share of common stock at the annual award date. The Company's 1992 Non-Employee Director Stock Option Plan, as amended, expired in May 1997, however, any options outstanding upon termination of this plan may continue to be exercised in accordance with their terms. The Company intends to submit a new director plan for shareholder approval at its annual meeting in May 1998.

Stock option transactions were as follows:



Shares                        1997           1996                1995
----------------------------------------------------------------------------
Granted                    3,717,261      1,962,000           2,428,500




Exercised                          -        (64,691)           (218,584)
Canceled                  (4,021,907)    (1,564,219)           (866,721)
                          ----------      ---------           ---------
December 31:
Outstanding                3,108,000      3,412,646           3,079,556
                          ----------      ---------           ---------
                          ----------      ---------           ---------

Exercisable                  182,375        894,810             580,916



Average exercise price
per share                     1997          1996                   1995
---------------------------------------------------------------------------
Granted                    $   0.86       $   3.05              $   4.06
Exercised                         -           3.19                  1.52
Canceled                       3.41           4.74                  7.88

December 31:
Outstanding                    1.41           4.33                  5.34

Exercisable                    9.99           6.08                  8.22


Stock options outstanding at December 31, 1997 had a range of exercise prices of $0.56 to $25.00 and an average contractual useful life of 4.1 years. Approximately 96% of the options outstanding had an exercise price of less than $4.00, of which approximately 2% of these options are exercisable.
Approximately 4% of the options outstanding had an exercise price of $4.00 to $25.00, of which approximately 98% are exercisable. The weighted average contractual life for each of these groups of options was 4.3 years and 1.3 years, respectively.

ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS
In 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123. The Company has continued to measure compensation cost for its stock incentive and option plans using the intrinsic-value-based method of accounting it has historically used and, therefore, the new standard has no effect on the Company's operating results.

Had the Company used the fair-value-based method of accounting for its stock option and incentive plans grants beginning in 1995 and charged the related compensation cost to operations, over the vesting period, net loss and net loss per share would have been increased to the following pro forma amounts:


                               1997          1996                  1995
---------------------------------------------------------------------------

Net loss
  As reported              $ (10,931)     $ (15,204)            $ (37,153)
  Pro forma                  (13,306)       (16,845)              (37,813)

Net loss per common share




  As reported              $   (0.81)     $  (1.14)             $ (2.81)
  Pro forma                $   (0.99)        (1.26)               (2.86)


The pro forma information above only includes stock options granted in 1995, 1996 and 1997. Compensation expense under the fair-value-based method of accounting may increase over the next few years as additional stock option grants are considered.

The weighted average grant-date fair value of the options granted in 1997, 1996 and 1995 was $0.56, $1.89 and $2.83 per share, respectively. The fair value was computed using the Black-Scholes option-pricing model. The assumptions used by the Company to compute the estimated fair value of options at grant date were as follows: the options were assumed to be exercised approximately one year earlier than their term at date of grant; no dividends will be paid by the Company during the term of the option granted; cumulative stock price volatility ranged from approximately 76% to 95%; and the weighted average risk-free interest rate was 5.92% for 1997 and 6.67% for 1996 and 1995. In addition, average forfeitures were assumed to be 35%, 23% and 20% for 1997, 1996 and 1995, respectively.

EMPLOYEE STOCK PURCHASE PLAN
The Company's Employee Stock Purchase Plan (the "Purchase Plan") has reserved 250,000 shares of common stock for future issuance. Under the Purchase Plan, the Company's employees may purchase shares of the Company's common stock at a price equal to 85% of the fair market value of the stock as of the first or last day of the twelve month offering period, whichever is lower. The Company issued approximately 53,000, 46,000 and 49,000 shares in 1997, 1996 and 1995, respectively.

WARRANTS
In 1992, the Company issued warrants to purchase 760,000 shares of the Company's common stock to certain original equipment manufacturers at prices ranging from $1.50 to $10.00 per share. These warrants expire two to seven years after issuance. At December 31, 1997, 200,000 of these warrants are exercisable, 20,000 have been exercised, none have been canceled and 540,000 have expired.

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


10. CONTINGENCIES

In addition to matters disclosed in Note 8 to the consolidated financial statements, the Company is a party to various claims and disputes arising in the ordinary course of business and pertaining to the enterprise server business. While the outcome of these matters cannot be predicted with certainty, management presently believes the disposition of these matters will not have a material effect on the results of operations, financial position or cash flows of the Company.


11. BUSINESS SEGMENTS

The Company had only one business segment, the server business, for 1996 and 1995. In 1996 the Company began development of the software purchased from RDI for use in its next generation enterprise server. In February 1997, as previously discussed, the Company changed its business focus to concentrate on storage system management software. The table below represents information related to the Company's business segments for 1997. Cost allocations are necessary in the determination of operating results by segment. For this reason, management does not represent that these segments, if operated as independent businesses, would result in the operating results shown.

Effective at year-end 1998, the Company will adopt the SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," which requires disclosure of segment data in a manner consistent with that used by an enterprise for internal management reporting and decision making. The Company believes that it will continue to report its operations as being comprised of two business segments under SFAS No. 131.


                                         December 31,
                                         ------------
                                            1997
                                            ------
Revenues:
Server business                         $   12,660
Software business                                -
   Total                                    12,660

Operating loss:
Server business                             (8,116)
Software business                           (2,603)
   Total                                   (10,719)

Total assets:
Server business                              6,347
Software business                              124
Corporate                                      284
   Total                                     6,755

Depreciation expense:



Server business                              2,049
Software business                              130
Corporate                                      419
   Total                                     2,598

Capital expenditures:
Server business                                175
Software business                               35
Corporate                                      210
   Total                                       420


The Company estimates that research and development expense for developing TSMS was approximately $1,500 in 1996. The Company estimates that its general and administrative expenses are approximately $1,000 annually.

12. QUARTERLY FINANCIAL DATA (UNAUDITED)


                                  First      Second        Third      Fourth
                                 Quarter     Quarter      Quarter     Quarter
                                 -------     -------      -------     -------
1997
Revenues                        $  4,873       3,311        2,582       1,894
Gross margin                         (43)     (1,179)         662         695
Net loss                          (5,149)     (4,563)      (1,014)       (205)
Net loss per share                  (.38)       (.34)        (.08)       (.02)

1996
Revenues                          18,450      12,012       10,571      10,236
Gross margin                       5,842       2,760        3,028       4,223
Net loss                          (1,923)     (5,358)      (6,316)     (1,607)
Net loss per share                  (.14)       (.40)        (.47)       (.12)


See Note 3 to the consolidated financial statements for Supplemental Statement of Operations Information.

Quarterly calculations of net loss per share are made discretely for each quarter during the fiscal year.

INVESTOR INFORMATION

NOTICE OF ANNUAL MEETING

The annual meeting of stockholders will be held at the Radisson Hotel and Conference Center in Plymouth, Minnesota, beginning at 1:00 p.m. local time, on Friday May 15, 1998. A formal notice of the meeting, together with proxy statement and proxy, will be mailed on or about April 10, 1998 to stockholders of record on March 27, 1998.

STOCKHOLDERS' INQUIRIES
Communications concerning transfer requirements, change of address and lost certificates should be directed to the Transfer Agent.

To meet the general information needs of shareholders and investors, Tricord Systems, Inc. staffs an investor relations department at its corporate headquarters. Inquiries are welcome by letter or telephone to: Investor Relations Department, Tricord Systems, Inc., 2905 Northwest Boulevard, Suite 20, Plymouth, Minnesota 55441; telephone (612) 557-9005.

SECURITIES LISTINGS
The Company's common stock is listed and traded on the Nasdaq National Market System. The Nasdaq trading symbol is TRCD.

In February 1998, the Company received notice from the Nasdaq Stock Market that the Company was not in compliance with Nasdaq National Market listing requirements and that the Company could be subject to transfer to the SmallCap Market or delisting. The Company has since successfully resolved the Nasdaq minimum bid price requirement, thereby avoiding delisting action. The Company intends to follow all procedures available under Nasdaq rules to avoid transfer to the SmallCap Market. The Company's goal is to remain on the Nasdaq National Market, however, there can be no assurance that the Company will be successful in remaining on the Nasdaq National Market or ultimately, on the Nasdaq Stock Market.

FORM 10-K
The Company will provide a copy of its most recent Annual Report on Form 10-K to any shareholder requesting a copy. Inquiries should be directed to the Investor Relations Department at the address above.

TRANSFER AGENT AND REGISTRAR
Norwest Bank Minnesota, N.A.
161 North Concord Exchange
P.O. Box 738
South St. Paul, Minnesota  55075-0738

COMMON STOCK PRICES
The following table sets forth, for the periods indicated, the high and low closing sales prices per share for the Company's common stock as reported by the Nasdaq National Market. These prices do not include adjustments for retail mark-ups, mark-downs or commissions.


                                           1997                     1996
                                           ----                     ----

                                    High         Low         High         Low
                                    ----------------         ----------------
First quarter                     $ 2.03        0.63         4.63        2.50
Second quarter                      1.31        0.50         7.25        3.63
Third quarter                       1.22        0.63         4.50        2.50
Fourth quarter                      1.50        0.50         2.69        1.36


On February 27, 1998, the closing price for the Company's common stock was $1.09.

On February 27, 1998, there were approximately 365 shareholders of record of the Company's common stock. The Company estimates that an additional 5,700 shareholders own stock held for their accounts at brokerage firms and financial institutions.

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

FINANCE AND AUDIT COMMITTEE
Donald L. Lucas, Chairman
Jeffrey O. Henley

COMPENSATION COMMITTEE
Yuval Almog, Chairman
Donald L. Lucas

EXECUTIVE COMMITTEE
Yuval Almog
Donald L. Lucas
John J. Mitcham

EXECUTIVE OFFICERS
John J. Mitcham - President and Chief Executive Officer

Dr. Charles C. Devor - Vice President, Business Development
Dr. Alexander H. Frey - Vice President of Architecture
Charles E. Pearsall - Vice President, Engineering
Jeff A. Stewart - Vice President and Controller, Secretary

CORPORATE HEADQUARTERS
Plymouth, Minnesota


INDEPENDENT ACCOUNTANTS
Coopers & Lybrand L.L.P.
Minneapolis, Minnesota

CORPORATE COUNSEL
Oppenheimer Wolff & Donnelly LLP
Minneapolis, Minnesota