Form 10-K, Exhibit 13
period 1998-12-31
TRICORD SYSTEMS INC /DE/
filed 1999-03-31
CIK 837166

HISTORICAL FINANCIAL SUMMARY

SELECTED FINANCIAL DATA: The following table presents information regarding the financial condition and results of operations of the Company for the past five years. The data as of December 31, 1998 and 1997 and for each of the three years ended December 31, 1998 should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this annual report.

SUMMARY OF OPERATIONS:                                               For the years ended December 31,
                                             ---------------------------------------------------------------------------------
(In thousands, except per share data)           1998              1997              1996              1995              1994
------------------------------------------------------------------------------------------------------------------------------
Revenues                                      $  3,853            12,660            51,269            60,181            81,121
Cost of goods sold                               2,361            12,525            35,416            60,483            50,862
                                              --------          --------          --------          --------          --------
Gross margin                                     1,492               135            15,853              (302)           30,259
                                              --------          --------          --------          --------          --------

Research and development                         2,473             3,981             7,264             8,621             7,291
Sales and marketing                                991             4,312            18,395            21,897            18,456
General and administrative                         714             1,697             5,578             6,333             3,692
Nonrecurring items, net                           (195)              864                --                --                --
Other income, net                                 (380)              (12)             (180)               --            (1,017)
                                              --------          --------          --------          --------          --------
                                                 3,603            10,842            31,057            36,851            28,422
                                              --------          --------          --------          --------          --------
Income (loss) before income taxes               (2,111)          (10,707)          (15,204)          (37,153)            1,837
Provision for income taxes                          --              (224)               --                --              (125)
                                              --------          --------          --------          --------          --------
Net income (loss)                             $ (2,111)          (10,931)          (15,204)          (37,153)            1,712
                                              --------          --------          --------          --------          --------
                                              --------          --------          --------          --------          --------
Net income (loss) per share - basic
  and diluted                                 $  (0.14)            (0.81)            (1.14)            (2.81)             0.13
                                              --------          --------          --------          --------          --------
                                              --------          --------          --------          --------          --------

                                                                                December 31,
                                                           ------------------------------------------------------
FINANCIAL POSITION (IN THOUSANDS):                            1998         1997       1996       1995       1994
-----------------------------------------------------------------------------------------------------------------
Working Capital                                            $   5,599       2,977      8,140     20,020     51,872
Total Assets                                                   7,353       6,755     21,938     40,167     77,144
Stockholder's Equity                                       $   5,842       3,667     14,175     28,754     64,454

                                                                     December 31,
                                                            -------------------------------
GENERAL DATA AND RATIOS                                       1998       1997        1996
-------------------------------------------------------------------------------------------
Current Ratio                                                  4.7:1       2.0:1      2.0:1
Common shares outstanding (in thousands)                      18,961      13,460     13,407
Book value per share                                        $   0.31        0.27       1.06
Number of employees                                               35          38        156
Average revenue per employee (in thousands)                 $    110         166        291

TRICORD SYSTEMS, INC.
4

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL
Throughout 1998 the Company continued to focus its development efforts exclusively on storage system management software, the strategy it defined in 1997. The storage system management software architecture includes an entirely new generation of distributed file system and file-intelligent input/output ("I/O") technology known as Tricord Storage Management Software ("TSMS"). No revenues were generated by TSMS for 1998, and the Company may not receive revenues from TSMS-based products in 1999.

The Company has historically engaged in the business of designing, manufacturing, marketing and supporting high-performance enterprise servers for use in mission critical applications principally running on Microsoft Windows NT-Registered Trademark- and Novell-Registered Trademark-NetWare-Registered Trademark-. All revenues generated through December 31, 1998 relate to the server line of business (sometimes referred to as the "legacy business").

RESULTS OF OPERATIONS

REVENUES
Revenues for 1998 decreased 70% from 1997 compared to a decrease of approximately 75% from 1996 to 1997. The decreases in product revenues are primarily due to the Company's announcement in February 1997, that it would not bring its next generation enterprise server to market. As a result, product revenues for 1998 and 1997 consisted primarily of the sale of spare parts, disk drives, memory and expansion products from its server line of business. The Company continued to sell new service contracts, with revenues from such contracts of approximately $1,600,000 for 1998 and approximately $2,000,000 each for 1997 and 1996. In 1998 and 1997, no single customer accounted for more than 10% of the Company's revenues. Toshiba Corporation and Memorex Telex Corporation accounted for 14.9% and 14.5% of revenues in 1996, respectively.

The Company currently anticipates that revenues will continue to decrease in 1999 and expenses will continue to rise as the Company continues to focus its resources on developing and marketing TSMS. The Company intends to sell its remaining enterprise server product inventory, consisting primarily of spare parts and expansion products, as long as there is sufficient customer demand and materials are available. The Company will honor its service agreements and enter into new agreements as long as there is sufficient demand and provided such agreements are profitable. Since the Company has not completed its development of TSMS products, the Company may not receive revenues in 1999 from the sale or licensing of TSMS-based products.

                                                          TRICORD SYSTEMS, INC.

GROSS MARGIN
As a percent of revenues, gross margin increased to 38.7% in 1998 compared to 1.1% in 1997 and 30.9% in 1996. The increase in gross margin from 1997 to 1998 was primarily due to the impact of a full year of cost reductions in 1998, compared to only a partial year impact in 1997, and due to a 1997 adjustment of $1,332,000 to write-down inventories to their estimated net realizable values.

The decrease in gross margin from 1996 to 1997 was primarily due to the significant decrease in the Company's sales volume and the write-down of inventory discussed above. Gross margin was negatively impacted in 1997 by sales volume decreasing before certain variable costs were reduced. In addition, the product sales mix, which consisted primarily of spare parts and expansion products in 1997, resulted in a lower gross margin than in 1996, when the mix was comprised primarily of system sales. The Company currently anticipates that gross margin dollars will continue to decline in 1999 because of the anticipated decrease in revenues in 1999 as discussed above.

RESEARCH AND DEVELOPMENT
During the last three years, expenses for research and development consisted primarily of personnel costs and depreciation on capital equipment used in the research and development process. Research and development expenses decreased to $2,473,000 in 1998 from $3,981,000 in 1997 and $7,264,000 in
1996. The decreases from 1997 to 1998 and from 1996 to 1997 were due primarily to a decrease in salary and benefit costs associated with the workforce reduction which took effect at the end of the second quarter of 1997. In addition, 1996 costs included a $335,000 charge to research and development expense in connection with the acquisition of certain assets of Reliable Distributed Information Corporation. The Company currently anticipates that research and development costs will rise during 1999 as the Company continues to focus on the development of TSMS.

SALES AND MARKETING
For 1998, sales and marketing expenses consisted primarily of compensation and trade shows and marketing materials. For 1997 and 1996, sales and marketing expenses included compensation, sales commissions, travel, trade shows and marketing materials, and facility costs associated with domestic and international sales offices. Sales and marketing expenses decreased to $991,000 in 1998 from $4,312,000 in 1997 and from $18,395,000 in 1996. The decreases from
1997 to 1998 and from 1996 to 1997 were primarily due to lower salaries and benefits due to the workforce reduction which took place at the end of the second quarter of 1997, the reduction of commissions related to reduced revenues, and the closing of the Company's domestic and international sales offices. The Company currently anticipates that sales and marketing expenses will increase significantly in 1999 as the Company continues to focus on the development and marketing of TSMS and explores market and sales opportunities.

GENERAL AND ADMINISTRATIVE
General and administrative expenses decreased to $714,000 in 1998 from $1,697,000 in 1997 and $5,578,000 in 1996. The decrease from 1997 to 1998 was due to lower salaries

TRICORD SYSTEMS, INC.
6
and benefits associated with fewer team members, lower depreciation expense, and fourth quarter 1998 reductions in general and administrative expenses totaling $400,000, including $250,000 related to warrants previously made available for settlement purposes related to the securities class action lawsuit that were not required and therefore were cancelled and a $150,000 refund from the escrow account also related to the securities class action lawsuit. These reversals were made after the securities lawsuit was resolved in the Company's favor and all appeals were exhausted. All estimated loss accruals related to the securities litigation amounts were originally charged to general and administrative expense in 1996.

The decrease from 1996 to 1997 was due to the 1996 increase in the allowance for doubtful accounts of $1,700,000 for Memorex Telex due to their bankruptcy filing and lower salaries and benefits associated with fewer team members.

The Company currently anticipates that general and administrative expenses for 1999 will be higher than in 1998 due to the additional costs associated with the December 1998 addition of J. David Cabello, Vice President, General Counsel and Interim Chief Financial Officer and the planned addition of a new Chief Financial Officer in 1999.

CERTAIN NON-CASH CHARGES

The Company recorded non-cash charges in the fourth quarter of 1998 of $194,000 for the amortization of unearned compensation related to the grants of restricted stock awards and for employee stock options granted subject to shareholder approval. These non-cash charges will be amortized over the vesting periods and are estimated to be $1,531,000 in 1999.

NONRECURRING ITEMS
Nonrecurring items, net for 1998 included a payment to the Company of $300,000 from the sale of its former headquarters facility pursuant to a termination agreement with its previous landlord net of the write-off of the remaining net present value of the sublease payments receivable of $105,000.

Nonrecurring items, net for 1997 included the following items: a charge of $975,000 for the net value of leasehold improvements written off due to the termination of the Company's lease at its former headquarters facility; a charge of $764,000 for the write-down of certain equipment based on an updated review of the equipment required to support the operations of the Company; a charge of $125,000 for the settlement and mutual release between the Company and International Business Machines ("IBM") without admission of liability by either party regarding IBM's assertion that certain of the Company's server systems and related products infringed IBM's patents; and a credit of $1,000,000 for a one-time license fee paid to the Company by Toshiba for the world-wide, non-exclusive right and license to the Availability Management System ("AMS") Software. The AMS Software was related to the Company's server line of business.

                                                          TRICORD SYSTEMS, INC.

INCOME TAXES
As of December 31, 1998, for federal income tax purposes, the Company had domestic net operating loss carryforwards of approximately $70,000,000. These loss carryforwards expire if not utilized by various dates between 2002 and 2018. Due to uncertainty as to the realizability of the loss and tax credit carryforwards, full valuation allowances have been established for the benefits associated with these carryforwards. The Company did not incur tax liabilities in 1998, 1997 and 1996 due to its net losses.

Included in 1997 is a charge of $224,000 to the provision for income taxes to establish a reserve for a deferred tax asset related to the Company's alternative minimum tax credit carryforwards.

FINANCIAL INSTRUMENTS
The Company invests excess funds not required for current operations in cash equivalents, primarily money market funds or commercial paper. As of December 31, 1998, cash equivalents had an average maturity of less than three months. Market risk was estimated as the potential decrease in interest income resulting from a hypothetical one percent decrease in interest rates for the cash equivalents, which would result in an annual interest income decrease of approximately $30,000.

LIQUIDITY AND CAPITAL RESOURCES
Cash used in operating activities was $1,277,000 in 1998. Cash was primarily used in 1998 to fund the Company's net loss, and was offset by decreases in accounts receivable and inventories due primarily to lower sales. Cash used in operating activities was $2,060,000 in 1997 and $4,774,000 in 1996. Cash was primarily used in 1997 and 1996 to fund the Company's net loss in each year and was offset by decreases in accounts receivable and inventories and the primarily non-cash nature of certain 1997 charges.

Cash used in investing activities in 1998, 1997 and 1996 was $55,000, $361,000, and $1,346,000, respectively, principally due to capital expenditures, which was partially offset in 1996 by proceeds from the maturity of investments. The Company anticipates that its capital expenditures in 1999 will be more than the 1998 level. Other than capital expenditures associated with the opening of the Company's Houston facility in early 1999 which are estimated to be $74,000, the Company has no significant commitments for the purchase of capital equipment.

Cash from financing activities in 1998, 1997 and 1996 was $3,834,000, $85,000, and $443,000, respectively, principally due to $3,000,000 received from a private placement in 1998, as described below, and stock options exercised and stock issued under the Company's Employee Stock Purchase Plan in each of the three years.

In December 1998, the Company received $3,000,000 from a private placement of 3,000,000 shares of common stock at a price of $1.00 per share. In connection with this private placement, investors also received warrants to purchase an equal number of additional shares of common stock at an exercise price of $3.50 per share. The warrants are exercisable for a five-year period and expire on December 15, 2003. The Company intends to use these funds to further its TSMS development and marketing efforts in 1999.

As of December 31, 1998, the Company had $6,215,000 in cash and cash equivalents. If the Company's operations progress as currently anticipated, of which there can be no assurance, the Company believes that it will be able to manage its cash resources to

TRICORD SYSTEMS, INC.
8
continue operations for at least the next twelve months. However, should the Company incur additional costs within the next twelve months due to the product launch of its TSMS-based products (which have yet to be fully developed), the related channel development for distributing TSMS-based products and other significant increases in research and development costs and marketing and sales costs, the Company will need to adjust its plans as necessary, if it fails to secure additional financing.

In any event, however, the Company will need to raise additional capital in order to complete development and commence commercial marketing of its TSMS-based products. The Company may seek such additional capital through the sale of debt or equity securities. In addition, the Company continues to look for additional capital through OEM or other strategic investments or alliances. There can be no assurance, however, that additional capital will be available on acceptable terms or at all, and the failure to obtain additional capital as needed may have an adverse effect on the Company.

YEAR 2000
The Company previously initiated a project to prepare its computer systems for the Year 2000. This project encompasses information technology ("IT") systems, non-IT systems, Company products and third party products and systems. Based on its efforts to date, management believes the Year 2000 issue will not have a significant impact on operations. If additional modifications and conversions are necessary, however, and cannot be completed on a timely basis, the Year 2000 issue could have an adverse effect on the Company's operations. At this time, the Company believes that it is unnecessary to adopt a contingency plan covering the possibility that additional modifications and conversions will be needed, but, as part of the overall project, the Company will continue to assess the need for such a contingency plan, and will continue to analyze its computer systems to determine if additional modifications and conversions will be needed.

The Company has reviewed its main IT system and to date has determined that a Year 2000 problem does not exist in that system. However, the Company has other smaller supporting business systems which it has not yet completely reviewed. In the event that the Company determines that its smaller supporting business systems will not transition properly at the end of the millenium, the Company will transition these systems to its main business system in order to mitigate any business disruption.

By the end of June, 1999, the Company expects to have completed an evaluation of its telephone, facility heating and cooling and other non-IT systems for Year 2000 readiness and to have completed any remedial action as necessary.

The Company has also reviewed its software related to its legacy business and has completed a fix for the Year 2000 issue. The Company has made this fix available to its customers on its web site. The Company will also commence an effort to contact as many of its legacy business customers as possible. The Company has not yet released any TSMS-based products, but it intends to review and correct any Year 2000 issues, if necessary, prior to release to market of these products.

The Company has reviewed suppliers for its legacy business and has determined that, due to the declining revenues associated with sales of spare parts, there is no material impact to the Company. The Company has not yet released any TSMS-based products, but it intends to work with future suppliers to ensure that no Year 2000 issues will exist prior to release to market of these products.

Substantially all of the Company's Year 2000 efforts have been made using internal personnel, therefore, the costs associated with the Year 2000 assessment and corrections have not been, and currently are not anticipated to be, material to the Company. All such costs to date have been expensed as incurred.

Due to the complexity and pervasiveness of the Year 2000 issue and, in particular, the uncertainty regarding the Year 2000 compliance programs of third parties, no assurance can be given that a Year 2000 issue will not have a material adverse effect on the Company's business or results of operations.

                                                          TRICORD SYSTEMS, INC.

This Annual Report contains certain forward looking statements within the meaning of the Private Securities Reform Act of 1995. For this purpose, any statements contained in this Annual Report that are not statements of historical fact are deemed to be forward looking statements. Without limiting the foregoing, words such as "may," "will," "should," "expects," "anticipates," "estimates," "believes," or "plans," or comparable terminology, are intended to indicate forward looking statements. These statements by their nature are based on current expectations and assumptions and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward looking statements, including the following risks:

    - The Company will not realize sufficient revenues from its legacy business to fund its ongoing TSMS product development and marketing operations. The Company intends to manage its current cash to fund its operations throughout 1999; however, continued aggressive product development and product introduction necessarily requires that the Company obtain additional funds from investors. The Company continues to pursue additional investors, however, there can be no assurance that funds will be obtained.

    - The market window for the Company's products is limited inasmuch as many competitors with established brand identity are beginning to enter the market with products that will be positioned against the Company's products. Although the Company believes it has a significant headstart and that its technology is superior, established product channels and bundling arrangements may impede the Company's product introduction and market acceptance.

    - The market for distributed file system products for the Windows NT and UNIX environment is new and developing. The Company believes that its future success will depend upon the continued growth and acceptance of the Windows NT operating system and the growth in demand for attached storage. In addition, the Company's success is dependent upon its ability to develop, test and release products for this market on a timely basis.

    - The market for storage products currently is characterized by rapid technological change and evolving industry standards and is expected to be highly competitive with respect to timing of product innovation. The introduction of products embodying new technology and the emergence of new industry standards can render products, either existing or under development, obsolete and unmarketable. The Company's success is dependent in part upon its ability to anticipate changes in technology and industry standards and to successfully develop and introduce new and enhanced products on a timely basis. If the Company is unable for technological or other reasons to develop products in a timely manner in response to changes in the industry, or if products or product enhancements that the Company develops do not achieve market acceptance, the Company's business will be materially and adversely affected.

TRICORD SYSTEMS, INC.
10

    - The Company currently intends to market its TSMS throgh OEM and other channels, and the failure to establish such relationships on acceptable terms could adversely affect the Company's ability to introduce and market TSMS-based products successfully.

    - The Company will need to maintain compliance with the Nasdaq SmallCap Market requirements.

    - Many of the Company's potential competitors in the market for UNIX and Windows NT storage products are the same companies that represent potential OEM partners. The Company's ability to introduce and market its products could be adversely affected if one or more of these competitors elects to develop and market its own products. Additionally, the Company's ability to market its products will necessarily require the endorsement of industry leaders if the Company's products are to gain wide-scale acceptance by the industry.

    - The Company's sales' lead time may be longer than most storage products due to the general market reluctance to accept new entrants and due to the sensitivity of the data on today's storage devices.

    - The Company will need to attract new team members and consultants and retain existing team members and consultants.

TRICORD SYSTEMS, INC.
11

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

The financial statements in this report have been audited by the independent accounting firm of PricewaterhouseCoopers LLP. Their audits were conducted in accordance with generally accepted auditing standards and included an evaluation of our internal control system, as they considered necessary, to determine the extent of tests and audit procedures required for expressing an opinion on the Company's financial statements.

The Audit Committee of the Board of Directors is composed of Mr. Donald L. Lucas, Chairman, and Mr. Tom R. Dillon. The Audit Committee meets periodically with the independent accountants and management to review accounting, auditing, internal control and financial reporting matters. The independent accountants have full and free access to the Audit Committee and its individual members at any time.

John J. Mitcham                        J. David Cabello
Chairman and Chief                     Interim Chief Financial Officer
Executive Officer

                                                          TRICORD SYSTEMS, INC.

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
and Stockholders of
Tricord Systems, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations of cash flows and of stockholders' equity present fairly, in all material respects, the consolidated financial position of Tricord Systems, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management, our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
March 10, 1999, except as to the
information in Note 7, for which the
date is March 17, 1999

TRICORD SYSTEMS, INC.
13

                                                TRICORD SYSTEMS, INC.
                                        CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                 Year Ended December 31,
                                                                  -----------------------------------------------------
(in thousands, except per share data)                                  1998                1997               1996
                                                                  --------------        ------------       ------------
Revenues:
     Product sales                                                $       2,243              10,676             49,162
     Service contracts                                                    1,610               1,984              2,107
                                                                    ------------        ------------       ------------
                                                                          3,853              12,660             51,269

Cost of goods sold:
     Product sales                                                        1,988              11,966             35,008
     Service contracts                                                      373                 559                408
                                                                    ------------        ------------       ------------
                                                                          2,361              12,525             35,416

         Gross margin                                                     1,492                 135             15,853
                                                                    ------------        ------------       ------------

Operating expenses:
     Research and development                                             2,473               3,981              7,264
     Sales and marketing                                                    991               4,312             18,395
     General and administrative                                             714               1,697              5,578
     Nonrecurring items, net                                               (195)                864                  -
                                                                    ------------        ------------       ------------
                                                                          3,983              10,854             31,237
                                                                    ------------        ------------       ------------

         Operating loss                                                  (2,491)            (10,719)           (15,384)
                                                                    ------------        ------------       ------------

Other income (expense):
     Interest, net                                                          193                 204                385
     Other, net                                                             187                (192)              (205)
                                                                    ------------        ------------       ------------
                                                                            380                  12                180
                                                                    ------------        ------------       ------------

Loss before provision for income taxes                                   (2,111)            (10,707)           (15,204)
Provision for income taxes                                                    -                 224                  -
                                                                    ------------        ------------       ------------

         Net loss                                                 $      (2,111)            (10,931)           (15,204)
                                                                    ------------        ------------       ------------
                                                                    ------------        ------------       ------------

         Net loss per share  - basic and diluted                  $       (0.14)              (0.81)             (1.14)
                                                                    ------------        ------------       ------------
                                                                    ------------        ------------       ------------

         Weighted average common shares outstanding -
                     basic and diluted                                   14,573              13,447             13,357
                                                                    ------------        ------------       ------------
                                                                    ------------        ------------       ------------

The accompanying notes are an integral part of the consolidated financial statements.

                                                          TRICORD SYSTEMS, INC.

                                               TRICORD SYSTEMS, INC.
                                            CONSOLIDATED BALANCE SHEETS


                                                                                           At December 31,
                                                                               --------------------------------------
(In thousands, except per share data)                                                  1998               1997
                                                                               -------------------  -----------------
ASSETS
Current assets:
     Cash and cash equivalents                                                 $            6,215              3,713
     Accounts receivable, net                                                                 162                681
     Inventories, net                                                                         637              1,497
     Other current assets                                                                      96                174
                                                                                 -----------------  -----------------
         Total current assets                                                               7,110              6,065

Equipment and improvements, net                                                               243                565

Other assets                                                                                    -                125
                                                                                 -----------------  -----------------

         Total Assets                                                          $            7,353              6,755
                                                                                 -----------------  -----------------
                                                                                 -----------------  -----------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                          $              398                708
     Accrued payroll, benefits and related taxes                                              344                509
     Deferred revenue                                                                         525                946
     Other accrued expenses                                                                   244                925
                                                                                 -----------------  -----------------
         Total current liabilities                                                          1,511              3,088

Commitments and contingencies

Stockholders' equity:
     Common stock ,$.01 par value; 27,000 shares authorized,
         18,961 and 13,460 shares outstanding                                                 190                135
     Additional paid-in capital                                                            87,483             77,606
     Unearned compensation                                                                 (5,564)                 -
     Cumulative translation adjustments                                                         -                 82
     Accumulated deficit                                                                  (76,267)           (74,156)
                                                                                 -----------------  -----------------
         Total stockholders' equity                                                         5,842              3,667
                                                                                 -----------------  -----------------

         Total Liabilities and Stockholders' Equity                            $            7,353              6,755
                                                                                 -----------------  -----------------
                                                                                 -----------------  -----------------

The accompanying notes are an integral part of the consolidated financial statements.

TRICORD SYSTEMS, INC.
15

                                                    TRICORD SYSTEMS, INC.
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS


(In thousands)                                                                         Year Ended December 31,
                                                                     ----------------------------------------------------------
                                                                           1998                 1997                 1996
                                                                     ----------------       --------------       --------------
Cash flows from operating activities:
     Net loss                                                        $        (2,111)             (10,931)             (15,204)
     Adjustments to reconcile net loss to net
       cash used in operating activities:
         Restructuring credits                                                     -                    -               (1,848)
         Depreciation and amortization                                           355                2,598                4,485
         Loss on disposal of equipment                                            22                  643                  353
         Provision for losses on accounts receivable                            (142)                (455)               2,028
         Provision for losses on inventories                                      71                1,818                  994
         Loss on termination of facilities lease                                   -                  975                    -
         Provision for loss on equipment                                           -                  764                    -
         Deferred income taxes                                                     -                  224                    -
         Amortization of unearned compensation                                   194                    -                    -
         Other                                                                    82                  196                  250
         Changes in operating assets and liabilities:
             Accounts receivable                                                 661                4,410                3,381
             Inventories                                                         789                1,669                3,726
             Other current assets                                                 86                  704                  195
             Accounts payable                                                   (310)              (2,189)              (3,229)
             Accrued payroll, benefits and related taxes                         (75)                (766)                 (68)
             Deferred revenue                                                   (421)                 (99)                (158)
             Other accrued expenses                                             (478)              (1,621)                 321
                                                                       --------------       --------------       --------------
                Net cash used in operating activities                         (1,277)              (2,060)              (4,774)
                                                                       --------------       --------------       --------------
Cash flows from investing activities:
     Proceeds from maturity of investments                                         -                    -                1,000
     Capital expenditures                                                        (55)                (420)              (2,501)
     Change in other assets                                                        -                   59                  155
                                                                       --------------       --------------       --------------
                Net cash used in investing activities                            (55)                (361)              (1,346)
                                                                       --------------       --------------       --------------
Cash flows from financing activities:
     Stock option exercises and employee stock purchase plan                     834                   85                  443
     Proceeds from private placement                                           3,000                    -                    -
                                                                       --------------       --------------       --------------
                Net cash provided by financing activities                      3,834                   85                  443
                                                                       --------------       --------------       --------------
Effect of exchange rate changes on cash                                            -                  338                  (68)
                                                                       --------------       --------------       --------------
Net increase (decrease) in cash and cash equivalents                           2,502               (1,998)              (5,745)
Cash and cash equivalents at beginning of year                                 3,713                5,711               11,456
                                                                       --------------       --------------       --------------

Cash and cash equivalents at end of year                             $         6,215                3,713                5,711
                                                                       --------------       --------------       --------------
                                                                       --------------       --------------       --------------

The accompanying notes are an integral part of the consolidated financial statements.

                                                          TRICORD SYSTEMS, INC.

                              TRICORD SYSTEMS, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


(In thousands, except shares)                           Common Stock
                                       -----------------------------------------------
                                                                         Additional                       Cumulative
                                                             Par          Paid-In         Unearned        Translation   Accumulated
                                            Shares          Value         Capital       Compensation      Adjustments     Deficit
                                       -----------------    -------    ---------------  ---------------   -----------   -----------
Balances, December 31, 1995              13,272,560         $  133         76,830            --              (188)        (48,021)

Stock options and employee stock
purchase plan                               134,570              1            442            --              --              --
Warrant issued related to
class action  matter                           --             --              250            --              --              --
Foreign currency translation
adjustments                                    --             --             --              --               (68)           --
Net loss                                       --             --             --              --              --           (15,204)
                                         ----------     ----------     ----------      ----------      ----------      ----------

Balances, December 31, 1996              13,407,130            134         77,522            --              (256)        (63,225)

Stock options and employee stock
purchase plan                                52,754              1             84            --              --              --
Foreign currency translation
adjustments                                    --             --             --              --               338            --
Net loss                                       --             --             --              --              --           (10,931)
                                         ----------     ----------     ----------      ----------      ----------      ----------

Balances, December 31, 1997              13,459,884            135         77,606            --                82         (74,156)

Sale of common stock and warrants         3,000,000             30          2,970            --              --              --
Stock options and employee stock
purchase plan                               965,462             10            824            --              --              --
Stock issued to employees                   482,526              5            344            --              --              --
Stock issued to Directors                   221,997              2            149            --              --              --
Restricted stock issued to employees        831,143              8            498            (506)           --              --
Stock compensation for options
issued subject to shareholder
approval                                       --             --            5,252          (5,252)           --              --
Amortization of unearned
compensation                                   --             --             --               194            --              --
Stock options issued for services                                              90            --              --              --
Cancellation of warrant                        --             --             (250)           --              --              --
Foreign currency translation
adjustments                                    --             --             --              --               (82)           --
Net loss                                       --             --             --              --              --            (2,111)
                                         ----------     ----------     ----------      ----------      ----------      ----------

Balances, December 31, 1998              18,961,012         $  190         87,483          (5,564)           --           (76,267)
                                         ----------     ----------     ----------      ----------      ----------      ----------
                                         ----------     ----------     ----------      ----------      ----------      ----------

The accompanying notes are an integral part of the consolidated financial statements.

TRICORD SYSTEMS, INC.
17

                              TRICORD SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


1. BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS DESCRIPTION
Throughout 1998, Tricord Systems, Inc. (the "Company") continued to focus its development efforts exclusively on storage system management software, the strategy it defined in 1997. The storage system management software architecture includes an entirely new generation of distributed file system and file-intelligent input/output ("I/O") technology known as Tricord Storage Management Software ("TSMS"). No revenues were generated by TSMS for 1998, and the Company may not receive revenues from TSMS-based products in 1999.

The Company has historically engaged in the business of designing, manufacturing, marketing and supporting high-performance enterprise servers running on industry standard network systems, principally Microsoft Windows NT and Novell NetWare. All revenues generated through December 31, 1998 relate to the server line of business.

In 1997 the Company redefined its corporate strategy to focus its development efforts exclusively on storage system management software. During the second quarter of 1997, this strategic shift in the Company's business necessitated a reduction in the Company's workforce affecting approximately 90 employees.

The Company intends to sell its remaining enterprise server product inventories, consisting primarily of spare parts and expansion products, as long as there is sufficient customer demand and materials are available. The Company will honor its service agreements and enter into new agreements as long as there is sufficient demand and provided such agreements are profitable. The
Company's product sales during 1998 and 1997 have consisted mainly of spare parts, disk drives, memory and expansion products.

If the Company's operations progress as currently anticipated, of which there can be no assurance, the Company believes that it will be able to manage its cash resources to continue operations for at least the next twelve months. However, should the Company incur additional costs within the next twelve months due to the product launch of its TSMS-based products (which have yet to be fully developed), the related channel development for distributing the TSMS-based products and other significant increases in research and development costs and marketing and sales costs, the Company will need to adjust its plans as necessary if it fails to secure additional financing.

In any event, however, the Company will need to raise additional capital in order to complete development and commence commercial marketing of its TSMS-based products. The Company may seek such additional capital through the sale of debt or equity securities. The Company continues to look for additional capital through OEM or other strategic investments or alliances.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The Company liquidated all of its international subsidiaries during 1998, except for the United Kingdom.

CASH EQUIVALENTS
The Company considers investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents at December 31, 1998 and 1997 are concentrated in money market accounts and commercial paper.

INVENTORIES
Inventories are stated at the lower of cost or market. Cost is determined using standard costs, which approximate costs determined using the first-in, first-out method. Appropriate consideration is given to deterioration, obsolescence and other factors in the evaluation of net realizable value. Inventories consist mostly of spare parts and expansion products for the Company's legacy business.

EQUIPMENT AND IMPROVEMENTS
Equipment and improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful asset lives of generally two to five years. Expenditures for maintenance and repairs that do not improve or extend the life of the respective assets are expensed. The cost and related accumulated

                                                          TRICORD SYSTEMS, INC.

depreciation or amortization of assets sold or disposed of are removed from the accounts and the resulting gain or loss is included in the results of operations.

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

COMPREHENSIVE INCOME (LOSS)
The Company has no significant comprehensive income (loss) items other than net loss.

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

TRICORD SYSTEMS, INC.
19

2. SELECTED FINANCIAL STATEMENT INFORMATION

SUPPLEMENTAL BALANCE SHEET INFORMATION:

                                                                   December 31,
                                                             --------------------------
                                                               1998               1997
                                                             -------             -------
Accounts receivable:
  Accounts receivable ...........................            $   841               1,894
  Less allowance for doubtful accounts ..........               (679)             (1,213)
                                                             -------             -------
                                                             $   162                 681
                                                             -------             -------
                                                             -------             -------

Inventories:
  Spare parts and expansion products.............            $ 3,946               7,515
  Less inventory reserves........................             (3,309)             (6,018)
                                                             -------             -------
                                                             $   637               1,497
                                                             -------             -------
                                                             -------             -------

Equipment and improvements:
  Office equipment and leasehold improvements ...            $ 1,314               1,369
  Engineering equipment .........................                770                 869
  Production equipment ..........................                 99                 204
                                                             -------             -------
                                                               2,183               2,442
   Less accumulated depreciation and amortization             (1,940)             (1,877)
                                                             -------             -------
                                                             $   243                 565
                                                             -------             -------
                                                             -------             -------

Other accrued expenses:
  Warranty ......................................            $   144                 371
  Relocation ....................................               --                   175
  Other .........................................                100                 379
                                                             -------             -------
                                                             $   244                 925
                                                             -------             -------
                                                             -------             -------

SUPPLEMENTAL STATEMENT OF OPERATIONS INFORMATION:

OTHER INCOME:
Other income includes foreign currency losses of approximately $202 in 1996.

                                                          TRICORD SYSTEMS, INC.

NONRECURRING ITEMS, NET:

During the second quarter of 1998, the Company recorded a net reduction in operating expenses of $195, which included a payment to the Company of $300 for the Company's portion of the proceeds from the sale of its former headquarters facility based on a termination agreement with its previous landlord and a related charge of $105 for the write-off of the remaining net present value of the sublease payments receivable.

Included in the second quarter of 1997 are nonrecurring items, net, for the following items: A charge of $975 for the net value of leasehold improvements written off due to the termination of the Company's lease at its former headquarters facility; a charge of $764 for the write-down of certain equipment based on an updated review of the equipment required to support the operations of the Company; a charge of $125 for the mutual settlement and release between the Company or International Business Machines ("IBM") without admission of liability by either party regarding IBM's assertion that certain of the Company's server systems and related products infringed IBM's patents; and a credit of $1,000 for a one-time license fee paid to the Company by Toshiba for the world-wide, non-exclusive right and license to the Availability Management System ("AMS") Software. The AMS Software license related to the Company's server line of business.

SUPPLEMENTAL CASH FLOW INFORMATION:
During 1998, $90 of accrued payroll obligations and $203 of other accrued expenses were settled through the issuance of 402,236 shares of common stock of the Company. Also during 1998, expenses of $207 were settled through the issuance of 302,287 shares of common stock of the Company to employees and directors.

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

International activity historically related to activities of the Company's Japanese subsidiary, Tricord K.K. The Company's other international subsidiaries were sales and marketing channels. The Company exported its products to unaffiliated customers located in those channels. Substantially all of the Company's international sales were denominated in U.S. dollars, except Japan, in which sales were negotiated, invoiced and paid in yen. The Company had no significant international sales or operations during 1998 and 1997 and liquidated most of its international subsidiaries during 1998. The Company had no significant gains or losses related to the liquidation of these international subsidiaries in 1998. The Company's United Kingdom subsidiary remains in existence, but has no significant operating activity.

United States sales to unaffiliated customers in 1997 included export sales of $857 to Europe and $613 to other foreign countries. Toshiba Corporation ("Toshiba") and Actium Tools, Inc. comprised 17.0% and 10.3%, respectively, of the Company's accounts receivable balance at December 31, 1997.

United States sales to unaffiliated customers in 1996 included export sales of $3,982 to Europe and $2,653 to other foreign countries. Sales to Toshiba and Memorex Telex Corporation accounted for 14.9% and 14.5%, respectively, of the Company's revenues during 1996. Substantially all sales of Tricord K.K. were sales to Toshiba.

TRICORD SYSTEMS, INC.
21

3. LEASES

The Company leases office and warehouse facilities and certain equipment under cancelable and noncancelable operating leases expiring at various dates through 2002. The Company's headquarters facility lease has a three-year term and includes a provision that the Company pay a pro rata share of the lessor's operating costs, including real estate taxes. Rent expense under all leases was $101, $691 and $1,546 for the years 1998, 1997 and 1996, respectively.

As of December 31, 1998 future minimum lease payments due under noncancelable operating leases, excluding operating costs, are as follows:

1999 ....................................................             $166
2000 ....................................................              149
2001 ....................................................               88
2002 ....................................................                7
                                                                      ----
                                                                      $410
                                                                      ----
                                                                      ----

In January 1999, the Company entered into an operating lease for a marketing office facility in Houston, Texas, which includes a provision that the Company pay a pro rata share of the lessor's operating costs, including real estate taxes. The Company may cancel the lease agreement, which expires in January 2002, but the company must pay a minimum of two years of lease payments.

4. INCOME TAXES

As of December 31, 1998, the Company had generated domestic net operating loss carryforwards of approximately $70,000 for tax reporting purposes that may be offset against future taxable income. Such net operating losses expire if not used within 15 years of the date they were generated (20 years for the 1998 net operating loss). In addition, as of December 31, 1998 the Company also had available approximately $2,100 of research and experimentation tax credit carryovers available to reduce future income taxes. Such tax credit carryovers expire if not used within 15 years of the date they were generated (20 years for the 1998 credit carryover). Due to uncertainty as to the realizability of the loss and tax credit carryforwards, full valuation allowances have been established for the benefits associated with these carryforwards and for net deductible temporary differences related primarily to accounts receivable and obsolete inventory allowances, and depreciation and deferred revenue.

For 1996, the domestic and foreign components of loss

                                                          TRICORD SYSTEMS, INC.

before provision for income taxes were $11,817 and $3,387, respectively.

5. EMPLOYEE BENEFIT PLAN

The Company has a defined contribution profit sharing plan covering all employees, which is intended to qualify under Section 401(k) of the Internal Revenue Code. Employee contributions are limited to 20% of their earnings, subject to yearly limitations. At the discretion of the Board of Directors, the Company may make profit sharing contributions, which are allocated to eligible employees based on their salary without regard to whether they have made any contributions to the plan, or matching contributions, which are allocated to eligible employees based upon the amount of contributions made to the plan during the year. The Board of Directors approved $28, $46 and $114 of matching contributions for 1998, 1997 and 1996, respectively.

The Company has determined that a partial termination of its 401(k) plan under the Internal Revenue Code occurred in 1997. A partial termination requires that the 401(k) plan must vest 100% of an affected participant's Company matching contribution. The Company has been advised that a partial termination is a tax concept and has no other significance. The Company estimates that approximately $38 of unvested matching contributions became 100% vested plus an appropriate earnings factor. The Company currently does not anticipate that additional cash will be required to fund this partial termination.

6. LEGAL PROCEEDINGS

In June 1997, a federal jury in St. Paul, Minnesota absolved the Company of any liability in a class action lawsuit alleging securities fraud. In July 1996, one of the insurance carriers had assumed complete defense of this matter for the Company and the individual defendants and agreed to hold all defendants harmless against any further liability with respect to the matter in exchange for the Company's deposit of $400 into an escrow account and making available warrants for settlement purposes to purchase 100,000 shares of the Company's common stock at an exercise price of $6.00 per share. At that time, the Company charged $650 to general and administrative expense for the $400 cash deposit and the $250 estimated value of the warrants.

In October 1997, the plaintiffs for the class action appealed the jury decision. In December 1997, the insurance company reached an agreement with the attorneys for the plaintiffs to pay for a portion of the legal costs incurred by the attorneys for the class.

TRICORD SYSTEMS, INC.
23

This agreement was accepted by the federal court and the appeal by the plaintiffs was dismissed in February 1998. In December 1998, the Company received a $150 refund of a portion of the cash escrow payment and canceled the warrants. As a result, the Company recorded a $400 reduction to general and administrative expense.

During 1997, a dispute occurred between the Company and Novell, Inc. ("Novell") regarding alleged royalties owed to Novell with respect to Novell's software that the Company disposed of when such software could not be sold. The Company had entered into an OEM agreement with Novell, pursuant to which it purchased Novell's software that was to be installed on the Company's servers. The Company paid Novell $100 in advance royalties pursuant to the OEM agreement. The Company's sales of Novell's software did not result in royalties in excess of this advance royalty payment, and the Company disposed of the remaining Novell software. Novell has requested that the Company pay royalties of approximately $800 on the software it disposed of. The Company has informed Novell that it does not owe royalties on the disposed software because the OEM agreement only provides for the payment of royalties on the sale of the software shipped for use with the Company's servers. During 1998, an additional dispute arose between the Company and Novell regarding the return to the Company of five multi-processing enterprise server units originally sent to Novell under the OEM agreement, along with certain other computer hardware equipment provided to Novell. In addition, the Company has claimed damages due to alleged defects in Novell's software product. Both the Company and Novell have commenced legal action by filing complaints regarding the disputes as discussed above. Management does not believe that the resolution of these disputes will have a material effect on its financial position, results of operations or liquidity.

In addition to matters disclosed above, the Company is party to various claims and disputes arising in the ordinary course of business and pertaining to the enterprise server business. While the outcome of these matters cannot be predicted with certainty, management presently believes the disposition of these matters will not have a material effect on the financial position, results of operations or liquidity of the Company.

7. STOCKHOLDERS' EQUITY

PRIVATE PLACEMENT
In December 1998, the Company sold 3,000,000 shares of the Company's common stock at a price of $1.00 per share to a group of private investors. These investors also received warrants to purchase an equal number of additional shares of common stock at an exercise price of $3.50 per share. The warrants are exercisable immediately and expire on December 15, 2003. At December 31, 1998, none of these warrants have been exercised.

The common stock sold to the private investors has not been registered by the Company and such stock is subject to certain restrictions on resale by the investors. The investors have piggyback registration rights and can request registration if the Company files a registration statement for a public offering. In addition, the majority investor can demand

                                                          TRICORD SYSTEMS, INC.

registration by the Company under certain conditions and can cause the Company to use its best efforts to have a representative of such majority investor elected as a director of the Company.

RESTRICTED STOCK
During 1998, the Company issued restricted common stock related to the settlement of the contingent payment related to a 1996 acquisition (207,143 shares) and to new officers of the Company (600,000 shares). The restrictions are generally based on continuous employment for a defined time period. The Company recorded the full value of the restricted stock as unearned compensation at the closing market price ($0.50 and $0.66 per share) of the Company's common stock on the date of the issuance. The portion of the restricted stock for which restrictions have lapsed as of December 31, 1998 has been included as a charge to operations for 1998 ($136) and the unearned compensation amount was reduced accordingly.

UNEARNED COMPENSATION
On December 7, 1998, the Company granted options for 2,895,000 shares of common stock, 2,240,615 of which were subject to shareholder approval due to the fact that no shares remained available for grant under the 1998 Stock Incentive Plan (the "1998 Plan"). The options granted subject to shareholder approval have been recorded by the Company as unearned compensation in stockholders' equity, in the amount of $5,252, which is equal to the aggregate difference between the market closing price of the Company's common stock on March 17, 1999 (the date of shareholder approval) and the option price at date of grant. Unearned compensation will be charged to operations over the 48 months vesting term of these options.

STOCK OPTION PLANS
On February 20, 1998, the Company's Board of Directors established the 1998 Plan, which succeeds a prior plan which was terminated upon approval of the 1998 Plan by the Company's stockholders in May 1998. The 1998 Plan provides for grants of incentive and nonqualified stock options, stock appreciation rights, restricted stock awards, performance unit awards and stock bonus awards to officers, employees, non-employee consultants and independent contractors. The Company has reserved 1,000,000 shares of common stock for issuance under the 1998 Plan, plus any unissued shares from previous stock option plans. On March 17, 1999, the Company's shareholders approved an increase in the number of shares reserved for issuance under the 1998 Plan from 1,000,000 to 5,000,000 shares and an increase in the per participant limitation from 100,000 shares to 500,000 shares. The 1998 Plan terminates in 2008. Options may be granted to purchase shares of the Company's common stock at not less than the fair market value at the date of grant. Options generally become exercisable over periods of up to four years from the date of grant and expire within ten years from date of grant.

On February 20, 1998, the Company's Board of Directors established the 1998 Non-Employee Director Stock Plan (the "1998 Director Plan"). The 1998 Director Plan replaced the 1995 Non-Employee Director Stock Plan, which expired in June 1997. The

TRICORD SYSTEMS, INC.
25

1998 Director Plan provides for awards of options and common stock to directors who are not employees of the Company. The Company has reserved 350,000 shares of common stock for issuance under the 1998 Director Plan, which terminates in 2003. On March 17, 1999, the Company's shareholders approved an increase in the number of shares reserved for issuance under the 1998 Director Plan from 350,000 to 550,000 shares. The Company's 1998 Director Plan provides for the granting to all non-employee directors of certain grants of options to purchase common stock at the fair market value on the date of grant. Such grants generally are exercisable for periods of up to three years and expire within five years. These options include an initial one-time grant of 25,000 shares and an annual grant of 10,000 shares. In addition, each non-employee director may be granted, at the Board's discretion, an annual stock award in lieu of any cash retainer for services as a Director. Also, each non-employee director may be granted, at the Board's discretion, a meeting fee stock award in lieu of any cash meeting fees for services as a director at Board meetings or Board committee meetings.

The following summarizes stock option activity during each of the three years in the period ended December 31, 1998:

Shares                                   1998                   1997                     1996
-------------------------------------------------------------------------------------------------
Granted                                 3,976,000               3,717,261               1,962,000
Exercised                                 934,541                    --                   (64,691)
Canceled                                 (585,465)             (4,021,907)             (1,564,219)
                                    -------------            ------------            ------------

December 31:
Options outstanding                     5,563,994               3,108,000               3,412,646
                                    -------------            ------------            ------------
                                    -------------            ------------            ------------

Options exercisable                       676,798                 182,375                 894,810
                                    -------------            ------------            ------------
                                    -------------            ------------            ------------

Weighted average exercise
price per share                           1998                  1997                     1996
-------------------------------------------------------------------------------------------------
Granted                             $        0.64                    0.86                    3.05
Exercised                                    0.87                    --                      3.19
Canceled                                     3.01                    3.41                    4.74

December 31:
Options outstanding                          0.78                    1.41                    4.33

Options exercisable                          1.47                    9.99                    6.08

                                                          TRICORD SYSTEMS, INC.

Stock options outstanding at December 31, 1998 had a range of exercise prices of $0.50 to $25.00 and an average contractual useful life of 3.9 years. Approximately 99% of the options outstanding had an exercise price of $3.00 or less, of which approximately 12% of these options are exercisable and have a weighted average contractual life of 3.9 years.

EMPLOYEE STOCK PURCHASE PLAN
The Company's Employee Stock Purchase Plan (the "Purchase Plan") has reserved 250,000 shares of common stock for issuance. Under the Purchase Plan, the Company's employees may purchase shares of the Company's common stock at a price equal to 85% of the fair market value of the stock as of the first or last day of the twelve month offering period, whichever is lower. The Company issued approximately 30,000, 53,000 and 46,000 shares in 1998, 1997 and 1996, respectively.

WARRANTS
At December 31, 1998, the Company has exercisable warrants outstanding to purchase 200,000 shares of the Company's common stock at a price of $10.00 per share. These warrants were issued to an original equipment manufacturer and expire in June 1999.

The Company issued additional warrants during 1998 in connection with its sale of common stock as described above.

ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS
The Company has continued to measure compensation cost for its stock incentive and option plans using the intrinsic-value-based method of accounting. Had the Company used the fair-value-based method of accounting for its stock option and incentive plans grants beginning in 1995 and charged the related compensation cost to operations over the vesting period, net loss and net loss per share would have been increased to the following pro forma amounts:

                                         1998                1997                    1996
-------------------------------------------------------------------------------------------
Net loss
  As reported                        $  (2,111)              (10,931)              (15,204)
  Pro forma                             (4,572)              (13,306)              (16,845)

Net loss per common share
  As reported                        $   (0.14)                (0.81)                (1.14)
  Pro forma                              (0.31)                (0.99)                (1.26)

TRICORD SYSTEMS, INC.
27

The pro forma information above only includes stock options granted since 1995. Compensation expense under the fair-value-based method of accounting will increase over the next few years as additional stock option grants are considered and as the full impact of the 1998 activity is reflected.

The weighted average grant-date fair value of the options granted in 1998, 1997 and 1996 was $0.43, $0.56 and $1.89 per share, respectively. The fair value was computed using the Black-Scholes option-pricing model. The assumptions used by the Company to compute the estimated fair value of options at the grant dates were as follows: the options were assumed to be exercised approximately one year earlier than the end of their term at date of grant; no dividends will be paid by the Company during the term of the options granted; cumulative stock price volatility ranged from approximately 91% to 95%; and the weighted average risk-free interest rate was 5.01%, 5.92% and 6.67% for 1998, 1997 and 1996, respectively. In addition, average forfeitures were assumed to be 4%, 35% and 23% for 1998, 1997 and 1996, respectively.

SHAREHOLDERS' RIGHTS PLAN
The Company maintains a shareholder rights plan, pursuant to which the Company declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company's Common Stock. Each Right will entitle stockholders to purchase one one-thousandth of a share of the Company's Series A Junior Preferred Stock at an exercise price of $50.00, subject to adjustment in the event of a change in control of the Company, as defined. The description and terms of the Rights are set forth in a Rights Agreement dated October 24, 1994, as amended December 7, 1998 and January 30,1999, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent. The rights will expire in October 2004.

AUTHORIZED CAPITAL
On March 17, 1999, the Company's shareholders approved an increase in the number of authorized shares of common stock from 27,000,000 to 75,000,000 shares.

8. BUSINESS SEGMENTS

The Company had only one business segment, the server business, for 1996. In February 1997 the Company changed its business focus to concentrate on storage system management software (see Note 1). The table below represents information related to the Company's business segments as of and for the years ended December 31, 1998 and 1997. Effective December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information," which requires disclosure of segment data in a manner consistent with that used by an enterprise for internal reporting and decision making. The Company continues to report its operations as being comprised of two business segments. Cost allocations are necessary in the determination of operating results by segment. For this reason, management does not represent that these segments, if operated as independent businesses, would result in the operating results shown.

                                 December 31,        December 31,
                                      1998               1997
                                 ------------        ------------
Revenues:
Server business                     $ 3,853              12,660
Software business                      --                  --

                                                          TRICORD SYSTEMS, INC.
                                                                             28


                                 ------------        ------------
   Total                              3,853              12,660
                                 ------------        ------------
Operating income (loss):
Server business                       1,528              (8,116)
Software business                    (4,019)             (2,603)
                                 ------------        ------------
   Total                             (2,491)            (10,719)
                                 ------------        ------------

Total assets:
Server business                       4,100               6,347
Software business                     3,060                 124
Corporate                               243                 284
                                 ------------        ------------
   Total                              7,403               6,755
                                 ------------        ------------

Depreciation expense:
Server business                          94               2,049
Software business                       103                 130
Corporate                               158                 419
                                 ------------        ------------
   Total                                355               2,598
                                 ------------        ------------

Capital expenditures:
Server business                          --                 175
Software business                        50                  35
Corporate                                 5                 210
                                 ------------        ------------
   Total                                 55                 420
                                 ------------        ------------

9.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                             First              Second            Third            Fourth
                            Quarter             Quarter          Quarter           Quarter
                            -------             -------          -------           -------
1998
Revenues                    $ 1,315               993               999               546
Gross margin                    513               333               453               193
Net loss                       (692)             (555)             (234)             (630)
Net loss per share -
  basic and diluted           (0.05)            (0.04)            (0.02)            (0.04)


1997
Revenues                    $ 4,873             3,311             2,582             1,894
Gross margin                    (43)           (1,179)              662               695
Net loss                     (5,149)           (4,563)           (1,014)             (205)
Net loss per share  -
  basic and diluted           (0.38)            (0.34)            (0.08)            (0.02)

Quarterly calculations of net loss per share are made discretely for each quarter during the fiscal year.

TRICORD SYSTEMS, INC.
29

1998:
During the fourth quarter of 1998, the Company recorded a reduction to general and administrative expense of $400 comprised of the $250 cancellation of warrants previously made available for settlement purposes related to the securities class action lawsuit (see Note 6) and a $150 refund from the escrow account also related to the securities class action lawsuit. The net impact of these adjustments benefited the fourth quarter net loss by $0.03 per share.

During the second quarter of 1998, the Company recorded a net reduction in operating expenses of $195, as discussed in Note 2. This reduction in operating expenses benefited the quarterly net loss by $0.01 per share.

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

During the third quarter of 1997, the Company agreed to a $350, or $.03 per share, settlement of the Memorex Telex Corporation Chapter 11 bankruptcy preferential payment claim. The Company recorded the required payment as a charge to general and administrative expense in the third quarter of 1997. Also included in the third quarter of 1997 is a charge of $224 to provision for income taxes for the establishment of a reserve for a deferred tax asset related to the Company's alternative minimum tax credit carryforwards.

During the second quarter of 1997, the Company completed an updated forecast of its anticipated usage of current on-hand inventories and determined that it had more inventory than was required. Accordingly, the Company recorded a second quarter 1997 charge of $1,332, or $.10 per share, to cost of goods sold to adjust inventories to their net realizable value.

Also included in the second quarter of 1997 were nonrecurring items, net, of $864, as discussed in Note 2. This increased the second quarter 1997 net loss by $0.06 per share.

                                                          TRICORD SYSTEMS, INC.

INVESTOR INFORMATION

NOTICE OF ANNUAL MEETING
The annual meeting of stockholders will be held at the Radisson Hotel and Conference Center in Plymouth, Minnesota, beginning at 1:00 p.m. local time, on Friday May 21, 1999. A formal notice of the meeting, together with proxy statement and proxy, will be mailed on or about April 14, 1999 to stockholders of record on April 9, 1999.

STOCKHOLDERS' INQUIRIES
Communications concerning transfer requirements, change of address and lost certificates should be directed to the Transfer Agent.

To meet the general information needs of shareholders and investors, Tricord Systems, Inc. maintains an investor relations department at its corporate headquarters. Inquiries are welcome by letter or telephone to: Investor Relations Department, Tricord Systems, Inc., 2905 Northwest Boulevard, Suite 20, Plymouth, Minnesota 55441; telephone (612) 557-9005.

SECURITIES LISTINGS
The Company's common stock is listed and traded on the Nasdaq SmallCap Market System. The Nasdaq trading symbol is TRCD.

FORM 10-K
The Company will provide a copy of its most recent Annual Report on Form 10-K to any shareholder requesting a copy. Inquiries should be directed to the Investor Relations Department at the address above.

TRANSFER AGENT AND REGISTRAR
Norwest Bank Minnesota, N.A.
161 North Concord Exchange
P.O. Box 738
South St. Paul, Minnesota  55075-0738

COMMON STOCK PRICES
The following table sets forth, for the periods indicated, the high and low closing sales prices per share for the Company's common stock as reported by the Nasdaq National Market (until July 29, 1998) and the Nasdaq SmallCap Market (since July 30, 1998). These prices do not include adjustments for retail mark-ups, mark-downs or commissions.

                                        1998                    1997
                                        ----                    ----
                                    High     Low            High     Low
                                    ------------            ------------
First quarter                     $ 1.31    0.56            2.03    0.63
Second quarter                      1.19    0.84            1.31    0.50
Third quarter                       1.09    0.50            1.22    0.63

                                                          TRICORD SYSTEMS, INC.
                                                                             31

Fourth quarter                      2.97    0.44            1.50    0.50

On March 25, 1999, the closing price for the Company's common stock was $2.59.

On March 25, 1999, there were approximately 399 shareholders of record of the Company's common stock. The Company estimates that an additional 5,600 shareholders own stock held for their accounts at brokerage firms and financial institutions.

DIVIDENDS
The Company has not declared any cash dividends with respect to its common stock. The Company currently does not intend to declare or pay any cash dividends on the Company's common stock and there can be no assurance that the Company will ever declare or pay cash dividends on its common stock.

TRICORD SYSTEMS, INC.
32

CORPORATE INFORMATION


DIRECTORS
Yuval Almog - President, CORAL Group, Inc.
Tom R. Dillon - Vice President and CIO, Candescent Technologies, Inc. Donald L. Lucas - Private Investor
Fred G. Moore - President, Horison, Inc.
John J. Mitcham - Chairman of the Board of Directors; Chief
                  Executive Officer, Tricord Systems, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

FINANCE AND AUDIT COMMITTEE
Donald L. Lucas, Chairman
Tom R. Dillon

COMPENSATION COMMITTEE
Yuval Almog, Chairman
Donald L. Lucas

EXECUTIVE OFFICERS
John J. Mitcham - Chief Executive Officer
J. David Cabello - Vice President and General Counsel, Interim Chief
                   Financial Officer and Secretary
Kathleen H. Clark - Vice President, Marketing
Dr. Alexander H. Frey - Senior Vice President, Architecture
Charles E. Pearsall - Vice President, Engineering

CORPORATE HEADQUARTERS
Plymouth, Minnesota

SATELLITE OFFICE
Houston, Texas

INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP
Minneapolis, Minnesota

CORPORATE COUNSEL
Oppenheimer Wolff & Donnelly LLP
San Jose, California
                                                          TRICORD SYSTEMS, INC.
                                                                             33