Form 10-K405, Exhibit 13
period 1999-12-31
TRICORD SYSTEMS INC /DE/
filed 2000-03-30
CIK 837166

Historical Financial Summary

SELECTED FINANCIAL DATA:
The following table presents information regarding the financial condition and results of operations of the Company for the past five years. The data as of December 31, 1999 and 1998 and for each of the three years ended December 31, 1999 should be read in conjunction with the consolidated financial statements and notes included elsewhere in this annual report.

On August 27, 1999, the Company sold all remaining assets related to the server line of business (sometimes referred to as the "legacy business"). The Company has reported results of operations of the legacy business as discontinued operations for all periods presented.


SUMMARY OF OPERATIONS:                                          For the years ended December 31,
                                                     ----------------------------------------------------
(In thousands, except per share data)                  1999       1998       1997       1996       1995
---------------------------------------------------------------------------------------------------------
Research and development                             $ 3,442      2,473      2,351          -          -
Sales and marketing                                    2,645        905      1,058          -          -
General and administrative                             1,890        856      1,099      3,256      4,278
Other income, net                                       (270)      (380)       (12)         -          -
                                                     -------     ------     ------     ------     ------
                                                       7,707      3,854      4,496      3,256      4,278
                                                     -------     ------     ------     ------     ------

Loss from continuing operations                       (7,707)    (3,854)    (4,496)    (3,256)    (4,278)

Discontinued operations:
Income (loss) from operations of
    legacy server business (net of
    taxes of $224 in 1997)                               228      1,743     (6,435)   (11,948)   (32,875)
Loss on disposal of legacy
    server business                                     (158)         -          -          -          -
                                                     -------     ------     ------     ------     ------
                                                          70      1,743      6,435)   (11,948)   (32,875)
                                                     -------     ------     ------     ------     ------

Net loss                                             $(7,637)    (2,111)   (10,931)   (15,204)   (37,153)
                                                     =======     ======     ======     ======     ======
Loss per share from continuing
 operations - basic and diluted                      $ (0.39)     (0.26)     (0.33 )    (0.24)     (O.32)
                                                     =======     ======     ======     ======     ======
Income (loss) per share from
    discontinued operations - basic
    and diluted                                      $     -       0.12      (0.48)     (0.90)     (2.49)
                                                     =======     ======     ======     ======     ======

Net loss per share - basic and diluted               $ (0.39)     (0.14)     (0.81)     (1.14)     (2.81)
                                                     =======     ======     ======     ======     ======

[TRICORD SYSTEMS, INC. LOGO]

                                                                              December 31,
                                                                              ------------
FINANCIAL POSITION (IN THOUSANDS):                              1999       1998        1997      1996       1995
-------------------------------------------------------------------------------------------------------------------
Working Capital                                            $   2,625       5,599      2,977      8,140     20,020
Total Assets                                                   3,432       7,353      6,755     21,938     40,167
Stockholders' Equity                                           2,902       5,842      3,667     14,175     28,754

                                                                     December 31,
                                                                     ------------
GENERAL DATA AND RATIOS                                         1998       1998        1997
---------------------------------------------------------------------------------------------
Current Ratio                                                  5.9:1       4.7:1      2.0:1
Common shares outstanding (in thousands)                      20,169      18,961     13,460
Book value per share                                       $    0.14        0.31       0.27
Number of employees                                               26          35         38


MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL
Throughout 1999 the Company continued to focus its development efforts exclusively on storage system management software, the strategy it defined in 1997. The storage system management software architecture includes an entirely new generation of distributed file system and file-intelligent input/output ("I/O") technology known as Tricord Storage Management Software ("TSMS"). No revenues were generated by TSMS for 1999, and the Company may not receive revenues from TSMS-based products in 2000.

The Company had historically engaged in the business of designing, manufacturing, marketing and supporting high-performance enterprise servers for use in mission critical applications principally running on Microsoft Windows NT(R) and Novell(R) NetWare(R).

On August 27, 1999, the Company sold all assets related to the server line of business (sometimes referred to as the "legacy business"), except for existing trade accounts receivable, to EFC Systems, Inc. ("EFC") in exchange for the assumption of all liabilities of the legacy business, excluding Year 2000 issues relating to the legacy business, which the Company believes are not material. The sale of the legacy business resulted in an initial loss of $207,000, which was recorded in 1999. Pursuant to terms of the sale agreement, the Company may receive up to $200,000 of cash payments from EFC, contingent upon the level of sales of Tricord server-related products and services from the date of sale through December 31, 2000. In 1999 the Company received payments of approximately $49,000 from EFC related to this contingent payment portion of the sale agreement, which reduced the net loss from the sale of the legacy business to $158,000 for the year ended December 31, 1999.

The Company has reported results of operations of the legacy business as discontinued operations for all periods presented. Except where otherwise indicated, the discussion below relates to the Company's continuing operations.


                                                    [TRICORD SYSTEMS, INC. LOGO]

In July 1999, the Company effected a workforce reduction to streamline its operations. The reduction resulted in the severance of eleven employees primarily engaged in performing legacy business activities. The costs of the workforce reduction, which included severance payments and stock compensation charges totaling $339,000, have been included in the 1999 loss from discontinued operations. The Company expects this workforce reduction to have favorable effects on the costs of the Company in 2000.

See "Certain Important Factors" at the end of this section for a discussion regarding forward looking statements contained herein.


RESULTS OF OPERATIONS

RESEARCH AND DEVELOPMENT
During the last three years, expenses for research and development consisted primarily of personnel costs and depreciation of capital equipment used in research and development. Research and development expenses increased to $3,442,000 in 1999 from $2,473,000 in 1998 and increased in 1998 from $2,351,000 in 1997. The increase from 1998 to 1999 was due primarily to $510,000 in non-cash compensation expense in 1999, related to certain options granted and restricted stock issued in 1998 and $302,000 in non-cash consulting expense related to an increase in the value of options granted to non-employee development contractors for services provided in 1999. The increase from 1997 to 1998 was due to increases in various operating expenses. The Company currently anticipates that research and development costs will rise during 2000 as the Company continues to focus on the development of TSMS.

SALES AND MARKETING
For 1999, sales and marketing expenses consisted primarily of compensation and expenses for marketing research and analysis for TSMS. For 1998 and 1997, these expenses consisted primarily of compensation and marketing materials. Sales and marketing expenses increased to $2,645,000 in 1999 from $905,000 in 1998 and decreased in 1998 from $1,058,000 in 1997. The increase from 1998 to 1999 was primarily due to increases in personnel costs due to headcount additions and expenses for marketing research and analysis for TSMS, as well as $511,000 of non-cash stock compensation expense in 1999 related to certain options granted and restricted stock issued in 1998. The Company currently anticipates that sales and marketing expenses will increase in 2000 as the Company continues to focus on the development and marketing of TSMS and explores market and sales opportunities.

GENERAL AND ADMINISTRATIVE
General and administrative expenses increased to $1,890,000 in 1999 from $856,000 in 1998 and decreased in 1998 from $1,099,000 in 1997. The increase from 1998 to 1999 was due to an increase in personnel costs related to headcount additions, an increase in professional fees and $405,000 of non-cash compensation expense in 1999 related to certain options granted and restricted stock issued in 1998. The decrease from 1997 to


[TRICORD SYSTEMS, INC. LOGO]
6

1998 was due to lower fees for professional services. The Company currently anticipates that general and administrative expenses for 2000 will be higher than in 1999 as the Company expands its infrastructure in anticipation of future growth of TSMS.

DISCONTINUED OPERATIONS
On August 27, 1999, the Company sold all remaining assets related to its server line of business (sometimes referred to as the "legacy business"), except for existing trade accounts receivable, to EFC Systems, Inc. ("EFC") in exchange for the assumption of all liabilities of the legacy business, excluding Year 2000 issues relating to the legacy business, which the Company believes are not material. The sale of the legacy business resulted in an initial loss of $207,000, which was recorded in 1999. Pursuant to terms of the sale agreement, the Company may receive up to $200,000 of cash payments from EFC, contingent upon the level of sales of Tricord server-related products and services from the date of sale through December 31, 2000. In 1999 the Company received payments of approximately $49,000 from EFC related to this contingent payment portion of the sale agreement, which reduced the net loss from the sale of the legacy business to $158,000 for the year ended December 31, 1999.


                                                    [TRICORD SYSTEMS, INC. LOGO]

INCOME TAXES
As of December 31, 1999, for federal income tax purposes, the Company had domestic net operating loss carryforwards of approximately $80,000,00. These loss carryforwards expire if not utilized by various dates between 2002 and 2019. Due to uncertainty as to the Company's ability to generate taxable income, the Company has established a full valuation allowance to offset the benefits associated with the net operating loss and tax credit carryforwards. The Company did not incur income tax liabilities in 1999, 1998 and 1997 due to its net losses.

FINANCIAL INSTRUMENTS
The Company invests excess funds not required for current operations in cash equivalents, primarily money market funds or commercial paper with original maturities of less than three months. Market risk was estimated as the potential decrease in interest income resulting from a hypothetical one percent decrease in interest rates for the cash equivalents, which would result in an annual interest income decrease of approximately $33,000.

LIQUIDITY AND CAPITAL RESOURCES
Cash used in operating activities was $5,224,000 in 1999. Cash was primarily used in 1999 to fund the Company's net loss, and was primarily offset by non-cash stock compensation expense. Cash used in operating activities was $1,277,000 in 1998 and $2,060,000 in 1997. Cash was primarily used in 1998 and
1997 to fund the Company's net loss in each year and decreases in accounts payable. These uses were partially offset principally by non-cash depreciation and amortization expenses and decreases in accounts receivable and inventories.

Cash used in investing activities in 1999, 1998 and 1997 was $233,000, $55,000 and $361,000, respectively, principally due to capital expenditures. The Company anticipates that its capital expenditures in 2000 will be more than the 1999 level. The Company has no significant commitments for the purchase of capital equipment.

Cash provided by financing activities in 1999, 1998 and 1997 was $2,324,000, $3,834,000 and $85,000, respectively, principally due to proceeds from private placements in 1999 and 1998, as described below, as well as stock options exercised and stock issued under the Company's Employee Stock Purchase Plan.

In July 1999, the Company received $2,100,000 from a private placement of 840,000 shares of common stock at a price of $2.50 per share.

In December 1998, the Company received $3,000,000 from a private placement of 3,000,000 shares of common stock at a price of $1.00 per share. In connection with this private placement, investors also received warrants to purchase an equal number of

[TRICORD SYSTEMS, INC. LOGO]
8
additional shares of common stock at an exercise price of $3.50 per share. The warrants are exercisable for a five-year period and expire on December 15, 2003. None of these warrants have been exercised as of December 31, 1999.

As of December 31, 1999, the Company had $3,082,000 in cash and cash equivalents. The Company plans to raise additional working capital through debt or equity financing. If the Company is unable to raise the capital it is seeking or if there is a significant delay in raising such capital, management would implement a contingency plan to conserve working capital which could include significant cost-reduction measures. Management believes implementation of this plan would allow the Company to manage its cash resources to continue its operations through at least March 31, 2001, although research and development efforts would be slowed. Additionally, capital will ultimately be required for the Company to complete development and commence commercial marketing of its TSMS-based products. There can be no assurance, however, that additional capital will be available on acceptable terms or at all, and the failure to obtain additional capital as needed may have an adverse effect on the Company's ability to complete its product development in the time frame contemplated.

YEAR 2000
Prior to January 2000, the Company evaluated its business and operational systems to ensure readiness for the year 2000. As a result, the Company believes that all mission critical software and hardware was assessed, and if necessary, remedied to be ready for the year 2000. All mission critical software and hardware has continued to function beyond January 1, 2000 without interruption.

Because substantially all of the Company's Year 2000 efforts were made using internal personnel, the costs associated with the Year 2000 assessment and corrections were not material to the Company. All such costs to date have been expensed as incurred.

The Company is responsible for all Year 2000 issues, if any, related to its server line of business sold to EFC. The Company has had no claims related to Year 2000 issues related to its server line of business, although there can be no assurance that claims will not be asserted in the future.

RECENT ACCOUNTING PRONOUNCEMENTS
In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No 133"). This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value. In July 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB


                                                    [TRICORD SYSTEMS, INC. LOGO]

Statement No. 133," which defers the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 is not expected to have a significant impact on the Company's financial position or results of operations.

In January 1999, the American Institute of Certified Public Accountants issued Statement of Position No. 98-9 ("SOP 98-9"), "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 retains the limitations of SOP 97-2 on what constitutes vendor-specific objective evidence of fair value. SOP 98-9 will be effective for transactions entered into in fiscal years beginning after March 15, 1999. The adoption of SOP 98-9 is not expected to have a significant impact on the Company's financial position or results of operations.

CERTAIN IMPORTANT FACTORS
This Annual Report contains certain forward looking statements within the meaning of federal and state securities laws. For this purpose, any statements contained in this Annual Report that are not statements of historical fact are deemed to be forward looking statements. Without limiting the foregoing, words such as "may," "will," "should," "expects," "anticipates," "estimates," "believes," or "plans," or comparable terminology, are intended to indicate forward looking statements. These statements by their nature are based on current expectations and assumptions and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward looking statements, including the following risks:

     - Because the Company sold its legacy server business, it has no revenues to fund its ongoing TSMS product development and marketing operations. During 2000, continued product development and marketing necessarily requires that the Company obtain additional funds from investors. The Company is pursuing additional investors, however, there can be no assurance that funds will be obtained on acceptable terms or at all, and the failure to obtain additional funds would have a material adverse effect on the Company.

     - The market window for the Company's products is limited inasmuch as many competitors with established brand identity are beginning to enter the market with products that will be positioned against the Company's products. Although the Company believes that it has a significant headstart and that its technology is superior, established product channels and bundling arrangements may impede the Company's product introduction and market acceptance.

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

[TRICORD SYSTEMS, INC. LOGO]
10

     - The market for storage products currently is characterized by rapid technological change and evolving industry standards and is expected to be highly competitive with respect to timing of product innovation. The introduction of products embodying new technology and the emergence of new industry standards can render products, either existing or under development, obsolete and unmarketable. The Company's success is dependent in part upon its ability to anticipate changes in technology and industry standards and to successfully develop and introduce new and enhanced products on a timely basis, including successful development of TSMS. If the Company is unable for technological or other reasons to develop products in a timely manner in response to changes in the industry, or if products or product enhancements that the Company develops do not achieve market acceptance, the Company's business will be materially and adversely affected.

     - The Company currently intends to market its TSMS through OEMs and other distribution channels, and the failure to establish such relationships on acceptable terms could adversely affect the Company's ability to introduce and market TSMS-based products successfully.

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

     - The Company's sales lead time may be longer than most storage products due to the general market reluctance to accept new entrants and due to the sensitivity of the data on today's storage devices.

     - The Company will need to attract new team members and consultants and retain existing team members and consultants.

                                                    [TRICORD SYSTEMS, INC. LOGO]

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

The financial statements in this report have been audited by the independent accounting firm of PricewaterhouseCoopers LLP. Their audits were conducted in accordance with generally accepted auditing standards generally accepted in the United States and included an evaluation of our internal control system, as they considered necessary, to determine the extent of tests and audit procedures required for expressing an opinion on the Company's financial statements.

The Audit Committee of the Board of Directors is composed of Mr. Donald L. Lucas, Chairman, Mr. Yuval Almog and Mr. Tom R. Dillon. The Audit Committee meets periodically with the independent accountants and management to review accounting, auditing, internal control and financial reporting matters. The independent accountants have full and free access to the Audit Committee and its individual members at any time.





John J. Mitcham                                  John F. Gribi
Chairman and                                     Vice President and
Co-Chief Executive Officer                       Chief Financial Officer



[TRICORD SYSTEMS, INC. LOGO]
12

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
and Stockholders of
Tricord Systems, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the consolidated financial position of Tricord Systems, Inc. at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.










PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 17, 2000


                                                    [TRICORD SYSTEMS, INC. LOGO]

                              TRICORD SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                              Year Ended December 31,
                                                                      ----------------------------------------
(in thousands, except per share data)                                   1999           1998             1997
                                                                      ---------      ---------       ---------

Operating expenses:
    Research and development                                              3,442          2,473           2,351
    Sales and marketing                                                   2,645            905           1,058
    General and administrative                                            1,890            856           1,099
                                                                      ---------      ---------       ---------
                                                                          7,977          4,234           4,508
                                                                      ---------      ---------       ---------

       Operating loss                                                    (7,977)        (4,234)         (4,508)
                                                                      ---------      ---------       ---------

Other income (expense):
    Interest, net                                                           216            193             204
    Other, net                                                               54            187            (192)
                                                                      ---------      ---------       ---------
                                                                            270            380              12
                                                                      ---------      ---------       ---------

Loss from continuing operations                                          (7,707)        (3,854)         (4,496)
                                                                      ---------      ---------       ---------

Discontinued operations:
    Income (loss) from operations of legacy server business                 228          1,743          (6,435)
    Loss on disposal of legacy server business                             (158)             -               -
                                                                      ---------      ---------       ---------

       Income (loss) from discontinued operations                            70          1,743          (6,435)
                                                                      ---------      ---------       ---------

       Net loss                                                       $  (7,637)        (2,111)        (10,931)
                                                                      =========      =========       =========

       Loss per share from continuing operations-
           basic and diluted                                          $   (0.39)         (0.26)          (0.33)
                                                                      =========      =========       =========

       Income per share from discontinued
           operations - basic and diluted                             $       -           0.12            0.48
                                                                      =========      =========       =========

       Net loss per share - basic and diluted                         $   (0.39)         (0.14)          (0.81)
                                                                      =========      =========       =========

       Weighted average common shares outstanding -
           basic and diluted                                             19,472         14,573          13,447
                                                                      =========      =========       =========


The accompanying notes are an integral part of the consolidated financial statements.

                              TRICORD SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS



                                                                          At December 31,
                                                                      ------------------------
(In thousands, except per share data)                                   1999           1998
                                                                      ---------      ---------

ASSETS
Current assets:
    Cash and cash equivalents                                         $   3,082          6,215
    Accounts receivable, net                                                  -            162
    Inventories, net                                                          -            637
    Other current assets                                                     73             96
                                                                      ---------      ---------
       Total current assets                                               3,155          7,110

Equipment and improvements, net                                             277            243
                                                                      ---------      ---------

       Total Assets                                                   $   3,432          7,353
                                                                      =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                  $      98            398
    Accrued payroll, benefits and related taxes                             306            344
    Deferred revenue                                                          -            525
    Other accrued expenses                                                  126            244
                                                                      ---------      ---------
       Total current liabilities                                            530          1,511

Commitments and contingencies

Stockholders' equity:
    Common stock ,$.01 par value; 75,000 shares authorized,
       20,169 and 18,961 shares outstanding                                 202            190
    Additional paid-in capital                                           91,277         87,483
    Unearned compensation                                                (4,673)        (5,564)
    Accumulated deficit                                                 (83,904)       (76,267)
                                                                      ---------      ---------
       Total stockholders' equity                                         2,902          5,842
                                                                      ---------      ---------

       Total Liabilities and Stockholders' Equity                     $   3,432          7,353
                                                                      =========      =========



The accompanying notes are an integral part of the consolidated financial statements.

                              TRICORD SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                              Year Ended December 31,
                                                                      ----------------------------------------
(In thousands)                                                           1999           1998             1997
                                                                      ---------      ---------       ---------

Cash flows from operating activities:
    Net loss                                                          $  (7,637)        (2,111)        (10,931)
    Adjustments to reconcile net loss to net
      cash used in operating activities:
       Stock compensation                                                 2,208            194               -
       Depreciation and amortization                                        227            355           2,598
       Loss on disposal of equipment                                          -             22             643
       Provision for losses on accounts receivable                          (22)          (142)           (455)
       Loss on sale of legacy server business                               158              -               -
       Provision for losses on inventories                                    -             71           1,818
       Loss on termination of facilities lease                                -              -             975
       Provision for loss on equipment                                        -              -             764
       Deferred income taxes                                                  -              -             224
       Other                                                                (42)            82             196
       Changes in operating assets and liabilities:
          Accounts receivable                                               184            661           4,410
          Inventories                                                       333            789           1,669
          Other current assets                                               12             86             704
          Accounts payable                                                 (169)          (310)         (2,189)
          Accrued payroll, benefits and related taxes                        37            (75)           (766)
          Deferred revenue                                                 (395)          (421)            (99)
          Other accrued expenses                                           (118)          (478)         (1,621)
                                                                      ---------      ---------       ---------
            Net cash used in operating activities                        (5,224)        (1,277)         (2,060)
                                                                      ---------      ---------       ---------
Cash flows from investing activities:
    Capital expenditures                                                   (282)           (55)           (420)
    Sale of legacy server business                                           49              -               -
    Change in other assets                                                    -              -              59
                                                                      ---------      ---------       ---------
            Net cash used in investing activities                          (233)           (55)           (361)
                                                                      ---------      ---------       ---------
Cash flows from financing activities:
    Stock option exercises and employee stock purchase plan                 224            834              85
    Proceeds from private placement                                       2,100          3,000               -
                                                                      ---------      ---------       ---------
            Net cash provided by financing activities                     2,324          3,834              85
                                                                      ---------      ---------       ---------
Effect of exchange rate changes on cash                                       -              -             338
                                                                      ---------      ---------       ---------
Net increase (decrease) in cash and cash equivalents                     (3,133)         2,502          (1,998)
Cash and cash equivalents at beginning of year                            6,215          3,713           5,711
                                                                      ---------      ---------       ---------

Cash and cash equivalents at end of year                              $   3,082          6,215           3,713
                                                                      =========      =========       =========


The accompanying notes are an integral part of the consolidated financial statements.

                              TRICORD SYSTEMS, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


(In thousands, except shares)                                   Common Stock
                                                    --------------------------------------
                                                                             Additional                   Cumulative
                                                                    Par       Paid-In      Unearned       Translation   Accumulated
                                                      Shares       Value      Capital     Compensation    Adjustments     Deficit
                                                    ----------    -------    ----------   ------------    -----------   -----------

Balances, December 31, 1996                         13,407,130        134        77,522            -           (256)     (63,225)

Stock options and stock purchase plan                   52,754          1            84            -              -            -
Foreign currency translation adjustments                     -          -             -            -            338            -
Net and comprehensive loss                                   -          -             -            -              -      (10,931)
                                                    ----------    -------    ----------    ---------      ---------     --------

Balances, December 31, 1997                         13,459,884        135        77,606            -             82      (74,156)

Sale of common stock and warrants                    3,000,000         30         2,970            -              -            -
Stock options and stock purchase plan                  965,462         10           824            -              -            -
Stock issued to employees and Directors                704,523          7           493            -              -            -
Restricted stock issued to employees                   831,143          8           498         (506)             -            -
Stock compensation for options issued subject
 to shareholder approval                                     -          -         5,252       (5,252)             -            -
Amortization of unearned compensation                        -          -             -          194              -            -
Stock options issued for services                                                    90            -              -            -
Cancellation of warrant                                      -          -          (250)           -              -            -
Foreign currency translation adjustments                     -          -             -            -            (82)           -
Net and comprehensive loss                                   -          -             -            -              -       (2,111)
                                                    ----------    -------    ----------    ---------      ---------     --------

Balances, December 31, 1998                         18,961,012    $   190        87,483       (5,564)             -      (76,267)

Sale of common stock                                   840,000          8         2,092
Stock options and stock purchase plan                  272,062          4           457
Stock issued to employees and Directors                 56,332                      165
Amortization of unearned compensation                                                          1,530
Stock issued for services                               39,872                       90
Stock options issued for services                                                   990         (639)
Net and comprehensive loss                                                                                                (7,637)
                                                    ----------    -------    ----------    ---------      ---------     --------

Balances, December 31, 1999                         20,169,278    $   202        91,277       (4,673)             -      (83,904)
                                                    ==========    =======    ==========    =========      =========     ========



The accompanying notes are an integral part of the consolidated financial statements.

                              TRICORD SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


1. BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS DESCRIPTION
Throughout 1999, Tricord Systems, Inc. (the "Company") continued to focus its development efforts exclusively on storage system management software, the strategy it defined in 1997. The storage system management software architecture includes an entirely new generation of distributed file system and file-intelligent input/output ("I/O") technology known as Tricord Storage Management Software ("TSMS"). No revenues were generated by TSMS for 1999, and the Company may not receive revenues from TSMS-based products in 2000.

The Company plans to raise additional working capital through debt or equity financing. If the Company is unable to raise the capital it is seeking or if there is a significant delay in raising such capital, management would implement a contingency plan to conserve working capital which could include significant cost-reduction measures. Management believes implementation of this plan would allow the Company to continue its operations to at least March 31, 2001, although research and development efforts would be slowed. Additionally, capital will ultimately be required for the Company to complete development and commence commercial marketing of its TSMS-based products. There can be no assurance, however, that additional capital will be available on acceptable terms or at all, and the failure to obtain additional capital as needed may have an adverse effect on the Company's ability to complete its product development in the time frame contemplated.

The Company had historically engaged in the business of designing, manufacturing, marketing and supporting high-performance enterprise servers running on industry standard network systems, principally Microsoft Windows NT and Novell NetWare.

DISCONTINUED OPERATIONS
On August 27, 1999, the Company sold all remaining assets related to the server line of business (sometimes referred to as the "legacy business"), except for existing trade accounts receivable, to EFC Systems, Inc. ("EFC") in exchange for the assumption of all liabilities of the legacy business, excluding Year 2000 issues relating to the legacy business which the Company believes are not material. The sale of the legacy business resulted in an initial loss of $207 in 1999. Pursuant to terms of the sale agreement, the Company may receive up to $200 of cash payments from EFC, contingent upon the level of sales of Tricord server-related products and services from the date of sale through December 31, 2000. In 1999 the Company received contingent payments of approximately $49 from EFC related to this contingent payment portion of the sale agreement, which reduced the net loss from the sale of the legacy business to $158 for the year ended December 31, 1999.

[TRICORD SYSTEMS, INC. LOGO]
18

The Company has reported results of operations of the legacy business as discontinued operations for all periods presented. Revenues from the legacy server business included in discontinued operations were $291, $3,853 and $12,660 in 1999, 1998 and 1997, respectively.

In July 1999, the Company effected a workforce reduction to streamline its operations. The reduction resulted in the severance of eleven employees engaged in performing legacy business activities. The costs of the workforce reduction, which included severance payments and stock compensation charges totaling $339, have been included in the 1999 loss from discontinued operations.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The Company liquidated most of its international subsidiaries during 1998, and has begun the liquidation of its remaining subsidiary in the United Kingdom, which will be completed in the first quarter of 2000.

CASH EQUIVALENTS
The Company considers investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents at December 31, 1999 and 1998 are concentrated in money market accounts and commercial paper.

INVENTORIES
Inventories were stated at the lower of cost or market. Cost was determined using standard costs, which approximated costs determined using the first-in, first-out method. Appropriate consideration was given to deterioration, obsolescence and other factors in the evaluation of net realizable value. Inventories consisted mostly of spare parts and expansion products for the Company's legacy business.

On August 27, 1999, the Company sold inventories related to the legacy server line of business.

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

RESEARCH AND DEVELOPMENT
Expenditures for research and development are charged to expense as incurred. Software development costs are expensed as incurred. Such software development costs are

                                                    [TRICORD SYSTEMS, INC. LOGO]
required to be expensed until the point that technological feasibility and proven marketability of the product are established.

INCOME TAXES
The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recorded based on differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. A valuation allowance is provided to reduce deferred tax assets to the amount expected to be realized.

NET INCOME (LOSS) PER SHARE
Net loss per share from continuing operations is computed by dividing net loss from continuing operations by the weighted average number of common shares outstanding during each period. Net income (loss) per share from discontinued operations is computed by dividing net income from discontinued operations by the weighted average number of common shares outstanding during each period. Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during each period. Potentially dilutive common shares are excluded from the calculation of net loss per share from continuing operations and net loss per share as their impact is antidilutive. Net loss per share from continuing operations and net loss per share do not include common stock options and warrants ultimately exercisable for the purchase of approximately 8,500,000 shares as of December 31, 1999.

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


2. SELECTED FINANCIAL STATEMENT INFORMATION

SUPPLEMENTAL BALANCE SHEET INFORMATION:

                                                                            December 31,
                                                                       ----------------------
                                                                         1999          1998
                                                                       --------      --------
       Accounts receivable:
         Accounts receivable.........................................  $      -           841
         Less allowance for doubtful accounts........................         -          (679)
                                                                       --------      --------
                                                                       $      -           162
                                                                       ========      ========

[TRICORD SYSTEMS, INC. LOGO]
20

       Inventories:
         Spare parts and expansion products..........................  $      -         3,946
         Less inventory reserves.....................................         -        (3,309)
                                                                       --------      --------
                                                                       $      -           637
                                                                       ========      ========


       Equipment and improvements:
         Office equipment and leasehold improvements.................  $    537         1,314
         Engineering equipment.......................................       127           770
         Production equipment........................................         -            99
                                                                       --------      --------
                                                                            664         2,183
         Less accumulated depreciation and amortization..............      (387)       (1,940)
                                                                       --------      --------
                                                                       $    277           243
                                                                       ========      ========

       Other accrued expenses:
         Warranty....................................................  $     25           144
         Other.......................................................       101           100
                                                                       --------      --------
                                                                       $    126           244
                                                                       ========      ========

                                                    [TRICORD SYSTEMS, INC. LOGO]

SUPPLEMENTAL CASH FLOW INFORMATION:
During 1999, $75 of accrued payroll obligations were settled through the issuance of 22,640 shares of common stock of the Company. Also during 1999, expenses of $180 were settled through the issuance of 73,564 shares of common stock of the Company to directors and consultants.

During 1998, $90 of accrued payroll obligations and $203 of other accrued expenses were settled through the issuance of 402,236 shares of common stock of the Company. Also during 1998, expenses of $207 were settled through the issuance of 302,287 shares of common stock of the Company to employees and directors.

GEOGRAPHICAL DATA AND MAJOR CUSTOMERS
The Company had no significant international operations during 1999, 1998 or 1997 and liquidated most of its international subsidiaries during 1998. The Company had no significant gains or losses related to the liquidation of these international subsidiaries in 1998. The Company is in the process of liquidating its United Kingdom subsidiary, which has no significant operating activity. The Company anticipates no significant gains or losses related to the liquidation of its United Kingdom subsidiary.

3. LEASES

The Company leases office and warehouse facilities and certain equipment under cancelable and noncancelable operating leases expiring at various dates through 2002. The Company's headquarters facility lease has a five-year term and requires the Company to pay a pro rata share of the lessor's operating costs, including real estate taxes. Rent expense under all leases was $237, $101 and $691 for the years 1999, 1998 and 1997, respectively. Rent expense for 1999 includes an accrual of $69 related to the Company's remaining rent obligations, net of estimated sublease rental income, for its Houston, Texas office, which the Company vacated during 1999.

As of December 31, 1999 future minimum lease payments due under noncancelable operating leases, excluding operating costs, are as follows:

         2000..............................................          $     189
         2001..............................................                221
         2002..............................................                 98
                                                                     ---------
                                                                     $     508
                                                                     =========

[TRICORD SYSTEMS, INC. LOGO]
22

In February 2000, the Company amended its headquarters facility lease to extend the term through August 2002.


4. INCOME TAXES

As of December 31, 1999, the Company had generated domestic net operating loss carryforwards of approximately $80,000 for tax reporting purposes that may be offset against future taxable income. In addition, as of December 31, 1999, the Company also had available approximately $2,200 of research and experimentation tax credit carryovers available to reduce future income taxes. These net operating losses and credit carryforwards expire if not utilized by various dates between 2002 and 2019. Due to uncertainty as to the realizability of the loss and tax credit carryforwards, full valuation allowances have been established for the benefits associated with these carryforwards and for net deductible temporary differences related primarily to depreciation as of December 31, 1999 and related to obsolete inventory reserves, accounts receivable and deferred revenue as of December 31, 1998.


5. EMPLOYEE BENEFIT PLAN

The Company has a defined contribution profit sharing plan covering all employees, which is intended to qualify under Section 401(k) of the Internal Revenue Code. Employee contributions are limited to 20% of their earnings, subject to yearly limitations. At the discretion of the Board of Directors, the Company may make profit sharing contributions, which are allocated to eligible employees based on their salary without regard to whether they have made any contributions to the plan, or matching contributions, which are allocated to eligible employees based upon the amount of contributions made to the plan during the year. The Board of Directors approved $24, $28, and $46 of matching contributions for 1999, 1998 and 1997, respectively.

The Company has determined that partial terminations of its 401(k) plan, as defined in the Internal Revenue Code, occurred in 1999 and 1997. A partial termination requires that the 401(k) plan must vest 100% of an affected participant's Company matching contributions. The Company estimates that it will be required to fund approximately $69 of unvested matching contributions in 2000 that became 100% vested as a result of these partial terminations.


6. LEGAL PROCEEDINGS

During 1997, a dispute occurred between the Company and Novell, Inc. ("Novell") regarding alleged royalties owed to Novell with respect to Novell's software that the

                                                    [TRICORD SYSTEMS, INC. LOGO]

Company disposed of when such software could not be sold. The Company had entered into an OEM agreement with Novell, pursuant to which it purchased Novell's software that was to be installed on the Company's servers. The Company paid Novell $100 in advance royalties pursuant to the OEM agreement. The Company's sales of Novell's software did not result in royalties in excess of this advance royalty payment, and the Company disposed of the remaining Novell software. Novell had requested that the Company pay royalties of approximately $800 on the software it disposed of. The Company had informed Novell that it did not owe royalties on the disposed software because the OEM agreement only provided for the payment of royalties on the sale of the software shipped for use with the Company's servers.

During 1998, an additional dispute arose between the Company and Novell regarding the return to the Company of five multi-processing enterprise server units originally sent to Novell under the OEM agreement, along with certain other computer hardware equipment provided to Novell. In addition, the Company had claimed damages due to alleged defects in Novell's software product. Both the Company and Novell commenced legal action by filing complaints regarding these disputes.

In June 1999, the Company entered into a mediation settlement with Novell to settle the disputes discussed above. The terms of the settlement will remain confidential, however, the resolution of this dispute had no material effect on the Company's operations or financial position.

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


7. STOCKHOLDERS' EQUITY

PRIVATE PLACEMENTS

[TRICORD SYSTEMS, INC. LOGO]
24

In July 1999, the Company sold 840,000 shares of the Company's common stock at a price of $2.50 per share to a group of private investors. The common stock sold to the private investors has not been registered by the Company and such stock is subject to certain restrictions on resale by the investors. The investors have piggyback registration rights.

In December 1998, the Company sold 3,000,000 shares of the Company's common stock at a price of $1.00 per share to a group of private investors. These investors also received warrants to purchase an equal number of additional shares of common stock at an exercise price of $3.50 per share. The warrants are exercisable immediately and expire on December 15, 2003. At December 31, 1999, none of these warrants have been exercised. The common stock sold to the private investors has not been registered by the Company and such stock is subject to certain restrictions on resale by the investors. The investors have piggyback registration rights and can request registration if the Company files a registration statement for a public offering. In addition, the majority investor can demand registration by the Company under certain conditions and can cause the Company to use its best efforts to have a representative of such majority investor elected as a director of the Company.

RESTRICTED STOCK
During 1998, the Company issued restricted common stock related to the settlement of a contingent payment related to a 1996 acquisition (207,143 shares) and to new officers of the Company (600,000 shares). The restrictions on the shares issued to officers of the Company lapse based on continuous employment for a defined time period. The Company recorded the full fair market value of the restricted stock as unearned compensation at the closing market price ($0.50 and $0.66 per share) of the Company's common stock on the date of the issuance. The portion of the restricted stock for which restrictions have lapsed as of December 31, 1999 has been included as a charge to operations for 1999 ($187) and 1998 ($136). As of December 31, 1999 $183 of unearned compensation related to unvested restricted stock grants remains to be recognized as the underlying options lapse.

OTHER STOCK COMPENSATION EXPENSE
On December 7, 1998, the Company granted options for 2,895,000 shares of common stock, 2,240,615 of which were subject to shareholder approval due to the fact that no shares remained available for grant under the 1998 Stock Incentive Plan (the "1998 Plan"). The options granted subject to shareholder approval were recorded by the Company as unearned compensation in stockholders' equity in the amount of $5,252 as of December 31, 1998, which is equal to the aggregate difference between the market closing price of the Company's common stock on March 17, 1999 (the date of shareholder approval) and the option price at date of grant. Related compensation charges to operations were $1,343 and $58 for 1999 and 1998, respectively.

As of December 31, 1999, the Company has outstanding options for the purchase of 299,000 shares of common stock which were granted to non-employee contractors. The Company records related compensation expenses based upon the fair value of the options

                                                    [TRICORD SYSTEMS, INC. LOGO]
during the period the contractors provide services. Such fair values are measured using the Black-Scholes option pricing model. Compensation expense related to these options was $351, $90 and $7 during 1999, 1998 and 1997, respectively. As of December 31, 1999, the Company has recorded $639 unearned compensation related to 165,000 unvested options.

STOCK OPTION PLANS
On February 20, 1998, the Company's Board of Directors established the 1998 Plan, which succeeds a prior plan which was terminated upon approval of the 1998 Plan by the Company's stockholders in May 1998. The 1998 Plan provides for grants of incentive and nonqualified stock options, stock appreciation rights, restricted stock awards, performance unit awards and stock bonus awards to officers, employees, non-employee consultants and independent contractors. The Company has reserved 1,000,000 shares of common stock for issuance under the 1998 Plan, plus any unissued shares from previous stock option plans. On March 17, 1999, the Company's shareholders approved an increase in the number of shares reserved for issuance under the 1998 Plan from 1,000,000 to 5,000,000 shares and an increase in the per participant limitation from 100,000 shares to 500,000 shares. The 1998 Plan terminates in 2008. Options may be granted to purchase shares of the Company's common stock at not less than the fair market value at the date of grant. Options generally become exercisable over periods of up to four years from the date of grant and expire within ten years from the date of grant.

On February 20, 1998, the Company's Board of Directors established the 1998 Non-Employee Director Stock Plan (the "1998 Director Plan"). The 1998 Director Plan replaced the 1995 Non-Employee Director Stock Plan, which expired in June 1997. The 1998 Director Plan provides for awards of options and common stock to directors who are not employees of the Company. The Company has reserved 350,000 shares of common stock for issuance under the 1998 Director Plan, which terminates in 2003. On March 17, 1999, the Company's shareholders approved an increase in the number of shares reserved for issuance under the 1998 Director Plan from 350,000 to 550,000 shares. The Company's 1998 Director Plan provides for the granting to all non-employee directors options to purchase common stock at the fair market value on the date of grant. Such grants generally become exercisable over periods of up to three years and expire within five years.

The following summarizes stock option activity during each of the three years in the period ended December 31, 1999:

Shares                       1999               1998                1997
--------------------------------------------------------------------------------
Granted                    521,000          3,976,000            3,717,261
Exercised                 (249,253)          (934,541)                   -
Canceled                  (326,937)          (585,465)          (4,021,907)
                          --------          ---------           ----------

December 31:

[TRICORD SYSTEMS, INC. LOGO]
26

Options outstanding      5,508,804          5,563,994            3,108,000
                         =========          =========            =========

Options exercisable      1,824,235            676,798              182,375
                         =========            =======              =======

Weighted average exercise
price per share              1999               1998                1997
--------------------------------------------------------------------------------

Granted                  $   2.68               0.64                0.86
Exercised                    0.79               0.87                   -
Canceled                     1.58               3.01                3.41

December 31:
Options outstanding          0.92               0.78                1.41

Options exercisable          0.88               1.47                9.99

Stock options outstanding at December 31, 1999 had a range of exercise prices of $0.50 to $6.25 and an average contractual useful life of 3.1 years. Approximately 99% of the options outstanding had an exercise price of $3.13 or less, of which approximately 33% of these options are exercisable and have a weighted average contractual life of 3.1 years.

EMPLOYEE STOCK PURCHASE PLAN
The Company has reserved 250,000 shares of common stock for issuances under the Employee Stock Purchase Plan (the "Purchase Plan"). Under the Purchase Plan, the Company's employees may purchase shares of the Company's common stock at a price equal to 85% of the fair market value of the stock as of the first or last day of the twelve month offering period, whichever is lower. The Company sold approximately 23,000, 30,000 and 53,000 shares under the Purchase Plan in 1999, 1998 and 1997, respectively.

WARRANTS
The Company issued warrants for the purchase of 3,000,000 shares at $3.50 per share during 1998 in connection with its sale of common stock as described above. All of these warrants were outstanding at December 31, 1999.

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

                                   1999                1998                1997
--------------------------------------------------------------------------------
Net loss
  As reported                $   (7,637)             (2,111)            (10,931)
  Pro forma                      (9,896)             (4,512)            (13,306)

                                                    [TRICORD SYSTEMS, INC. LOGO]

Net loss per common share
  As reported                $    (0.39)              (0.14)              (0.81)
  Pro forma                       (0.51)              (0.31)              (0.99)

The pro forma information above only includes stock options granted since 1995. Compensation expense under the fair-value-based method of accounting will increase over the next few years as the full impact of the 1999 activity is reflected.

The weighted average grant-date fair value of the options granted in 1999, 1998 and 1997 was $1.99, $0.43 and $0.56 per share, respectively. The fair value was computed using the Black-Scholes option-pricing model. The assumptions used by the Company to compute the estimated fair value of options at the grant dates were as follows: the options were assumed to be exercised at the end of four years, which is generally the vesting period of the option grants; no dividends will be paid by the Company during the term of the options granted; cumulative stock price volatility ranged from approximately 106% to 109%; and the weighted average risk-free interest rate was 6.50%, 5.01% and 5.92% for 1999, 1998 and 1997, respectively. In addition, average forfeitures were assumed to be 2%, 4% and 35% for 1999, 1998 and 1997, respectively.

SHAREHOLDERS' RIGHTS PLAN
The Company maintains a shareholder rights plan, pursuant to which the Company declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company's Common Stock. Each Right will entitle stockholders to purchase one one-thousandth of a share of the Company's Series A Junior Preferred Stock at an exercise price of $50.00, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated October 24, 1994, as amended December 7, 1998 and January 30, 1999, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent. The rights will expire in October 2004.

AUTHORIZED CAPITAL
On March 17, 1999, the Company's shareholders approved an increase in the number of authorized shares of common stock from 27,000,000 to 75,000,000 shares.


8. BUSINESS SEGMENTS

The Company managed its operations as two business segments, server and software, until August 1999, when the server business was sold (see Note 1).



9. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                  First      Second        Third       Fourth
                                 Quarter     Quarter      Quarter      Quarter
                                 -------     -------      -------      -------
[TRICORD SYSTEMS, INC. LOGO]
28

1999
Loss from continuing
  operations                    $ (2,160)     (1,851)      (1,620)      (2,076)
Income (loss) from
  discontinued operations            322         152         (453)          49
Net loss                          (1,838)     (1,699)      (2,073)      (2,027)
Loss per share from continuing
  operations - basic and diluted   (0.12)      (0.10)       (0.08)       (0.10)
Income (loss) per share from
  discontinued operations -
  basic and diluted                 0.02        0.01        (0.02)           -
Net loss per share - basic and
  diluted                          (0.10)      (0.09)       (0.10)       (0.10)

1998
Loss from continuing
  operations                    $ (1,188)     (1,145)        (689)        (832)
Income from discontinued
  operations                         496         590          455          202
Net loss                            (692)       (555)        (234)        (630)
Loss per share from continuing
  operations - basic and diluted   (0.09)      (0.08)       (0.05)       (0.05)
Income per share from
  discontinued operations -
  basic and diluted                 0.04        0.04         0.03         0.01
Net loss per share - basic and
  diluted                          (0.05)      (0.04)       (0.02)       (0.04)

Quarterly calculations of net income or loss per share are made discretely for each quarter during the fiscal year.

                                                    [TRICORD SYSTEMS, INC. LOGO]

INVESTOR INFORMATION

NOTICE OF ANNUAL MEETING
The annual meeting of stockholders will be held at the Radisson Hotel and Conference Center in Plymouth, Minnesota, beginning at 1:00 p.m. local time, on Thursday, May 18, 2000. A formal notice of the meeting, together with proxy statement and proxy, will be mailed on or about April 14, 2000 to stockholders of record on April 7, 2000.

STOCKHOLDERS' INQUIRIES
Communications concerning transfer requirements, change of address and lost certificates should be directed to the Transfer Agent.

To meet the general information needs of shareholders and investors, Tricord Systems, Inc. maintains an investor relations department at its corporate headquarters. Inquiries are welcome by letter or telephone to: Investor Relations Department, Tricord Systems, Inc., 2905 Northwest Boulevard, Suite 20, Plymouth, Minnesota 55441; telephone (612) 551-6402.

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

COMMON STOCK PRICES
The following table sets forth, for the periods indicated, the high and low closing sales prices per share for the Company's common stock as reported by the Nasdaq SmallCap Market (since July 30, 1998) and the Nasdaq National Market (until July 29, 1998). These prices do not include adjustments for retail mark-ups, mark-downs or commissions.

                                       1999                1998
                                       ----                ----

                                   High    Low         High    Low
                                   ------------        ------------
First quarter                  $   3.88    2.13        1.31    0.56
Second quarter                     3.75    1.75        1.19    0.84
Third quarter                      4.50    2.75        1.09    0.50
Fourth quarter                     7.00    3.50        2.97    0.44

[TRICORD SYSTEMS, INC. LOGO]
30

On March 24, 2000, the closing price for the Company's common stock was $10.75.

On March 27, 2000, there were approximately 336 shareholders of record of the Company's common stock. The Company estimates that an additional 6,500 shareholders own stock held for their accounts at brokerage firms and financial institutions.

DIVIDENDS
The Company has not declared any cash dividends with respect to its common stock. The Company currently does not intend to declare or pay any cash dividends on the Company's common stock and there can be no assurance that the Company will ever declare or pay cash dividends on its common stock.


                                                    [TRICORD SYSTEMS, INC. LOGO]

CORPORATE INFORMATION


DIRECTORS
Yuval Almog - President, CORAL Group, Inc.
Tom R. Dillon - Vice President of Operations, Netflix.com Inc.
Donald L. Lucas - Private Investor
Fred G. Moore - President, Horison, Inc.
John J. Mitcham - Chairman of the Board of Directors;
                  Co-Chief Executive Officer, Tricord Systems, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

FINANCE AND AUDIT COMMITTEE
Donald L. Lucas, Chairman
Yuval Almog
Tom R. Dillon

COMPENSATION COMMITTEE
Yuval Almog, Chairman
Donald L. Lucas

EXECUTIVE OFFICERS
Rod Canion - Co-Chief Executive Officer
John J. Mitcham - Co-Chief Executive Officer
Joan M. Wrabetz - President and Chief Operating Officer
Dr. Alexander H. Frey - Senior Vice President and Chief Technical Officer John F. Gribi - Vice President and Chief Financial Officer
Charles E. Pearsall - Vice President, Engineering

CORPORATE HEADQUARTERS
Plymouth, Minnesota

INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP
Minneapolis, Minnesota

CORPORATE COUNSEL
Oppenheimer Wolff & Donnelly LLP
Palo Alto, California


[TRICORD SYSTEMS, INC. LOGO]
32