Form 10-K405, Exhibit 13
period 2000-12-31
TRICORD SYSTEMS INC /DE/
filed 2001-03-28
CIK 837166

HISTORICAL FINANCIAL SUMMARY



SUMMARY OF OPERATIONS:                                                For the years ended December 31,
                                                  ------------------------------------------------------------------------
(In thousands, except per share data)                2000           1999            1998            1997            1996
                                                  --------        --------        --------        --------        --------
Research and development                          $  7,386        $  3,442        $  2,473        $  2,351        $     --
Sales and marketing                                  4,206           2,645             905           1,058              --
General and administrative                           3,109           1,890             856           1,099           3,256
Interest and other income, net                        (975)           (270)           (380)            (12)             --

                                                  --------        --------        --------        --------        --------
Loss from continuing operations                    (13,726)         (7,707)         (3,854)         (4,496)         (3,256)
                                                  --------        --------        --------        --------        --------

Discontinued operations:
Income (loss) from operations of
     legacy server business (net of taxes
     of $224 in 1997)                                   --             228           1,743          (6,435)        (11,948)
Gain (loss) on disposal of legacy
     server business                                   146            (158)             --              --              --
                                                  --------        --------        --------        --------        --------
                                                       146              70           1,743          (6,435)        (11,948)
                                                  --------        --------        --------        --------        --------

Net loss                                          $(13,580)       $ (7,637)       $ (2,111)       $(10,931)       $(15,204)
                                                  ========        ========        ========        ========        ========
Loss per share from continuing
     operations - basic and diluted               $  (0.60)       $  (0.39)       $  (0.26)       $  (0.33)       $  (0.24)
                                                  ========        ========        ========        ========        ========
Income (loss) per share from
     discontinued operations - basic
     and diluted                                  $   0.01        $     --        $   0.12        $  (0.48)       $  (0.90)
                                                  ========        ========        ========        ========        ========

Net loss per share - basic and diluted            $  (0.59)       $  (0.39)       $  (0.14)       $  (0.81)       $  (1.14)
                                                  ========        ========        ========        ========        ========

FINANCIAL POSITION:
(In thousands)
Cash and cash equivalents                         $ 16,825        $  3,082        $  6,215        $  3,713        $  5,711
Working capital                                   $ 14,310        $  2,625        $  5,599        $  2,977        $  8,140
Total assets                                      $ 20,133        $  3,432        $  7,353        $  6,755        $ 21,938
Stockholders' equity                              $ 17,312        $  2,902        $  5,842        $  3,667        $ 14,175
Common shares outstanding                           24,278          20,169          18,961          13,460          13,407

GENERAL DATA AND RATIOS:
Current ratio                                          6.3             6.0             4.7             2.0             2.0
Book value per share                              $   0.71        $   0.14        $   0.31        $   0.27        $   1.06


TRICORD SYSTEMS, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion of our financial condition and results of operations should be read together with the financial statements and the related notes. This discussion contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements consist of statements that are not purely historical, including, without limitation, statements regarding our expectations, beliefs, intentions or strategies regarding the future. When used in this report, the words "anticipates," "believes", "expects," "intends," "forecasts," "plans," "future," "strategy," or words of similar import are intended to identify forward-looking statements. Other statements of the Company's plans and objectives may also be considered to be forward-looking statements. The actual results that Tricord achieves may differ materially from those anticipated by any forward-looking statements due to risks and uncertainties such as those described below under "Factors That May Affect Future Results."

OVERVIEW
Tricord Systems, Inc. designs, develops and markets innovative server appliances for content-hungry applications. In December 2000, we announced our first server appliance, Lunar Flare(TM) NAS - specifically designed to meet the general file serving needs of growing organizations, workgroups, corporate departments and e-businesses. The core of our new technology is our patented Illumina(TM) software that aggregates multiple appliances into a cluster, managed as a single resource. Easy to deploy, manage and grow, our products are designed to allow users to add capacity to a cluster with minimal administration costs. Our appliances are designed to be plug-and-play, offering seamless growth and continuous access to content with no downtime. As we ended 2000, our initial Lunar Flare NAS appliance was in beta testing, and we expect to begin commercial shipments in 2001. During 2000, we did not generate any revenues.

Before focusing our efforts exclusively on the development of Illumina, the Company had historically engaged in the business of designing, manufacturing, marketing and supporting high-performance enterprise servers for use in mission critical applications principally running on Microsoft's Windows(R) NT(R) and Novell(R) NetWare(R).

In August 1999, we sold all assets related to our server line of business (sometimes referred to as the "legacy business"), except for existing trade accounts receivable, in exchange for the assumption of all liabilities of the legacy business.

In July 1999, we effected a workforce reduction to streamline our operations. The reduction resulted in the severance of eleven employees primarily engaged in performing legacy business activities. The costs of this workforce reduction, which included severance payments and stock compensation charges totaling $0.3 million, have been included in the 1999 loss from discontinued operations.

We have reported results of operations of the legacy business as discontinued operations for all periods presented. Except where otherwise indicated, the discussion of our financial results relates to continuing operations.

Since we began focusing on developing our aggregation software, we have incurred substantial costs to develop our technology and products, and to recruit and train personnel for our engineering, sales and marketing, technical support and administration departments. We anticipate that our operating expenses will increase in the future as we increase our sales and marketing efforts, develop distribution channels, fund additional new product development, expand our technical support and improve our operational and financial systems. During 2000, we generated no revenues and our limited experience in the server appliance market increases the difficulty of predicting future operating results.

See "Factors That May Affect Future Results" at the end of this section for a discussion regarding forward-looking statements contained herein.


                                                           TRICORD SYSTEMS, INC.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

RESEARCH AND DEVELOPMENT
Research and development expenses consist primarily of salaries and related expenses for personnel engaged in research and development, fees paid to consultants and outside service providers, depreciation of prototype and test units and other expenses related to the design, development, testing and enhancement of our products. Through 2000, all research and development costs have been expensed as incurred.

Research and development expenses increased to $7.4 million in 2000 from $3.4 million in 1999 and $2.5 million in 1998. The increase from 1999 to 2000 was due primarily to continuing development of our Illumina(TM) aggregation software and development and testing of our initial Lunar Flare(TM) NAS server appliance, as well as increased compensation and related costs as research and development headcount increased. The increase from 1998 to 1999 was due primarily to $0.5 million of non-cash compensation expense in 1999 related to certain options granted and restricted stock issued in 1998 and $0.3 million in non-cash consulting expense related to an increase in the value of options granted to non-employee development contractors for services provided in 1999.

We believe that a significant level of investment in product research and development is required to remain competitive. Accordingly, we expect to continue to devote substantial resources to product research and development. As a result, we currently expect research and development expenses to increase in absolute dollars in 2001.

SALES AND MARKETING
Selling and marketing expenses consist primarily of salaries, incentives and related expenses for personnel engaged in sales, marketing and business development functions, as well as costs associated with advertising, trade shows, public relations and marketing materials.

Sales and marketing expenses increased to $4.2 million in 2000 from $2.6 million in 1999 and $0.9 million in 1998. The increase from 1999 to 2000 was primarily due to a significant increase in personnel costs due to headcount additions related to the ramp-up of sales and marketing in preparation for the introduction of our initial Lunar Flare NAS server appliance in 2001. The increase in 2000 is also attributable to increased promotional costs as a result of our Lunar Flare market awareness campaign and increased trade show costs. The increase from 1998 to 1999 was primarily due to increases in personnel costs due to headcount additions and expenses for marketing research and analysis for our aggregation software technology, as well as $0.6 million of non-cash stock compensation expense.

We currently anticipate that sales and marketing expenses will increase significantly in 2001 as we execute our strategy to aggressively market our Lunar Flare NAS server appliance and develop additional market and product opportunities for our Illumina aggregation software.

GENERAL AND ADMINISTRATIVE
General and administrative expenses consist primarily of salaries and other related costs for executive and general administration, as well as legal and other professional fees.

General and administrative expenses increased to $3.1 million in 2000 from $1.9 million in 1999 and $0.9 million in 1998. The increase from 1999 to 2000 was primarily due to increased personnel costs due to headcount additions, an increase in non-cash stock compensation expense and costs associated with expanding our general and administrative infrastructure. The increase from 1998 to 1999 was due to an increase in personnel costs related to headcount additions, an increase in professional fees and a $0.3 million increase in non-cash compensation expense in 1999 related to certain options granted and restricted stock issued in 1998.

We currently expect these expenses to increase in absolute dollars in 2001 as we add administrative personnel and incur additional costs related to the growth of our business.


TRICORD SYSTEMS, INC.

STOCK COMPENSATION
Included in operating expenses are charges for non-cash, stock-based compensation expense as shown in the following table. Stock-based compensation increased to $2.1 million in 2000 from $2.0 million in 1999 and $0.4 million in 1998. Stock-based compensation expense results from options granted to non-employee contractors, options granted to employees in 1998 subject to shareholder approval and restricted stock awards. These amounts do not affect our net stockholders' equity. These non-cash items increased our expenses, loss from continuing operations and net loss per share as follows:


     NON-CASH STOCK COMPENSATION EXPENSE
     (In millions, except per share amounts)                     2000        1999        1998
                                                               --------    --------    --------
     Research and development                                  $    1.0    $    0.8    $     --
     Sales and marketing                                            0.2         0.6         0.1
     General and administrative                                     0.9         0.6         0.3
                                                               --------    --------    --------
                                                               $    2.1    $    2.0    $    0.4
                                                               ========    ========    ========

     Impact per diluted share                                  $   0.09    $   0.10    $   0.03
                                                               ========    ========    ========



OTHER INCOME, NET
Other income, net increased to $1.0 million in 2000 from $0.3 million in 1999 and $0.4 million in 1998. The increase was due primarily to an increase in interest income in 2000, as a result of the investment of the net proceeds from our private equity placement in April 2000.

DISCONTINUED OPERATIONS
In August 1999, we sold all remaining assets related to our server line of business (sometimes referred to as the "legacy business"). The sale of the legacy business resulted in an initial loss of $207,000 in 1999. Pursuant to the terms of the sale agreement, we were entitled to receive up to $200,000 of cash payments contingent upon the level of sales of Tricord server-related products and services from the date of sale through December 31, 2000. In 1999 the Company received contingent payments of approximately $49,000, which reduced the net loss from the sale of the legacy business to $158,000 for the year ended December 31, 1999. For the year ended December 31, 2000, the Company recorded a gain of $146,000 on disposal of the legacy server business consisting of $121,000 received in contingent payments and reversal of a previously recorded accrual of $25,000 for legacy business year 2000 issues.

INCOME TAXES
We had domestic net operating loss carryforwards for federal income tax purposes of approximately $91 million as of December 31, 2000. These loss carryforwards expire if not utilized at various dates between 2002 and 2020. Due to uncertainty as to our ability to realize the value of these loss carryforwards, we have established a full valuation allowance to offset the benefits associated with the net operating loss and tax credit carryforwards. We did not incur income tax liabilities in 2000, 1999 and 1998 due to our net losses.

FINANCIAL INSTRUMENTS
We invest excess funds not required for current operations primarily in money market funds or high-grade commercial paper. Market risk is estimated as the potential decrease in interest income resulting from a hypothetical one percent decrease in interest rates, which would result in an estimated annual interest income decrease of approximately $0.2 million.


                                                           TRICORD SYSTEMS, INC.

LIQUIDITY AND CAPITAL RESOURCES
As of December 31, 2000, we had cash and cash equivalents totaling $16.8 million. Cash and cash equivalents consist primarily of money market funds or high-grade commercial paper with maturities of less than three months.

Cash used in operating activities was $9.0 million, $5.2 million, $1.3 million during 2000, 1999 and 1998, respectively. Cash used in operating activities in 2000 was primarily due to a net loss of $13.6 million offset in part by increases in accounts payable, accrued expenses and non-cash charges for stock compensation and depreciation. Cash used in operating activities in 1999 was primarily due to a net loss of $7.6 million partially offset by non-cash stock compensation expense and depreciation expense. Cash used in operating activities in 1998 was primarily due to a net loss of $2.1 million partially offset by non-cash charges for depreciation.

Cash used in investing activities was $3.1 million, $0.2 million and $0.1 million in 2000, 1999 and 1998, respectively. Cash used in investing activities was primarily due to capital expenditures. We anticipate that our capital expenditures in 2001 will be approximately equivalent to 2000. We have no significant commitments to purchase capital equipment as of December 31, 2000.

Cash provided by financing activities was $25.9 million, $2.3 million and $3.8 million in 2000, 1999 and 1998, respectively. In 2000, cash provided by financing activities was primarily generated through a private placement of 3,250,000 shares of common stock at a price of $8.00 per share through which we raised net proceeds of approximately $24.4 million. In 1999, cash provided by financing activities was primarily generated through a private placement of 840,000 shares of common stock at a price of $2.50 per share. In 1998, cash provided by financing activities was primarily generated through a private placement of 3,000,000 shares of common stock at a price of $1.00 per share and warrants with a 5-year term to purchase up to 3,000,000 shares of the Company's Common Stock at $3.50 per share.

On February 27, 2001, we closed a private placement of $25 million in Convertible Preferred Stock. Net proceeds from the placement were approximately $23.4 million. Under terms of the offering, the Company issued 25,000 shares of its newly created class of Series E Convertible Preferred Stock. Each share of the Series E Preferred Stock is convertible into such number of shares of common stock as is determined by dividing (i) the stated value ($1,000) of the share of Series E Preferred Stock, which value is increased by a premium accruing daily at the annual rate of 4.75% of the stated value, by (ii) the conversion price, which is currently $9.50 per share. In connection with this private placement, the Company issued a warrant with an 18-month term to purchase up to 986,842 additional shares of the Company's Common Stock at $12.40 per share, and a warrant with a 24-month term to purchase up to 986,842 additional shares of the Company's Common Stock at $14.50 per share.

We currently believe that cash and cash equivalents as of December 31, 2000, combined with the additional financing raised in February 2001, will be sufficient to fund our operations for at least the next twelve months.

NEW ACCOUNTING STANDARDS
In June 1998, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133, as amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB statement No. 133," is effective for fiscal years beginning after June 15, 2000. In June 2000, Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Hedging Activities - an Amendment of FASB Statement No. 133," was issued to clarify certain provisions of SFAS 133. SFAS 133 will be effective for our fiscal year ended December 31, 2001. We believe the adoption of this statement will not have a significant impact on our financial position, results of operations or cash flows.


TRICORD SYSTEMS, INC.

In November 2000 the Emerging Issues Task Force ("EITF") reached a consensus in EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," which is effective for certain instruments in calendar year 2000 and is effective for all instruments in 2001. This issue addresses whether certain equity securities should be classified as equity, "mezzanine securities", assets or liabilities. The Company has concluded that the EITF 00-19 consensus will not impact its financial position or results of operations as of and for the year ended December 31, 2000.

FACTORS THAT MAY AFFECT FUTURE RESULTS

This Annual Report contains certain forward looking statements within the meaning of the Private Securities Reform Act of 1995. When used in this report, the words "anticipates," "believes", "expects," "intends," "forecasts," "plans," "future," "strategy," or words of similar import are intended to identify forward-looking statements. Other statements of the Company's plans and objectives may also be considered to be forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. Readers are urged to carefully review and consider the various disclosures made in this Annual Report by the Company as well as the Company's other filings with the Securities and Exchange Commission.

The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that are currently deemed immaterial, may also impair our business operations. If any of these risks actually occur, our financial condition and operating results could be materially adversely affected. You should carefully consider the following factors as well as the other information in this Annual Report and in the Company's Form 10-K.

DURING 2000, WE DID NOT GENERATE ANY REVENUES, AND WE ANTICIPATE THAT ANY REVENUES THAT WE DO GENERATE WILL COME FROM PRODUCTS BASED ON A SINGLE TYPE OF NEW SOFTWARE TECHNOLOGY THAT HAS NOT BEEN PREVIOUSLY USED IN THE MARKETPLACE.

Since we sold the remaining assets associated with our server line of business in August 1999, we have not generated any revenues from the sale of products. Although we currently anticipate generating revenues again starting in 2001, beginning with sales of our initial Lunar Flare NAS server appliance, we cannot assure you when we will generate revenues or that we will be able to generate revenues at a level that meets expectations.

Further, Lunar Flare NAS utilizes Illumina, and all other products we currently plan to develop are also designed to utilize Illumina. Because Illumina is a new type of software technology, we cannot be sure that we will sell a significant number of Lunar Flare NAS appliances, nor can we be sure that anyone will buy our other Illumina-based products that we may develop. If demand for Lunar Flare NAS and any other Illumina-based products that we may develop fails to materialize, we will not have any products to sell for the foreseeable future.


SOFTWARE ERRORS OR FAILURES FOUND IN OUR PRODUCTS MAY RESULT IN A DELAY IN DELIVERY OF OUR PRODUCTS OR LOSS OF, OR DELAY IN, MARKET ACCEPTANCE OF OUR PRODUCTS WHICH COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

Software errors or failures found in our products may result in a delay in delivery of our products. Further, even though we have performed a significant amount of testing of our Illumina software and our initial Lunar Flare NAS server appliance, they may still contain software errors or failures that may be discovered by customers after shipment, which could result in loss of, or delay in, market acceptance, which could in turn materially adversely affect our operating results. Similarly, other products we develop may contain software errors or failures which may result in a delay in delivery of such products or which are not detected or remedied until after we ship such products. The occurrence of such errors in either the Lunar Flare NAS or other Illumina-based products could result in:

         -   The delay in delivery of these products;
         - The loss of, or delay in, market acceptance and sales of these products;
         -   Diversion of development resources;
         -   Injury to our reputation; or
         -   Increased maintenance and warranty costs.

Moreover, because of the way customers may use our products, we may be subject to significant liability claims if our products do not work properly. Although the agreements we use to sell our Illumina-based products contain provisions designed to limit our exposure to potential product liability claims, it is possible that such limitation-of-liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions. If we are found to be liable to defective product claims, such liability may have a harmful effect on our business and financial condition.

THE SUCCESS OF OUR LUNAR FLARE NAS SERVER APPLIANCES AND OTHER ILLUMINA-BASED PRODUCTS DEPENDS UPON MARKET ACCEPTANCE OF OUR TECHNOLOGY.

Due to the fact that we have been focusing all of our resources on developing products which utilize Illumina, our future financial performance will be largely dependent on the acceptance of our Illumina aggregation software. We cannot assure you that the server appliance market, our target market for our aggregation software, will accept Illumina or the products utilizing it. Factors that may affect the market acceptance of our products, some of which are beyond our control, include the following:

         - The growth and changing requirements of the server appliance market;
         - The availability, performance, quality, price and total cost of ownership of our products;


                                                           TRICORD SYSTEMS, INC.

         - The availability, performance, quality, price, and total cost of ownership of competing products and technologies; and
         - The successful development of our relationships with licensed manufacturers, original equipment manufacturers and channel partners.

If customers do not purchase the Lunar Flare NAS or our other Illumina-based products for any reason, our revenues and operating results will be adversely affected because we currently have no other products to sell.

WE OPERATE IN AN EXTREMELY COMPETITIVE AND RAPIDLY CHANGING MARKETPLACE, AND SOME OF OUR COMPETITORS HAVE GREATER RESOURCES THAN US WHICH MAY ALLOW THEM TO MORE QUICKLY REACT TO CHANGES IN THE MARKETPLACE.

We operate in an extremely competitive and rapidly changing marketplace, and we cannot assure you that we can establish and maintain a competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical and other resources. In addition, we expect that the market for the Lunar Flare NAS, our initial server appliance targeting the network-attached storage market, will become consolidated with larger companies possibly being in a better position than us to compete in this rapidly changing marketplace. As the server appliance market continues to develop, a number of companies which have greater resources than us could attempt to increase their presence in this market by acquiring or forming strategic alliances with our competitors or potential business partners.

IF GROWTH IN THE NETWORK-ATTACHED-STORAGE ("NAS") MARKET DOES NOT MEET OUR EXPECTATIONS, OUR FUTURE FINANCIAL PERFORMANCE COULD BE NEGATIVELY IMPACTED.

We believe our future financial performance will depend in large part upon the continued growth in the NAS market. We expect that any revenues that we are able to generate from product sales in 2001 will come primarily from Illumina-based products which are sold in the NAS marketplace. The market for NAS products, however, may not continue to grow at the current rate and could possibly decline. Long-term trends in storage technology may change and competing technologies, such as storage area networks, may emerge as the preferred storage solution. If

TRICORD SYSTEMS, INC.

the NAS market grows more slowly than anticipated or declines, our operating results could be materially adversely affected.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO EXPERIENCE LOSSES IN THE FUTURE, WHICH COULD RESULT IN THE MARKET PRICE OF OUR COMMON STOCK DECLINING.

Over the last five years, we have incurred significant net losses, including net losses of $13.6 million, $7.6 million and $2.1 million in 2000, 1999 and 1998 respectively. We expect to continue to have losses in the future. In addition, we had an accumulated deficit of $97.5 million as of December 31, 2000. We believe that our future growth depends upon the success and market acceptance of Lunar Flare NAS and other Illumina-based products, as well as our ability to develop new products and adopt successful marketing and sales strategies, all of which will require us to incur significant product development and sales and marketing expenses. We anticipate that our expenses will increase substantially in 2001 as we:

         -   Increase our sales and marketing activities;
         -   Introduce and expand our Lunar Flare product line;
         -   Establish and expand our distribution channels;
         -   Continue and expand our product development activities;
         -   Develop strategic partnerships and alliances with third parties;
         - Create and market additional server appliance products based on Illumina; and
         - Implement additional internal systems, develop additional infrastructure and hire additional personnel to keep pace with our growth.

As a result of our expected increases in expenses, we will need to generate significant revenues to achieve profitability. If we do not significantly increase our revenues or if we fail to control our costs as we implement our business strategies, it will be difficult to achieve and maintain profitability. If we do not achieve and maintain profitability, the market price of our common stock may decline substantially.

IF WE FAIL TO ESTABLISH SUFFICIENT DIRECT AND INDIRECT SALES CHANNELS FOR OUR PRODUCTS, OUR ABILITY TO GENERATE REVENUE MAY BE LIMITED.

In order to grow our business, we will need to increase market awareness of our server appliances and proprietary software. To achieve these objectives, we believe it will be necessary to establish and expand our direct and indirect sales channels. We plan to sell our products directly to end consumers as well as through indirect sales channels, including value added resellers, agents and original equipment manufacturers. These potential sales strategies present risks to our business. To sell our products directly to end consumers, our sales people that we hire will need to sell an entirely new product to customers in a market in which we have not previously sold. We cannot assure you that we will be able to successfully market our products to end consumers or that we will be able to do so profitably.

To sell our Illumina-based products through distribution partnerships and other indirect sales channels, we will need to establish relationships with businesses with whom we do not currently have relationships. Our failure to establish such relationships on acceptable terms or in sufficient numbers could adversely affect our ability to introduce and market our products successfully. Even if we do establish such distribution relationships, using other businesses to sell the products we are developing presents several risks to our business. These risks include our inability to control the distributors, our dependence upon their continued commercial success and financial stability, and the possibility that they may be unable to market or sell our products effectively. In addition, we anticipate our agreements with distribution partners will typically be non-exclusive, so they could carry competing product lines, devote their efforts to other products in different markets, reduce or discontinue sales of our products, fail to devote the resources necessary to provide effective sales and marketing support of our products or develop their own competing product lines.


                                                           TRICORD SYSTEMS, INC.

WE FACE RISKS OF TECHNOLOGICAL CHANGES THAT MAY RENDER OUR PRODUCTS OBSOLETE.

The markets we serve are characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render our products and software, including Lunar Flare NAS and Illumina, obsolete and unmarketable. Our future success will depend upon our ability to develop and introduce new products (including new software releases and enhancements) on a timely basis that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers. We cannot assure you that we will be successful in developing and marketing new products that respond to technological changes or evolving industry standards. If we are unable, for technological or other reasons, to develop and introduce new products in a timely manner in response to changing market conditions or customer requirements, our operating results will be materially adversely affected.

OUR BUSINESS DEPENDS ON THE ACCEPTANCE OF OPERATING SYSTEM SOFTWARE FOR WHICH WE HAVE NO RESPONSIBILITY OR CONTROL.

Our initial Lunar Flare NAS server appliance is designed to be used with the Linux operating system, which is not designed or manufactured by us. We anticipate that Lunar Flare NAS may in the future, after we further modify and enhance it, be able to be used with the Windows NT and UNIX operating systems, both of which are designed and manufactured by parties over whom we have no control. Similarly, we anticipate future Illumina-based products may also be designed to be used with the Windows NT, Linux and UNIX operating systems. Therefore, our business depends on the market acceptance of Windows NT, Linux and UNIX to run computer networks and the willingness of the manufacturers of these operating systems to continue to offer a quality product. Because we have no control over the market acceptance of any of this operating software or their manufacturers to continue to offer quality products that fulfill market demand, our ability to generate revenues will be largely dependent on the ability and desire of such manufacturers to continue to offer quality products that fulfill market demand.

WE MAY BE UNABLE TO HIRE AND RETAIN REQUIRED, HIGHLY-SKILLED MANAGERIAL AND TECHNICAL PERSONNEL.

Our future success depends, in significant part, upon retaining the continued service and performance of our senior management, team members, consultants and other key personnel as well as our continued ability to attract and recruit qualified personnel. Losing the services of any member of our management team could impair our ability to effectively manage our company and to carry out our business plan. We also need to hire additional sales, marketing, engineering, service and administrative personnel to grow our business and generate revenues. If we are unable to hire and retain these employees, our business and operations would be adversely affected. Competition for people with the skills we require is intense, and we cannot assure you that we will be able to hire such people or that we will be able to do so without offering these people salaries that are significantly higher than we have historically paid. Additions of new personnel and departures of existing personnel could disrupt our business and may result in the departure of other employees. We also depend on the continued service of our key personnel and even though we have entered into employment agreements with key management personnel, these agreements cannot prevent their departure.

WE RELY ON CONTRACT MANUFACTURERS/INTEGRATORS TO PRODUCE OUR PRODUCTS AND, IF OUR MANUFACTURERS FAIL TO MEET OUR REQUIREMENTS, WE MAY BE UNABLE TO MEET CUSTOMER REQUIREMENTS AND OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

Our arrangements with our contract manufacturers who produce our products currently do not guarantee production levels or manufacturing prices. These manufacturers may not have additional capacity available when we need it and they may experience shortages in supply of key components for an extended time, which would cause delays in the production of our products,


TRICORD SYSTEMS, INC.

prevent us from satisfying our contractual obligations and meeting customer expectations, and result in lost sales or customers. Also, commencing volume production or expanding production to another facility they own may be expensive and time-consuming. In addition, commencement of the manufacturing of our products at additional manufacturing sites we may need in the future may cause transitional problems, including delays and quality control issues, which could cause us to lose sales and impair our ability to achieve profitability. We may need to find new or additional outside manufacturers to manufacture our products in higher volume and at lower cost to meet increased demand and competition. If we are required or choose to change outside manufacturers, we may lose sales and our business could be materially adversely affected.

OUR RELIANCE UPON PATENTS, DOMESTIC TRADEMARK LAWS AND CONTRACTUAL PROVISIONS TO PROTECT OUR PROPRIETARY RIGHTS MAY NOT BE SUFFICIENT TO PROTECT OUR INTELLECTUAL PROPERTY FROM OTHERS WHO MAY SELL SIMILAR PRODUCTS.

Our products are differentiated from those of our competitors because we utilize Illumina, our internally developed software. If we fail to protect Illumina and our other intellectual property, other vendors could develop and sell products with features similar to ours, and this could reduce demand for our products. We have been granted one U.S. patent related to Illumina and we currently have eight additional United States patent applications pending with respect to Illumina to protect our intellectual property rights. We also rely on a combination of trade secret and other intellectual property law, nondisclosure agreements and other protective measures to establish and protect our proprietary rights in our intellectual property.

We believe that the steps we have taken to safeguard our intellectual property afford only limited protection. Others may develop technologies that are similar or superior to our technology or design around the patents and trade secrets we own. Despite the precautions we have taken, laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies.

In addition, the laws of the countries in which we may market our services and solutions may offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our patented, proprietary technology or disclosure as a result of the use of open source software, could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business.

OTHERS MAY ASSERT INTELLECTUAL PROPERTY CLAIMS AGAINST US AND OUR OPERATING RESULTS WOULD SUFFER IF WE WERE SUBJECT TO A PROTRACTED INFRINGEMENT CLAIM OR IF WE BECOME OBLIGATED TO PAY A SIGNIFICANT DAMAGE AWARD.

Substantial litigation regarding intellectual property rights and brand names exists in our industry. We expect that server appliance products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We do not believe that our products employ technology that infringes any proprietary rights of third parties. However, third parties may claim that we infringe their intellectual property rights and such claims may be found to be valid. Any claims, with or without merit, could:


         -   Be time-consuming to defend;
         -   Result in costly litigation;
         -   Divert our management's attention and resources;
         -   Cause product shipment delays; and
         -   Require us to enter into royalty or licensing agreements.

If we are found to be infringing upon the rights of others, we could be forced to develop a non-infringing alternative that could be costly and time-consuming. We may also be required, if we are found to be infringing on the intellectual rights of others, to enter into royalty or licensing agreements with a third party, which agreements may not be available on terms acceptable to us. A


                                                           TRICORD SYSTEMS, INC.

valid claim by a third party of product infringement against us or our failure or inability to license the infringed or similar technology could adversely affect our business because we would not be able to sell the impacted product without redeveloping it or incurring significant additional expenses.

WE MAY NEED ADDITIONAL CAPITAL THAT MAY NOT BE AVAILABLE TO US AND, IF RAISED, MAY DILUTE OUR EXISTING INVESTORS' OWNERSHIP INTEREST IN US.

We may need to raise additional funds to develop or enhance our software and server appliances, fund expansion, respond to competitive pressures or acquire complementary products, businesses or technologies. Additional financing may not be available on terms that are acceptable to us or at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities may have rights, preferences and privileges senior to those of our current stockholders which may adversely impact current stockholders. If adequate funds are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited.

OUR STOCK IS SUBJECT TO POTENTIAL DILUTION THROUGH THE CONVERSION OF SERIES E PREFERRED STOCK AND THE ACCOUNTING TREATMENT FOR THE SERIES E PREFERRED STOCK CONVERSION FEATURE WILL RESULT IN A CHARGE AGAINST INCOME AVAILABLE FOR COMMON STOCKHOLDERS.

The shares of Series E Preferred Stock issued in February 2001 are convertible into shares of our common stock at a conversion price of $9.50 per share of common stock. However, the conversion price may be decreased (which would result in an increase in the number of shares of common stock issued upon conversion of the Series E Preferred Stock), including if we sell shares of our common stock in certain circumstances below this conversion price. In addition, if the Series E Preferred Stock is not converted to our common stock prior to February 27, 2004 (unless the Company elects to redeem the Preferred Stock), it will automatically convert to common stock on that date, and the conversion price will be based on the average market price of our common stock during the fifteen trading days preceding that date. If the average market price of our common stock is lower than $9.50 during these fifteen days, the conversion price will be lower than $9.50 and the number of shares of common stock into which the Series E Preferred Stock is convertible will increase, possibly by a substantial amount, which would dilute the percentage ownership of our existing stockholders. An increase in the number of shares issued or issuable upon conversion of the Series E Preferred Stock could have a material adverse effect on the market price of the Common Stock.

Further, accounting for the preferred stock conversion feature in accordance with Emerging Issues Task Force (EITF) issue No. 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rates" and EITF Issue No. 00-27 "Application of Issue 98-5 to Certain Convertible Investments" will result in the allocation of approximately $11 million of the preferred stock proceeds to a "beneficial conversion feature". This beneficial conversion feature will be charged against income available to common stockholders while the preferred stock is outstanding, which will reduce the income (increase the loss) per common share reported by the Company.

WE CURRENTLY DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS.

We currently intend to retain any future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Therefore, any gains from your investment in our common stock will have to come from increase in its market price.

THE MARKET PRICE OF OUR COMMON STOCK HAS FLUCTUATED SIGNIFICANTLY IN THE PAST AND WILL LIKELY CONTINUE TO DO SO IN THE FUTURE AND ANY BROAD MARKET FLUCTUATIONS MAY MATERIALLY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

The market price of our common stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:

         - Successful and timely development and introduction of Lunar Flare NAS and other Illumina-based products;
         -   Fluctuations in our operating results;
         - Fluctuations in the valuation of companies perceived by investors to be comparable to us;
         - A shortfall in revenues or earnings compared to securities analysts' expectations;
         -   Changes in analysts' recommendations or projections;


TRICORD SYSTEMS, INC.

         - Announcements of new products, applications or product enhancements by us or our competitors; and
         - Changes in our relationships with our suppliers, channel partners and customers.

In addition, the stock market has recently experienced volatility that has particularly affected the market prices of equity securities of many technology companies and that often has been unrelated to the operating results of such companies. As a result, the market price of our common stock may fluctuate significantly in the future and any broad market fluctuations may materially adversely affect the market price of common stock. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.


                                                           TRICORD SYSTEMS, INC.

REPORT OF MANAGEMENT



To the Stockholders and
Board of Directors of
Tricord Systems, Inc.

The management of Tricord Systems, Inc. is responsible for the preparation, integrity and objectivity of the financial statements and all other financial information included in this annual report. Management believes that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and that any amounts included herein which are based on estimates of the expected effects of events and transactions have been made with sound judgment and approved by qualified personnel.

Tricord maintains a system of internal controls to provide reasonable assurance that assets are safeguarded and that transactions and events are recorded properly. The system of internal controls is regularly reviewed, evaluated, and revised as necessary by management.

The financial statements in this report have been audited by the independent accounting firm of PricewaterhouseCoopers LLP. Their audits were conducted in accordance with auditing standards generally accepted in the United States of America and included an evaluation of our internal control system, as they considered necessary, to determine the extent of tests and audit procedures required for expressing an opinion on the Company's financial statements.

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



Joan M. Wrabetz                                   Steven E. Opdahl
President and Chief Executive Officer             Chief Financial Officer


TRICORD SYSTEMS, INC.

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
and Stockholders of
Tricord Systems, Inc.

In our opinion, the accompanying consolidated balance sheets, and the related consolidated statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the consolidated financial position of Tricord Systems, Inc. at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.







Minneapolis, Minnesota
January 19, 2001 except as to
Note 9, for which the date is
February 27, 2001


                                                           TRICORD SYSTEMS, INC.

                              TRICORD SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                           Year Ended December 31,
                                                                     -----------------------------------
(in thousands, except per share data)                                  2000          1999         1998
                                                                     --------      --------     --------
Operating expenses:
    Research and development                                         $  7,386      $  3,442     $  2,473
    Sales and marketing                                                 4,206         2,645          905
    General and administrative                                          3,109         1,890          856
                                                                     --------      --------     --------
                                                                       14,701         7,977        4,234
                                                                     --------      --------     --------

Operating loss                                                        (14,701)       (7,977)      (4,234)
                                                                     --------      --------     --------

Other income:
    Interest, net                                                         971           216          193
    Other, net                                                              4            54          187
                                                                     --------      --------     --------
                                                                          975           270          380
                                                                     --------      --------     --------

Loss from continuing operations                                       (13,726)       (7,707)      (3,854)
                                                                     --------      --------     --------

Discontinued operations:
    Income from operations of legacy server business                       --           228        1,743
    Gain (loss) on disposal of legacy server business                     146          (158)          --
                                                                     --------      --------     --------

       Income from discontinued operations                                146            70        1,743
                                                                     --------      --------     --------

Net loss                                                             $(13,580)     $ (7,637)    $ (2,111)
                                                                     ========      ========     ========

Loss per share from continuing operations -
    basic and diluted                                                $  (0.60)     $  (0.39)    $  (0.26)
                                                                     ========      ========     ========

Income per share from discontinued
    operations - basic and diluted                                   $   0.01      $     --     $   0.12
                                                                     ========      ========     ========

Net loss per share - basic and diluted                               $  (0.59)     $  (0.39)    $  (0.14)
                                                                     ========      ========     ========

Weighted average common shares outstanding -
    basic and diluted                                                  23,070        19,472       14,573
                                                                     ========      ========     ========


The accompanying notes are an integral part of the consolidated financial statements.

TRICORD SYSTEMS, INC.

                              TRICORD SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS



                                                                           At December 31,
                                                                       -----------------------
(In thousands, except per share data)                                    2000          1999
                                                                       ---------     ---------
ASSETS
Current assets:
    Cash and cash equivalents                                          $  16,825     $   3,082
    Other current assets                                                     194            73
                                                                       ---------     ---------
       Total current assets                                               17,019         3,155

Equipment and improvements, net                                            3,114           277
                                                                       ---------     ---------

       Total Assets                                                    $  20,133     $   3,432
                                                                       =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                   $   1,521     $      98
    Accrued payroll, benefits and related taxes                            1,065           306
    Other accrued expenses                                                   123           126
                                                                       ---------     ---------
       Total current liabilities                                           2,709           530

Capital lease obligation                                                     112            --

Commitments and contingencies

Stockholders' equity:
    Common stock, $.01 par value; 75,000 shares authorized,
       24,278 and 20,169 shares outstanding                                  243           202
    Additional paid-in capital                                           115,704        91,277
    Unearned compensation                                                 (1,151)       (4,673)
    Accumulated deficit                                                  (97,484)      (83,904)
                                                                       ---------     ---------
       Total stockholders' equity                                         17,312         2,902
                                                                       ---------     ---------

       Total Liabilities and Stockholders' Equity                      $  20,133     $   3,432
                                                                       =========     =========


The accompanying notes are an integral part of the consolidated financial statements.


                                                           TRICORD SYSTEMS, INC.

                              TRICORD SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



(In thousands)                                                            Year Ended December 31,
                                                                     --------------------------------
                                                                       2000        1999        1998
                                                                     --------    --------    --------
Cash flows from operating activities:
    Net loss                                                         $(13,580)   $ (7,637)   $ (2,111)
    Adjustments to reconcile net loss to net
      cash used in operating activities:
       Stock compensation                                               2,110       2,208         401
       Depreciation and amortization                                      570         227         355
       Loss on disposal of equipment                                       25          --          22
       Provision for losses on accounts receivable                         --         (22)       (142)
       (Gain) loss on sale of legacy server business                     (146)        158          --
       Provision for losses on inventories                                 --          --          71
       Other                                                               --         (42)       (125)
       Changes in operating assets and liabilities:
          Accounts receivable                                              --         184         661
          Inventories                                                      --         333         789
          Other current assets                                           (121)         12          86
          Accounts payable                                              1,423        (169)       (310)
          Accrued payroll, benefits and related taxes                     759          37         (75)
          Deferred revenue                                                 --        (395)       (421)
          Other accrued expenses                                          (68)       (118)       (478)
                                                                     --------    --------    --------
            Net cash used in operating activities                      (9,028)     (5,224)     (1,277)
                                                                     --------    --------    --------
Cash flows from investing activities:
    Capital expenditures                                               (3,255)       (282)        (55)
    Sale of legacy server business                                        146          49          --
                                                                     --------    --------    --------
            Net cash used in investing activities                      (3,109)       (233)        (55)
                                                                     --------    --------    --------
Cash flows from financing activities:
    Stock option and warrant exercises and stock purchase plan          1,502         224         834
    Net proceeds from private placement                                24,378       2,100       3,000
                                                                     --------    --------    --------
            Net cash provided by financing activities                  25,880       2,324       3,834
                                                                     --------    --------    --------
Net increase (decrease) in cash and cash equivalents                   13,743      (3,133)      2,502
Cash and cash equivalents at beginning of year                          3,082       6,215       3,713
                                                                     --------    --------    --------

Cash and cash equivalents at end of year                             $ 16,825    $  3,082    $  6,215
                                                                     ========    ========    ========


The accompanying notes are an integral part of the consolidated financial statements.


TRICORD SYSTEMS, INC.

                              TRICORD SYSTEMS, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


(In thousands, except shares)                                      Common Stock
                                                       ------------------------------------
                                                                                 Additional
                                                                        Par       Paid-In        Unearned
                                                         Shares        Value       Capital     Compensation
                                                       -----------    -------    ----------    -------------
Balances, December 31, 1997                             13,459,884    $   135    $   77,606    $         --

Sale of common stock and warrants                        3,000,000         30         2,970              --
Exercise of stock options                                  935,256         10           807              --
Stock issued under employee stock purchase plan             30,206         --            17              --
Stock issued to employees and Directors                    704,523          7           493              --
Restricted stock issued to employees                       831,143          8           498            (506)
Stock compensation for options issued subject to
shareholder approval                                            --         --         5,252          (5,252)
Amortization of unearned compensation                           --         --            --             194
Stock options issued for services                                                        90              --
Cancellation of warrant                                         --         --          (250)             --
Foreign currency translation adjustments                        --         --            --              --
Net and comprehensive loss                                      --         --            --              --
                                                       -----------    -------    ----------    ------------

Balances, December 31, 1998                             18,961,012    $   190    $   87,483    $     (5,564)

Sale of common stock                                       840,000          8         2,092              --
Exercise of stock options                                  249,253          4           435              --
Stock issued under employee stock purchase plan             22,809         --            22              --
Stock issued to employees and Directors                     56,332         --           165              --
Amortization of unearned compensation                           --         --            --           1,530
Stock issued for services                                   39,872         --            90              --
Stock options issued for services                               --         --           990            (639)
Net and comprehensive loss                                      --         --            --              --
                                                       -----------    -------    ----------    ------------

Balances, December 31, 1999                             20,169,278    $   202    $   91,277    $     (4,673)

Sale of common stock, net of offering costs              3,250,000         33        24,345              --
Exercise of stock options                                  812,690          8           683              --
Stock issued under employee stock purchase plan             11,116         --            24              --
Exercise of warrants                                       225,000          2           785              --
Stock issued to Directors                                    9,733         --           107              --
Amortization of unearned compensation                           --         --            --           2,003
Stock options issued for services                               --         --         2,120          (2,120)
Cancellation of stock options                                   --         --        (3,508)          3,508
Cancellation of restricted stock                          (200,000)        (2)         (129)            131
Net and comprehensive loss                                      --         --            --              --
                                                       -----------    -------    ----------    ------------

Balances, December 31, 2000                             24,277,817    $   243    $  115,704    $     (1,151)
                                                       ===========    =======    ==========    ============


                                                        Cumulative                           Total
                                                       Translation     Accumulated      Stockholders'
                                                       Adjustments        Deficit           Equity
                                                       -----------     -----------      -------------
Balances, December 31, 1997                            $        82     $   (74,156)     $     3,667

Sale of common stock and warrants                               --              --            3,000
Exercise of stock options                                       --              --              817
Stock issued under employee stock purchase plan                 --              --               17
Stock issued to employees and Directors                         --              --              500
Restricted stock issued to employees                            --              --               --
Stock compensation for options issued subject to
shareholder approval                                            --              --               --
Amortization of unearned compensation                           --              --              194
Stock options issued for services                               --              --               90
Cancellation of warrant                                         --              --             (250)
Foreign currency translation adjustments                       (82)             --              (82)
Net and comprehensive loss                                      --          (2,111)          (2,111)
                                                       -----------     -----------      -----------

Balances, December 31, 1998                            $        --     $   (76,267)     $     5,842

Sale of common stock                                            --              --            2,100
Exercise of stock options                                       --              --              439
Stock issued under employee stock purchase plan                 --              --               22
Stock issued to employees and Directors                         --              --              165
Amortization of unearned compensation                           --              --            1,530
Stock issued for services                                       --              --               90
Stock options issued for services                               --              --              351
Net and comprehensive loss                                      --          (7,637)          (7,637)
                                                       -----------     -----------      -----------

Balances, December 31, 1999                            $        --     $   (83,904)     $     2,902

Sale of common stock, net of offering costs                     --              --           24,378
Exercise of stock options                                       --              --              691
Stock issued under employee stock purchase plan                 --              --               24
Exercise of warrants                                            --              --              787
Stock issued to Directors                                       --              --              107
Amortization of unearned compensation                           --              --            2,003
Stock options issued for services                               --              --               --
Cancellation of stock options                                   --              --               --
Cancellation of restricted stock                                --              --               --
Net and comprehensive loss                                      --         (13,580)         (13,580)
                                                       -----------     -----------      -----------

Balances, December 31, 2000                            $        --     $   (97,484)     $    17,312
                                                       ===========     ===========      ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                                           TRICORD SYSTEMS, INC.

                              TRICORD SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


1. BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS DESCRIPTION
Tricord Systems, Inc. (the "Company") designs, develops and markets innovative server appliances. In December 2000, the Company announced its first server appliance, Lunar Flare(TM) NAS -- specifically designed to meet the general file serving needs of growing organizations, workgroups, corporate departments and e-businesses. The core of the Company's new technology is its patented Illumina(TM) software that aggregates multiple appliances into a single cluster, managed as a single resource. From 1997 through the end of 2000, the Company raised approximately $30 million from several successful private placements while the Company expended approximately $17 million of cash on its operating activities and $4 million of cash on related capital expenditures. During this same period, the Company generated cumulative losses from continuing operations of approximately $30 million.

Before focusing its efforts exclusively on the development of Illumina, the Company had historically engaged in the business of designing, manufacturing, marketing and supporting high-performance enterprise servers for use in mission critical applications principally running on Microsoft's Windows NT(R) and Novell(R) NetWare(R).

DISCONTINUED OPERATIONS
In August 1999, the Company sold all assets related to the server line of business (sometimes referred to as the "legacy business"), except for existing trade accounts receivable, in exchange for the assumption of all liabilities of the legacy business. The sale of the legacy business resulted in an initial loss of $207 in 1999. Pursuant to the terms of the sale agreement, the Company was entitled to receive up to $200 of cash payments, contingent upon the level of sales of legacy server-related products and services through December 31, 2000. In 1999 the Company received payments of approximately $49 related to this contingent payment portion of the sale agreement, which reduced the net loss from the sale of the legacy business to $158 for the year ended December 31, 1999. For the year ended December 31, 2000 the Company recorded a gain of $146 on disposal of the legacy server business consisting of $121 of cash payments received related to the contingent payment portion of the sale agreement and reversal of a previously recorded accrual of $25 for the estimated cost of resolving legacy business year 2000 issues.

In July 1999, the Company effected a workforce reduction to streamline its operations. The reduction resulted in the severance of eleven employees engaged in performing legacy business activities. The costs of the workforce reduction, which included severance payments and stock compensation charges totaling $339, have been included in the 1999 loss from discontinued operations.

The Company has reported results of operations of the legacy business as discontinued operations for all periods presented. Revenues from the legacy server business included in discontinued operations were $291 in 1999 and $3,853 in 1998.

CASH EQUIVALENTS
The Company considers all highly liquid investments acquired with maturities of three months or less to be cash equivalents. Cash and cash equivalents at December 31, 2000 and 1999 are concentrated in money market accounts and high-grade commercial paper.


TRICORD SYSTEMS, INC.

EQUIPMENT AND IMPROVEMENTS
Equipment and improvements are stated at cost and depreciated using the straight-line method over their estimated useful lives of generally two to five years. Property and equipment held under capital leases are stated at the present value of the minimum lease payments at the inception of the lease and are amortized using the straight-line method over the lesser of the life of the related assets or the term of the lease. Expenditures for maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. The cost and related accumulated depreciation or amortization of assets sold or disposed of are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss.

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

INCOME (LOSS) PER SHARE
Loss per share from continuing operations is computed by dividing loss from continuing operations by the weighted average number of common shares outstanding during each period. Income per share from discontinued operations is computed by dividing income from discontinued operations by the weighted average number of common shares outstanding during each period. Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during each period. Potentially dilutive common shares are excluded from the calculation of loss per share from continuing operations and net loss per share as their impact is antidilutive. Loss per share from continuing operations and net loss per share do not include common stock options and warrants ultimately exercisable for the purchase of approximately 11,800,000, 8,500,000 and 8,600,000 shares as of December 31, 2000, 1999 and 1998, respectively.

COMPREHENSIVE INCOME (LOSS)
The Company has no significant comprehensive income (loss) items other than net loss.

RECENT ACCOUNTING PRONOUNCEMENTS
In June 1998 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company is required to adopt the provisions of SFAS No. 133, as amended by SFAS No. 137 and 138, in 2001. The Company does to expect the adoption of SFAS No. 133 to have a significant impact on the Company's financial position, results of operations or cash flows.

In November 2000 the Emerging Issues Task Force ("EITF") reached a consensus in EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," which is effective for certain instruments in calendar year 2000 and is effective for all instruments in 2001. This issue addresses whether certain equity securities should be classified as equity, "mezzanine securities", assets or liabilities. The Company has concluded that the EITF 00-19 consensus will not impact its financial position or results of operations as of and for the year ended December 31, 2000.


                                                           TRICORD SYSTEMS, INC.

USE OF ESTIMATES
The preparation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. SELECTED FINANCIAL STATEMENT INFORMATION

SUPPLEMENTAL BALANCE SHEET INFORMATION:


                                                                       December 31,
                                                                  ----------------------
                                                                    2000          1999
                                                                  --------       -------
Equipment and improvements:
     Office equipment and leasehold improvements                   $ 2,337       $   537
     Engineering equipment                                           1,694           127
                                                                   -------       -------
                                                                     4,031           664
     Less accumulated depreciation and amortization                   (917)         (387)
                                                                   -------       -------
                                                                   $ 3,114       $   277
                                                                   =======       =======

Other accrued expenses:
     Warranty                                                      $    --       $    25
     Capital lease obligation                                           65            --
     Other                                                              58           101
                                                                   -------       -------
                                                                   $   123       $   126
                                                                   =======       =======


SUPPLEMENTAL CASH FLOW INFORMATION:
During 2000, expenses of $107 were settled through the issuance of 9,733 shares of common stock of the Company to directors.

During 2000, the Company acquired $177 of equipment under capital leases.

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

GEOGRAPHICAL DATA AND MAJOR CUSTOMERS
The Company had no significant international operations during 2000, 1999 or 1998 and liquidated most of its international subsidiaries during 1998. The Company had no significant gains or losses related to the liquidation of these international subsidiaries in 1998. The Company liquidated its remaining United Kingdom subsidiary in 2000, which had no significant operating activity, and generated no significant gain or loss upon liquidation.


TRICORD SYSTEMS, INC.

3. COMMITMENTS AND CONTINGENCIES

LEASES
The Company leases office and certain equipment under cancelable and noncancelable operating leases expiring at various dates through 2006. The Company's headquarters facility lease has a five-year term and requires the Company to pay a pro rata share of the lessor's operating costs, including real estate taxes. In February 2000, the Company amended its headquarters facility lease to extend the term through August 2002. In November 2000, the Company agreed to lease approximately 15,000 square feet of office space in Westminster, Colorado beginning February 2001. The lease for the Colorado facility expires in February 2006 and has a renewal option for five years.

Rent expense under all leases was $285, $237 and $101 for the years 2000, 1999 and 1998, respectively. Rent expense for 2000 includes a reduction of $43 related to an adjustment of the 1999 accrual to the actual expense incurred for the Company's remaining rent obligations, net of estimated sublease rental income, for its Houston, Texas office, which the Company vacated during 1999.

As of December 31, 2000 future minimum lease payments due under noncancelable operating leases, excluding operating costs, are as follows:


       2001                                           $       474
       2002                                                   351
       2003                                                   261
       2004                                                   268
       2005                                                   276
       Thereafter                                              23
                                                      -----------
                                                      $     1,653
                                                      ===========

The Company leases certain equipment under capital lease arrangements. As of December 31, 2000 future minimum lease payments due under capital leases and present values of net minimum lease payments are as follows:


       2001                                           $        72
       2002                                                    72
       2003                                                    54
                                                      -----------
       Total minimum lease payments                   $       198
       Less: imputed interest                         $        33
                                                      -----------
       Present value of net minimum lease payments    $       165
                                                      ===========

4. INCOME TAXES

As of December 31, 2000 and 1999, the Company had generated domestic net operating loss carryforwards of approximately $91,000 and $80,000, respectively, for tax reporting purposes that may be offset against future taxable income. In addition, as of December 31, 2000 and 1999, the Company also had available approximately $2,100 and $1,800, respectively, of research and experimentation tax credit carryovers available to reduce future income taxes. These net operating losses and credit carryforwards expire if not utilized by various dates between 2002 and 2020. Due to uncertainty as to the realizability of the loss and tax credit carryforwards, full valuation allowances have been established for the benefits associated with these carryforwards and for other net future deductible temporary differences related primarily to depreciation as of December 31, 2000 and 1999.


                                                           TRICORD SYSTEMS, INC.

Under the Internal Revenue Code, certain stock transactions, including sales of stock and the granting of options and warrants to purchase stock, could limit the amount of net operating loss carryforwards that may be utilized on an annual basis to offset taxable income in future periods. If utilization is limited by such transactions, there is a greater likelihood that the net operating loss carryforwards may expire before they are utilized.

5. BENEFIT PLANS

The Company has a defined contribution profit sharing plan covering all employees, which is intended to qualify under Section 401(k) of the Internal Revenue Code. Employee contributions are limited to 20% of their earnings, subject to yearly limitations. At the discretion of the Board of Directors, the Company may make profit sharing contributions, which are allocated to eligible employees based on their salary without regard to whether they have made any contributions to the plan, or matching contributions, which are allocated to eligible employees based upon the amount of contributions made to the plan during the year. The Board of Directors approved $43, $24 and $28 of matching contributions for 2000, 1999 and 1998, respectively.

The Company has determined that partial terminations of its 401(k) plan, as defined in the Internal Revenue Code, occurred in 1999 and 1997. A partial termination requires that the 401(k) plan must vest 100% of an affected participant's Company matching contributions. The Company estimates that it will be required to fund approximately $75 of unvested matching contributions in 2001 that became 100% vested as a result of these partial terminations.

6. STOCKHOLDERS' EQUITY

PRIVATE PLACEMENTS
In April 2000, the Company sold 3,250,000 shares of the Company's common stock at a price of $8.00 per share to a group of private investors. The common stock sold to the private investors was not initially registered by the Company and such stock was subject to certain restrictions on resale by the investors. The investors had registration rights.

In August 2000, the Company's S-3 registration statement was declared effective. The registration of shares was required by the April 2000 group of investors as a condition of their involvement in the private placement. Additionally, all previous private placement investors' remaining shares were registered as a condition of their release of rights under the previous private placement agreements.

In July 1999, the Company sold 840,000 shares of the Company's common stock at a price of $2.50 per share to a group of private investors. The common stock sold to the private investors was not initially registered by the Company and such stock was subject to certain restrictions on resale by the investors. The investors had piggyback registration rights.

In December 1998, the Company sold 3,000,000 shares of the Company's common stock at a price of $1.00 per share to a group of private investors. These investors also received warrants to purchase an equal number of additional shares of common stock at an exercise price of $3.50 per share. The warrants are exercisable immediately and expire on December 15, 2003. At December 31, 2000, 225,000 of these warrants have been exercised. The common stock sold to the private investors was not initially registered by the Company and such stock was subject to certain restrictions on resale by the investors. The investors had piggyback registration rights and could request registration if the Company filed a registration statement for a public offering. In addition, the majority investor could demand registration by the Company under certain conditions and could cause the Company to use its best efforts to have a representative of such majority investor elected as a director of the Company.


TRICORD SYSTEMS, INC.

RESTRICTED STOCK
During 1998, the Company issued restricted common stock related to the settlement of a contingent payment related to a 1996 acquisition (207,143 shares) and to new officers of the Company (600,000 shares). The restrictions on the shares issued to officers of the Company lapse based on continuous employment for a defined time period. The Company recorded the full fair market value of the restricted stock as unearned compensation at the closing market price ($0.50 and $0.66 per share) of the Company's common stock on the date of the issuance. During 2000, 200,000 shares of restricted stock were cancelled when certain officers terminated employment with the Company. The portion of the restricted stock for which restrictions have lapsed as of December 31, 2000 has been included as charges to operations of $51, $187 and $136 in 2000, 1999 and 1998, respectively. As of December 31, 2000 restrictions on all 607,143 shares of restricted stock outstanding have lapsed.

SHAREHOLDERS' RIGHTS PLAN
The Company maintains a shareholder rights plan, pursuant to which the Company declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company's Common Stock. Each Right will entitle stockholders to purchase one one-thousandth of a share of the Company's Series A Junior Preferred Stock at an exercise price of $50.00, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated October 24, 1994, as amended December 7, 1998 and January 30, 1999, between the Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent. The rights will expire in October 2004.

7. STOCK COMPENSATION PLANS

In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: The definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000 and has been adopted by the Company.

In 1998, the Company granted options for 2,895,000 shares of common stock, 2,240,615 of which were subject to shareholder approval due to the fact that no shares remained available for grant under the 1998 Stock Incentive Plan (the "1998 Plan"). The options granted subject to shareholder approval were recorded by the Company as unearned compensation in stockholders' equity in the amount of $5,252 as of December 31, 1998, which is equal to the aggregate difference between the market closing price of the Company's common stock on March 17, 1999 (the date of shareholder approval) and the option price at the date the options were granted. Compensation expense resulting from these options was $803, $1,343 and $58 for 2000, 1999 and 1998, respectively. During 2000 the Company eliminated $1,989 of unearned stock compensation related to option holders who terminated employment and forfeited their unvested options.

As of December 31, 2000, the Company has outstanding options for the purchase of 123,100 shares of common stock, which were granted to non-employee contractors. The Company records related compensation expenses based upon the fair value of the options during the period the contractors provide services. Such fair values are measured using the Black-Scholes option-pricing model. Compensation expense related to these options was $1,149, $351 and $90 during 2000, 1999 and 1998, respectively. As of December 31, 2000, the Company has recorded $92 unearned compensation related to 41,000 unvested options.

STOCK OPTION PLANS
On February 20, 1998, the Company's Board of Directors established the 1998 Plan, which succeeds a prior plan that was terminated upon approval of the 1998 Plan by the Company's


                                                           TRICORD SYSTEMS, INC.

stockholders in May 1998. The 1998 Plan provides for grants of incentive and nonqualified stock options, stock appreciation rights, restricted stock awards, performance unit awards and stock bonus awards to officers, employees, non-employee consultants and independent contractors. The Company initially reserved 1,000,000 shares of common stock for issuance under the 1998 Plan, plus any unissued shares from previous stock option plans. On March 17, 1999, the Company's shareholders approved an increase in the number of shares reserved for issuance under the 1998 Plan from 1,000,000 to 5,000,000 shares and an increase in the per participant limitation in any fiscal year from 100,000 shares to 500,000 shares. On May 18, 2000, the Company's shareholders approved an increase in the number of shares reserved for issuance under the 1998 Plan from 5,000,000 to 8,000,000 shares. The 1998 Plan terminates in 2008. Options may be granted to purchase shares of the Company's common stock at not less than the fair market value at the date of grant. Options generally become exercisable over periods of up to four years from the date of grant and expire within ten years from the date of grant.

On February 20, 1998, the Company's Board of Directors established the 1998 Non-Employee Director Stock Plan (the "1998 Director Plan"). The 1998 Director Plan replaced the 1995 Non-Employee Director Stock Plan, which expired in June 1997. The 1998 Director Plan provides for awards of options and common stock to directors who are not employees of the Company. The Company initially reserved 350,000 shares of common stock for issuance under the 1998 Director Plan, which terminates in 2003. On March 17, 1999, the Company's shareholders approved an increase in the number of shares reserved for issuance under the 1998 Director Plan from 350,000 to 550,000 shares. On May 18, 2000, the Company's shareholders approved an increase in the number of shares reserved for issuance under the 1998 Director Plan from 550,000 to 800,000 shares. The Company's 1998 Director Plan provides for the granting to all non-employee directors options to purchase common stock at the fair market value on the date of grant. Such grants generally become exercisable over periods of up to three years and expire within five years.

The following summarizes stock option activity during each of the three years in the period ended December 31, 2000:


                                                                            Wtd. Avg.
                                                                Number       Exercise
                                                              of Shares       Price
                                                             -----------    ---------
        Outstanding, December 31, 1997                         3,108,000    $    1.41
        Granted                                                3,976,000         0.64
        Canceled                                                (585,465)        3.01
        Exercised                                               (934,541)        0.87
                                                             -----------    ---------

        Outstanding, December 31, 1998                         5,563,994         0.78
        Granted                                                  521,000         2.68
        Canceled                                                (326,937)        1.58
        Exercised                                               (249,253)        0.79
                                                             -----------    ---------

        Outstanding, December 31, 1999                         5,508,804         0.92
        Granted                                                5,002,000        11.39
        Canceled                                              (1,230,318)        3.11
        Exercised                                               (812,690)        0.85
                                                             -----------    ---------

        Outstanding, December 31, 2000                         8,467,796         6.79
                                                             ===========    =========


TRICORD SYSTEMS, INC.

The following table summarized the stock options outstanding at December 31, 2000:


                                          Options Outstanding                Options Exercisable
                             -------------------------------------------- --------------------------
                                                            Weighted
                                             Weighted        Average                       Weighted
                                Number        Average       Remaining                       Average
                                  of          Exercise     Contractual      Number of      Exercise
   Exercise Price Range         Options        Price     Life (in years)     Options         Price
---------------------------- -------------   ---------  ----------------- ------------    ----------
$0.50 - $2.00                    3,285,796     $ 0.72          7.05          2,019,584      $ 0.75
$2.01 - $10.00                   2,249,500     $ 5.97          8.99            219,166      $ 2.86
$10.01 - $22.25                  2,932,500     $14.23          9.45             15,000      $14.00
                             -------------                                ------------
                                 8,467,796                                   2,253,750
                             =============                                ============


NON-PLAN OPTIONS
During 2000, stock options totaling 250,000 shares were granted to certain executive officers. These stock options were not issued from one of the Company's stock option plans. As of December 31, 2000 there were 250,000 options outstanding at exercise prices of $14.00 and $14.50, no options had been exercised and 200,000 options are exercisable.

EMPLOYEE STOCK PURCHASE PLAN
The Company has reserved 250,000 shares of common stock for issuances under the Employee Stock Purchase Plan (the "Purchase Plan"). Under the Purchase Plan, the Company's employees may purchase shares of the Company's common stock at a price equal to 85% of the fair market value of the stock as of the first or last day of the twelve month offering period, whichever is lower. The Company sold approximately 11,000, 23,000 and 30,000 shares under the Purchase Plan in 2000, 1999 and 1998, respectively.

WARRANTS
The Company issued warrants for the purchase of 136,500 common shares at $8.00 per share during 2000 in connection with its sale of common stock in April 2000 as described above. All of these warrants were outstanding at December 31, 2000.

The Company issued warrants for the purchase of 3,000,000 common shares at $3.50 per share during 1998 in connection with its December 1998 sale of common stock as described above. During 2000, 225,000 of these warrants were exercised and 2,775,000 remained outstanding at December 31, 2000.

ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS
The Company has continued to measure compensation cost for its employee grants under its stock incentive and option plans using the intrinsic-value-based method of accounting pursuant to APB Opinion No. 25 and related interpretations. Had the Company used the fair-value-based method of accounting for grants made under its stock option and incentive plans, net loss and net loss per share would have been increased to the following pro forma amounts:


                                                           TRICORD SYSTEMS, INC.


                                           2000           1999           1998
                                         --------       -------        --------
Net loss
     As reported                         $(13,580)      $(7,637)       $ (2,111)
     Pro forma                            (20,685)       (9,896)         (4,512)

Net loss per common share
     As reported                         $  (0.59)      $ (0.39)       $  (0.14)
     Pro forma                              (0.90)        (0.51)          (0.31)

The weighted average grant-date fair value of the options granted in 2000, 1999 and 1998 was $8.84, $1.99 and $0.43 per share, respectively. The fair value was computed using the Black-Scholes option-pricing model. The assumptions used by the Company to compute the estimated fair value of options at the grant dates were as follows: the options were assumed to be exercised at the end of four years, which is generally the vesting period of the option grants; no dividends will be paid by the Company during the term of the options granted; cumulative stock price volatility ranged from approximately 104% to 114%; and the weighted average risk-free interest rate was 6.50%, 6.50% and 5.01% for 2000, 1999 and 1998, respectively. In addition, average forfeitures were assumed to be 2% each year for 2000, 1999 and 1998, respectively.

8. BUSINESS SEGMENTS

The Company managed its operations as two business segments; server and software, until August 1999, when the server business was sold (see Note 1).

9. SUBSEQUENT EVENT

On February 27, 2001 the Company closed a private placement of $25 million in Convertible Preferred Stock. Net proceeds from the placement were approximately $23.4 million. Under terms of the offering, the Company issued 4.75% PIK Series E Convertible Preferred Stock, which is convertible into the Company's Common Stock at $9.50 per share subject to adjustment in certain circumstances. In addition, the Company issued warrants with an 18-month term to purchase up to 986,842 additional shares of the Company's Common Stock at $12.40 per share, and warrants with a 24-month term to purchase up to 986,842 additional shares of the Company's Common Stock at $14.50 per share. The terms of the offering require the Company to register for resale the shares of Common Stock issuable upon conversion of the preferred stock or exercise of the warrants within 120 days of closing.

Accounting for the preferred stock conversion feature in accordance with Emerging Issues Task Force (EITF) issue No. 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rates" and EITF Issue No. 00-27 "Application of Issue 98-5 to Certain Convertible Investments" will result in the allocation of approximately $11 million of the preferred stock proceeds to a "beneficial conversion feature". This beneficial conversion feature will be charged against income available to common stockholders while the preferred stock is outstanding, which will reduce the income (increase the loss) per common share reported by the Company.

TRICORD SYSTEMS, INC.

10. QUARTERLY FINANCIAL DATA (UNAUDITED)



                                                            First    Second     Third    Fourth
                                                           Quarter   Quarter   Quarter   Quarter
                                                           -------   -------   -------   -------
2000
Loss from continuing operations                            $(2,237)  $(3,146)  $(3,379)  $(4,964)
Income from discontinued operations                             44        40        16        46
Net loss                                                    (2,193)   (3,106)   (3,363)   (4,918)
Loss per share from continuing operations -
   basic and diluted                                         (0.11)    (0.13)    (0.14)    (0.20)
Income (loss) per share from discontinued
   operations - basic and diluted                               --        --        --        --
Net loss per share - basic and diluted                       (0.11)    (0.13)    (0.14)    (0.20)

1999
Loss from continuing operations                            $(2,160)  $(1,851)  $(1,620)  $(2,076)
Income (loss) from discontinued operations                     322       152      (453)       49
Net loss                                                    (1,838)   (1,699)   (2,073)   (2,027)
Loss per share from continuing operations -
   basic and diluted                                         (0.12)    (0.10)    (0.08)    (0.10)
Income (loss) per share from discontinued
   operations - basic and diluted                             0.02      0.01     (0.02)       --
Net loss per share - basic and diluted                       (0.10)    (0.09)    (0.10)    (0.10)


Quarterly calculations of net income or loss per share are made discretely for each quarter during the fiscal year.


                                                           TRICORD SYSTEMS, INC.

INVESTOR INFORMATION

STOCKHOLDERS' INQUIRIES
Communications concerning transfer requirements, change of address and lost certificates should be directed to the Transfer Agent.

To meet the general information needs of shareholders and investors, Tricord Systems, Inc. maintains an investor relations department at its corporate headquarters. Inquiries are welcome by letter, telephone or email to: Investor Relations Department, Tricord Systems, Inc., 2905 Northwest Boulevard, Suite 20, Plymouth, Minnesota 55441; telephone (763) 551-6402; email ir@tricord.com.

SECURITIES LISTINGS
The Company's common stock is listed and traded on the Nasdaq SmallCap Market System. The Nasdaq trading symbol is TRCD.

FORM 10-K
The Company will provide a copy of its most recent Annual Report and Form 10-K to any shareholder requesting a copy. Inquiries should be directed to the Investor Relations Department at the address above.

TRANSFER AGENT AND REGISTRAR
Wells Fargo Bank Minnesota, N.A.
161 North Concord Exchange Street
South St. Paul, Minnesota 55075-1139
Telephone:  (800) 468-9716

COMMON STOCK PRICES
The following table sets forth, for the periods indicated, the high and low closing sales prices per share for the Company's common stock as reported by the Nasdaq SmallCap Market. These prices do not include adjustments for retail mark-ups, markdowns or commissions.


                                     2000                           1999
                             ----------------------        ----------------------
                               High           Low            High          Low
                             -------        -------        -------        -------
First quarter                $ 19.13        $  4.31        $  3.88        $  2.13
Second quarter                 18.06           5.81           3.75           1.75
Third quarter                  22.94          11.75           4.50           2.75
Fourth quarter                 21.25           6.66           7.00           3.50

On March 28, 2001, there were approximately 300 shareholders of record of the Company's common stock.


TRICORD SYSTEMS, INC.

DIVIDENDS
The Company has not declared any cash dividends with respect to its common stock. The Company currently does not intend to declare or pay any cash dividends on the Company's common stock and there can be no assurance that the Company will ever declare or pay cash dividends on its common stock.
















                                                           TRICORD SYSTEMS, INC.

CORPORATE INFORMATION


DIRECTORS
Yuval Almog - President, CORAL Group, Inc.
Tom R. Dillon - Vice President of Operations, Netflix.com Inc.
Donald L. Lucas - Private Investor
Fred G. Moore - President, Horison, Inc.
John J. Mitcham - Former CEO, Tricord Systems, Inc.
Joan M. Wrabetz - President and Chief Executive Officer, Tricord Systems, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

FINANCE AND AUDIT COMMITTEE
Donald L. Lucas, Chairman
Yuval Almog
Tom R. Dillon

COMPENSATION COMMITTEE
Yuval Almog, Chairman
Donald L. Lucas

EXECUTIVE OFFICERS
Joan M. Wrabetz - President and Chief Executive Officer
Dennis J. Cindrich - Vice President, Sales
Gregory A. Dahl - Vice President, Marketing and Business Development
Dr. Alexander H. Frey - Senior Vice President and Chief Technical Officer Steven E. Opdahl - Chief Financial Officer
Charles E. Pearsall - Vice President, Operations
Kerry R. Yndestad - Vice President, Product Development

CORPORATE HEADQUARTERS
Plymouth, Minnesota

INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP
Minneapolis, Minnesota

CORPORATE COUNSEL
Oppenheimer Wolff & Donnelly LLP
Palo Alto, California



TRICORD SYSTEMS, INC.

34